                                                Filed Pursuant to Rule 424(B)(2)
                             Registration Statement Nos. 333-58044 and 333-07047
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 9, 2001)

                                     [LOGO]

                            16,000,000 EQUITY UNITS
                        CITIZENS COMMUNICATIONS COMPANY
                              6 3/4% EQUITY UNITS
                                 --------------

Each Equity Unit consists of a warrant, also referred to herein as a purchase contract, issued by us and a senior note due 2006 issued by us.

    - Each purchase contract will obligate you to purchase from us, no later than August 17, 2004 for a price of $25, the following number of shares of our common stock:

       - if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to August 17, 2004 equals or exceeds $14.52, 1.7218 shares;

       - if the average closing price of our common stock over the same period is less than $14.52, but greater than $12.10, a number of shares having a value, based on the average closing price over that period, equal to $25; and

       - if the average closing price of our common stock over the same period is less than or equal to $12.10, 2.0661 shares.

    - The senior notes will be pledged to secure your obligation to purchase our common stock under the related purchase contract. You may use the proceeds from the remarketing of your senior notes to satisfy your payment obligations under the purchase contracts.

    - Each senior note will bear interest at a rate of 6 3/4% per annum. Interest payments will be made on February 17, May 17, August 17 and November 17 of each year, beginning August 17, 2001.

The Equity Units have been approved for listing on The New York Stock Exchange under the symbol "CZB" subject to official notice of issuance. On June 13, 2001, the last reported sale price for our common stock on The New York Stock Exchange was $12.10 per share.

    Concurrently with this offering, we are also offering 21,875,000 shares of our common stock. This offering is not conditioned on the completion of our concurrent common stock offering.

    INVESTING IN THE EQUITY UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-19 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.
                              -------------------

                                                                    UNDERWRITING
                                                 PRICE TO           DISCOUNTS AND
                                                  PUBLIC             COMMISSIONS          NET PROCEEDS
                                                 --------           -------------         ------------
Per Equity Unit...........................        $25.00                $0.75                $24.25
  Total...................................     $400,000,000          $12,000,000          $388,000,000

    We have granted the underwriters a 30-day option to purchase up to 2,400,000 additional Equity Units on the same terms and conditions set forth above solely to cover over-allotments, if any. The underwriters expect to deliver the Equity Units to purchasers on or about June 19, 2001.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                          JOINT BOOK-RUNNING MANAGERS
MORGAN STANLEY DEAN WITTER                                              JPMORGAN
                                  ------------

                              JOINT LEAD MANAGERS
BANC OF AMERICA SECURITIES LLC                              SALOMON SMITH BARNEY
                                  ------------

                                LEHMAN BROTHERS
                                 -------------

THE BUCKINGHAM RESEARCH GROUP
          INCORPORATED

         DAIN RAUSCHER WESSELS
                   FIRST UNION SECURITIES, INC.
                             LEGG MASON WOOD WALKER
                                         INCORPORATED

                                       MIZUHO INTERNATIONAL PLC

                                                 ROBERTSON STEPHENS
                                                           TD SECURITIES

June 13, 2001

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT
                                         PAGE
                                          ----
Summary...............................     S-3
The Offering..........................     S-7
Risk Factors..........................    S-19
Use of Proceeds.......................    S-22
Capitalization........................    S-23
Consolidated Selected Financial and
  Operating Data......................    S-25
Price Range of Common Stock and
  Dividend Policy.....................    S-29
Description of the Equity Units.......    S-30
Description of the Purchase
  Contracts...........................    S-34
Certain Provisions of the Purchase
  Contracts, the Purchase Contract
  Agreement and the Pledge
  Agreement...........................    S-41
Description of the Senior Notes.......    S-44
Book-Entry Systems....................    S-53
Material United States Federal Income
  Tax Consequences....................    S-55
Certain ERISA Considerations..........    S-64
Incorporation of Documents by
  Reference...........................    S-66
Underwriters..........................    S-67
Legal Matters.........................    S-69
Pro Forma Combined Financial
  Statements..........................     P-1

              PROSPECTUS
                                         PAGE
                                          ----
About This Prospectus.................       3
Risk Factors..........................       4
Forward-Looking Statements............       9
Use of Proceeds.......................      10
Ratio of Earnings to Fixed Charges....      10
Citizens Communications Company.......      11
Citizens Communications Capital Trust
  I...................................      25
Accounting Treatment..................      25
Selling Stockholder...................      26
Description of Debt Securities........      27
Description of Capital Stock..........      35
Description of Warrants...............      37
Description of Depositary Shares......      39
Description of Trust Preferred
  Securities..........................      42
Description of Guarantee..............      43
Plan of Distribution..................      46
Where You Can Find More Information...      48
Incorporation of Documents by
  Reference...........................      48
Legal Matters.........................      49
Experts...............................      49

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the Equity Units, and seeking offers to buy the Equity Units, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the Equity Units. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or where the context otherwise requires, "we," "us" and "our" refer to Citizens Communications Company and its subsidiaries. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, "Citizens" refers to Citizens Communications Company and does not include its subsidiaries.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS ONLY SELECTED INFORMATION FROM THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THIS OFFERING, YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU. SEE "CITIZENS COMMUNICATIONS COMPANY," "WHERE YOU CAN FIND MORE INFORMATION" IN THE ACCOMPANYING PROSPECTUS AND "INCORPORATION OF DOCUMENTS BY REFERENCE" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS.

CITIZENS COMMUNICATIONS COMPANY

    We are a telecommunications-focused company providing wireline communications services primarily to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. In addition, we provide competitive local exchange carrier, or CLEC, service to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, Inc., or ELI, our 85%-owned subsidiary. We also provide public utility services including natural gas transmission and distribution, electric transmission and distribution and water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States.

    With approximately 1.4 million telephone access lines in 17 states we were the eighth largest local access wireline telephone provider in the United States as of December 31, 2000. Upon consummation of telephone access line acquisitions contracted for during 1999 and 2000, we expect to be the sixth largest ILEC in the United States with approximately 3.1 million telephone access lines in 27 states. In fiscal years 1999 and 2000, revenues from our ILEC services segment were $903.2 million and $963.7 million, respectively, and adjusted EBITDA (operating income plus depreciation and amortization) was $327.1 million and $434.1 million, respectively. Revenues in fiscal years 1999 and 2000, from our CLEC services segment were $187.0 million and $244.0 million, respectively, and adjusted EBITDA was $(57.6) million and $1.8 million, respectively.

    In 1999, we announced plans to divest our public utilities services segments. Consistent with this effort, we have contracted to sell our water and wastewater utility services segments and portions of our gas and electric properties and are presently engaged in the sale of or are seeking buyers for our remaining gas and electric utility services segments. Pending these divestitures, we continue to provide gas and electric utility services and water and wastewater services.

STRATEGY

    We are transforming ourselves into a company that focuses exclusively on providing telecommunications services. We primarily operate in rural areas and small and medium-sized towns where, we believe we have a competitive advantage because of our relatively larger size, greater resources, local focus and lower levels of competition. We believe that our operations in these areas will provide us with steady revenue growth and margin enhancement opportunities. To reach our objective we intend to:

    - Target telecommunications needs of rural areas and small and medium-sized towns and cities;

    - Continue to achieve economies of scale through clustering and increase operational efficiencies;

    - Increase penetration rates of the services offered to our markets;

    - Retain existing customers and attract new customers through the introduction of new technology and improved marketing and customer services;

    - Strengthen and build strategic partnerships as a member of the local communities;

    - Increase utilization of our CLEC's high-capacity, installed, fiber-optic infrastructure; and

    - Divest our public utilities services segment's business and assets.

ACQUISITIONS

    We have entered into agreements with Verizon Communications Inc., Qwest Communications International Inc. and Global Crossing, Ltd. to acquire approximately 2.0 million telephone access lines. Through March 31, 2001, we had closed on the acquisition of 334,500 of these telephone access lines and we expect to close on the acquisition of the remaining 1,700,200 of these telephone access lines in 2001 and 2002.

    Between May and December 1999, we announced agreements to purchase from Verizon approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/ Wisconsin, Minnesota and Nebraska for approximately $1,171.0 million in cash. As of March 31, 2001, we had closed on the purchase of approximately 317,500 telephone access lines. We expect that the remainder of the Verizon acquisitions, which are subject to various state and federal regulatory approvals, will close on a state-by-state basis in 2001.

    In June 1999, we announced agreements to purchase from Qwest approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming for approximately $1,650.0 million in cash and the assumption of certain liabilities. As of March 31, 2001, we had closed on the purchase of approximately 17,000 telephone access lines for approximately $38.0 million in cash. The remainder of the Qwest acquisitions, covering 539,800 access lines, are subject to the satisfaction of certain closing conditions including, without limitation, financial representations and warranties and the receipt of governmental consents. We have already received all required state regulatory approvals other than from Minnesota. Subject to satisfaction of the required closing conditions, we anticipate closing the acquisitions on a state-by-state basis. We cannot assure you that all required closing conditions will be satisfied. We are currently in discussions with Qwest relating to the satisfaction of closing conditions. We do not believe that the failure to close any or all of the remaining Qwest acquisitions will have a material adverse effect on us, including our ability to implement our telecommunications strategies.

    In July 2000, we announced an agreement to purchase from Global Crossing 100% of the stock of the Frontier Corp. and its related subsidiaries, which own approximately 1.1 million telephone access lines (as of December 31, 2000) in Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately
$3,650.0 million in cash, which price was later reduced to $3,500.0 million. We have received approval for the proposed purchase from the Federal Communications Commission and all other state Public Service Commissions with the exception of Minnesota. Subject to the timely receipt of the Minnesota regulatory approval, we expect that this transaction will be completed and paid for in full by the end of June 2001.

DIVESTITURES

    Through our public utilities services segments, we provide gas and electric, water and wastewater utility services. We have entered into agreements to sell a substantial portion of our public utilities services segments for $1,380.0 million in cash and $90.0 million in debt. In certain cases, we may remain contingently liable for certain liabilities assumed by the relevant purchasers.

    Our water and wastewater segment is under contract to be sold to American Water Works, Inc., one of the largest water utilities in the country, for $745.0 million in cash and the assumption of $90.0 million in debt by the purchaser. This transaction is expected to close in the second half of 2001 following the receipt of regulatory approval. This contract may be terminated if the required approvals are not received by September 30, 2001.

    Our natural gas operations in Louisiana are under contract to be sold to Atmos Energy Corporation for $365.0 million in cash plus the assumption of certain liabilities. We received approval for this sale from the Louisiana Public Service Commission in April 2001 and this transaction is expected to close by the end of June 2001.

    Our electric utility division in Hawaii is under contract to be sold to Kauai Island Electric Co-op for $270.0 million in cash plus the assumption of certain liabilities by the purchaser. In August 2000, the Hawaii Public Utility Commission denied the application requesting approval of the purchase by Kauai Island Electric Co-op. We are considering a variety of options, including filing a request for reconsideration of the decision or filing a new application. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

    We intend to sell our remaining public utility assets, which include gas operations in Arizona, Colorado, and Hawaii and electric utility operations in Arizona and Vermont. We expect to use the proceeds of pending and future public utilities' sales to preserve the strength of our balance sheet and provide additional financing for acquisitions.

RECENT DEVELOPMENTS

    CONCURRENT ISSUANCE OF COMMON STOCK

    We are offering concurrently an aggregate of 21,875,000 shares of our common stock (or 25,156,250 shares if the underwriters' over-allotment option is exercised in full) in a separate offering which we expect to make at or about the same time as this offering. The offering of the Equity Units is not contingent on the completion of the offering of our common stock.

    SALE OF NOTES

    We issued on May 23, 2001 an aggregate of $1,750.0 million of notes, consisting of $700.0 million principal amount of 8.50% notes due 2006 and $1,050.0 million principal amount of 9.25% notes due 2011. The net proceeds of the offering were approximately 1,718.2 million. Of these net proceeds, approximately $650.0 million was used to temporarily repay existing credit facilities and the remainder is being held for general corporate purposes and to finance acquisitions. The amount of the commitment under our existing bank credit facility was reduced by the amount of the net proceeds of that offering.

    We have received:

    - from Moody's Investor Service, Inc. ("Moody's") a rating of Baa2 for our long-term debt on review for a possible downgrade;

    - from Standard and Poor's Rating Services, a division of McGraw-Hill, Inc. ("S&P"), a rating of BBB for our corporate credit and senior unsecured debt with a negative outlook; and

    - from Fitch IBCA, Duff & Phelps ("Fitch") a rating of BBB for our senior unsecured debt with a stable outlook.

    Each of Moody's, S&P and Fitch has indicated that, in order to maintain our current ratings, we should undertake action to strengthen our balance sheet. We are contemplating the issuance of additional equity, refinancing our credit facility indebtedness, and perhaps raising capital by selling some significant telecommunications assets to one or more joint ventures, which we expect to operate. Market conditions permitting, we may undertake one or more of these or other actions to preserve the strength of our balance sheet and maintain our current ratings.

    FIRST QUARTER RESULTS

    In the quarter ended March 31, 2001, consolidated first quarter revenue from our continuing operations, which includes revenue from our telecommunications, electric and gas operations, was $624.3 million, an increase of 39% from the first quarter of 2000. Our ILEC and CLEC operations (telecommunications and ELI operations) accounted for $349.1 million and $282.4 million of first quarter 2001 and 2000 revenue, respectively. Our gas operations accounted for $220.5 million and $113.1 million of the first quarter 2001 and 2000 revenue, respectively. Our electric operations accounted for $54.7 million and $53.2 million of the first quarter 2001 and 2000 revenue, respectively.

    Our first quarter 2001 adjusted EBITDA (operating income plus depreciation and amortization) from continuing operations totaled $193.6 million, a 44% increase over first quarter 2000 adjusted EBITDA of $134.7 million. The current and year-ago quarters include $153.1 million and $95.5 million in adjusted EBITDA, respectively, from our telecommunications and ELI operations. The first quarter 2001 and first quarter 2000 also include $28.8 million and $24.5 million in adjusted EBITDA, respectively, from our gas operations and $11.7 million and $14.7 million, respectively, in adjusted EBITDA from our electric operations.

    See "Where You Can Find More Information" in the accompanying prospectus and "Incorporation of Documents by Reference" in this prospectus supplement and the accompanying prospectus.

                                  THE OFFERING

    UNLESS WE STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT DOES NOT INCLUDE 2,400,000 EQUITY UNITS THAT MAY BE ISSUED TO THE UNDERWRITERS PURSUANT TO THEIR OVER-ALLOTMENT OPTION. IF THE UNDERWRITERS EXERCISE THEIR OVER-ALLOTMENT OPTION IN FULL, THE TOTAL NUMBER OF EQUITY UNITS OFFERED WILL BE 18,400,000.

Each Equity Unit consists of a purchase
contract and a senior note...................  We are offering 16,000,000 Equity Units. The stated
                                               amount and issue price of each Equity Unit is $25.

                                               Each Equity Unit consists of two parts:

                                               - a purchase contract, also referred to herein as a
                                               warrant, for shares of our common stock; and

                                               - a senior note due August 17, 2006 issued by
                                                 Citizens.

                                               The senior note will be pledged to secure the Equity
                                               Unit holder's obligation to Citizens under the
                                               purchase contract to purchase shares of our common
                                               stock.

                                               You will receive from each Equity Unit:

                                               - interest on the senior note at the rate of 6 3/4%
                                               of the aggregate principal amount per year, or
                                                 $1.6875 per year, paid quarterly; and

                                               - on or prior to August 17, 2004, between 1.7218 and
                                                 2.0661 shares of our common stock, depending on the
                                                 average closing price of our common stock over the
                                                 20-trading day period ending on the third trading
                                                 day prior to August 17, 2004.

You will be required under the purchase
contract to purchase our common stock on or
prior to August 17, 2004.....................  We will enter into a warrant agreement, also referred to herein as a purchase contract agreement, with The
                                               Chase Manhattan Bank, which will act as agent for all
                                               of the holders of the Equity Units (as well as the
                                               holders of the Treasury Equity Units discussed
                                               below). For each Equity Unit that you purchase, a
                                               contract will be issued under the purchase contract
                                               agreement which relates to a contractual arrangement
                                               between you and Citizens for the purchase of shares
                                               of our common stock. We refer to this contract as a
                                               "warrant" or a "purchase contract." Under each
                                               purchase contract, you will be obligated to purchase,
                                               at an aggregate purchase price of $25 for each of
                                               your Equity Units, a variable number of shares of our
                                               common stock. You will not be obligated to pay the
                                               purchase price until August 17, 2004 which has been
                                               set as the "purchase contract settlement date" and
                                               you will not receive shares of our common stock until
                                               you have settled your purchase contract. You may use
                                               the proceeds from the remarketing of your senior
                                               notes to satisfy your payment obligations under
                                               purchase contracts, as more fully described later
                                               under "Description of the Purchase Contracts" in this

                                               prospectus supplement. Instead of participating in a
                                               remarketing, you will have the option of settling
                                               your purchase contract by settling early or by
                                               delivering to the remarketing agent or its designated
                                               entity the treasury portfolio in the case of an
                                               initial remarketing or by settling with cash in the
                                               case of a final remarketing.

                                               The number of shares of our common stock that you
                                               will be entitled to receive on the purchase contract
                                               settlement date will depend on the average closing
                                               price of a share of our common stock over a
                                               20-trading day period ending on the third trading day
                                               prior to the purchase contract settlement date. Until
                                               you actually purchase the shares of our common stock,
                                               your obligation to pay the $25 purchase price will be
                                               secured by the senior note that is part of your
                                               Equity Unit, which will be pledged to our collateral
                                               agent as collateral. In certain cases, the treasury
                                               portfolio, as described below, may replace the senior
                                               notes as collateral. You may substitute as collateral
                                               a U.S. treasury security for the senior note. See
                                               "Description of the Equity Units--Creating Treasury
                                               Equity Units by Substituting a Treasury Security for
                                               Senior Notes" in this prospectus supplement.

The Equity Units will include senior notes...  In addition to the purchase contract, each Equity
                                               Unit also will include senior notes. Citizens will
                                               pay you cash interest payments of $0.4219 each
                                               quarter on each senior note. The interest rate may be
                                               reset as a result of the successful initial
                                               remarketing on or after May 17, 2004 and will in any
                                               event be reset on August 17, 2004. Interest will
                                               accrue at a rate of 6 3/4% per annum from the date
                                               the Equity Units are issued and will continue until
                                               August 17, 2004. If you continue to own your senior
                                               note after the purchase contract settlement date,
                                               Citizens will pay you interest on your senior note
                                               from August 17, 2004 until August 17, 2006, at a
                                               reset rate that is described in more detail in this
                                               prospectus supplement.

The senior notes will be pledged as
collateral under the pledge agreement........  When you purchase an Equity Unit, the senior note that is part of that Equity Unit will be pledged as
                                               collateral to secure your obligation to purchase our
                                               common stock on or prior to August 17, 2004 under the
                                               related purchase contract. We will enter into a
                                               pledge agreement under which The Bank of New York
                                               will act as collateral agent and will hold your
                                               senior note as collateral until the $25 purchase
                                               price under the purchase contract has been paid. In
                                               the event of a successful initial remarketing or a
                                               tax event redemption as described below, the
                                               applicable ownership interest in the treasury
                                               portfolio may replace your senior note security as
                                               collateral. Even though your senior note will be
                                               pledged as collateral, you will be the beneficial
                                               owner of it.

You can create Treasury Equity Units by
substituting treasury securities for senior
notes........................................  For every 40 Equity Units you own, you may create 40
                                               Treasury Equity Units by substituting U.S. treasury
                                               securities for the senior notes that are a part of
                                               the Equity Units.

                                               A Treasury Equity Unit will consist of:

                                               - a warrant, also referred to herein as a purchase
                                               contract, for shares of our common stock that is
                                                 identical to the purchase contract that is a part
                                                 of the Equity Unit; and

                                               - a 1/40 undivided beneficial ownership interest in a
                                               related zero-coupon U.S. treasury security (CUSIP
                                                 No. 912820 BK 2), the "treasury security," that
                                                 has a principal amount at maturity of $1,000, and
                                                 matures on August 16, 2004, the business day prior
                                                 to the purchase contract settlement date.

                                               To create Treasury Equity Units, you must:

                                               - for each group of 40 Treasury Equity Units you wish
                                               to create, transfer the treasury security to The Bank
                                                 of New York, which is acting as the securities
                                                 intermediary under the pledge agreement. The
                                                 treasury security will become the collateral
                                                 supporting your obligation to purchase shares of
                                                 our common stock, and the collateral agent will
                                                 release the 40 senior notes from the pledge. Those
                                                 senior notes then will be separately tradable and
                                                 will no longer be a part of an Equity Unit or a
                                                 Treasury Equity Unit; and

                                               - pay to the collateral agent any fees or expenses
                                               incurred in connection with the substitution.

                                               You may substitute a treasury security for senior
                                               notes at any time prior to or on the fifth business
                                               day preceding August 17, 2004, unless the treasury
                                               portfolio has replaced the senior notes as a result
                                               of a successful initial remarketing or a tax event
                                               redemption, as described below. Interest payments
                                               will continue to be made on the senior note. Because
                                               each treasury security has a principal amount at
                                               maturity of $1,000, you may substitute Treasury
                                               Equity Units for Equity Units only in multiples of
                                               40. For each group of 40 Equity Units you own, after
                                               substitution of the U.S. treasury securities for the
                                               senior notes that are part of the 40 Equity Units,
                                               you will receive 40 Treasury Equity Units.

A Treasury Equity Unit holder will be
required to accrue original issue discount on
the Treasury Equity Unit and will not receive
any cash payments on the Treasury Equity
Unit.........................................  If you own Treasury Equity Units, because the treasury security included in the Treasury Equity
                                               Units is a zero-coupon security, you generally should
                                               be required for U.S. federal income tax purposes to
                                               include in gross income each year your allocable
                                               share of original issue discount or acquisition
                                               discount on the treasury security that accrues in
                                               such year. You, however, will not receive any
                                               payments on the Treasury Equity Units. See "Material
                                               United States Federal Income Tax Consequences" in
                                               this prospectus supplement.

                                               So long as you continue to own any senior notes,
                                               whether as part of an Equity Unit or as a separate
                                               security, you will receive interest payments on them,
                                               separately from the Treasury Equity Units.

You can recreate Equity Units................  If you own 40 Treasury Equity Units, you may recreate
                                               40 Equity Units at any time prior to or on the
                                               seventh business day preceding August 17, 2004,
                                               unless the treasury portfolio has replaced the
                                               treasury securities as a component of the Treasury
                                               Equity Units as a result of a successful initial
                                               remarketing or a tax event redemption described
                                               below. Because the treasury security has a principal
                                               amount at maturity of $1,000, you must recreate
                                               Equity Units from Treasury Equity Units in multiples
                                               of 40. For each group of 40 Treasury Equity Units you
                                               submit, you will receive 40 Equity Units.

                                               To recreate Equity Units, you must:

                                               - for each group of 40 Equity Units you wish to
                                               recreate, transfer 40 senior notes to the securities
                                                 intermediary. The securities intermediary then will
                                                 deposit the senior notes in the collateral account
                                                 maintained under the pledge arrangement. The 40
                                                 senior notes will become the collateral supporting
                                                 your obligation to purchase the shares of our
                                                 common stock, and the collateral agent will release
                                                 the treasury security from the pledge. That
                                                 treasury security then will be separately tradable
                                                 and will not be part of any Equity Unit; and

                                               - pay to the collateral agent any fees or expenses
                                               incurred in connection with the substitution.

The senior notes will first be remarketed on
the third business day immediately preceding
May 17, 2004.................................  Unless you deliver the treasury portfolio to the remarketing agent or its designated entity prior to
                                               or on the fifth business day preceding May 17, 2004,
                                               your senior note will first be remarketed on the
                                               third business day immediately preceding May 17,
                                               2004. The remarketing agent will use its


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                                               reasonable efforts to obtain a price of approximately
                                               100.25% of the purchase price for the treasury
                                               portfolio, which is described below. The portion of
                                               the proceeds from the remarketing equal to the
                                               treasury portfolio purchase price will be applied to
                                               purchase the treasury portfolio. The treasury
                                               portfolio will be substituted for the senior notes
                                               and will be pledged to the collateral agent to secure
                                               your obligation to purchase our common stock under
                                               the purchase contracts. When paid at maturity, the
                                               principal amount of the treasury portfolio equal to
                                               the principal amount of the senior notes will
                                               automatically be applied to satisfy your obligation
                                               to purchase common stock under your purchase
                                               contract. In addition, the remarketing agent may
                                               deduct, as a remarketing fee, an amount not exceeding
                                               25 basis points (.25%) of the treasury portfolio
                                               purchase price from any amount of the proceeds in
                                               excess of the treasury portfolio purchase price. The
                                               remarketing agent will then remit to you any
                                               remaining portion of the proceeds for your benefit.

If the first remarketing fails, the
remarketing agent will use its reasonable
efforts to remarket the senior notes from
time to time thereafter prior to the tenth
business day preceding August 17, 2004.......  If the first remarketing of the senior notes on the third business day preceding May 17, 2004 fails
                                               because the remarketing agent cannot obtain a price
                                               of at least 100% of the treasury portfolio purchase
                                               price or a condition precedent to the remarketing has
                                               not been satisfied, the senior notes will continue to
                                               be a component of the Equity Units, and the
                                               remarketing agent in its discretion will use its
                                               reasonable efforts to remarket all of the senior
                                               notes from time to time thereafter prior to the tenth
                                               business day preceding August 17, 2004. Instead of
                                               participating in an additional remarketing, you can
                                               deliver the treasury portfolio to the remarketing
                                               agent or its designated entity on the second business
                                               day immediately preceding any additional remarketing.
                                               We refer to any such additional remarketing as an
                                               "additional remarketing" and, collectively with the
                                               first remarketing on the third business day preceding
                                               May 17, 2004, as the "initial remarketing." In
                                               addition, we refer to any initial remarketing that is
                                               successful as the "successful initial remarketing,"
                                               and any such remarketing will follow the procedures
                                               set forth above for the first remarketing. In the
                                               event that all attempts for an initial remarketing
                                               fail because the remarketing agent cannot obtain a
                                               price of at least 100% of the treasury portfolio
                                               purchase price or a condition precedent to the
                                               remarketing has not been satisfied, a final
                                               remarketing will be attempted on the third business
                                               day preceding
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                                      S-11
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                                               August 17, 2004, as described below. All senior notes
                                               must be remarketed if any senior notes are
                                               remarketed.

If all attempts for an initial remarketing
have failed, there will be a final
remarketing on the third business day
preceding August 17, 2004....................  If all attempts for an initial remarketing have failed, the senior notes will be remarketed on the
                                               third business day preceding August 17, 2004 except
                                               for the senior notes of Equity Unit holders who have
                                               notified the purchase contract agent on or prior to
                                               the fifth business day before August 17, 2004 of
                                               their intention to pay cash in order to satisfy their
                                               obligations under the related purchase contracts. We
                                               refer to this remarketing as the "final remarketing."
                                               In this final remarketing the remarketing agent will
                                               use its reasonable efforts to obtain a price of
                                               approximately 100.25% of the aggregate principal
                                               amount of these senior notes. The portion of the
                                               proceeds from the remarketing equal to the aggregate
                                               principal amount of the senior notes remarketed will
                                               automatically be applied to satisfy in full the
                                               Equity Unit holders' obligations to purchase common
                                               stock under the related purchase contracts. The
                                               remarketing agent will deduct as a remarketing fee an
                                               amount not exceeding 25 basis points (.25%) of the
                                               aggregate principal amount of the remarketed senior
                                               notes from any amount of the proceeds in excess of
                                               the aggregate principal amount of the remarketed
                                               senior notes. The remarketing agent will remit any
                                               remaining portion of the proceeds for the benefit of
                                               the holder.

If the final remarketing fails and you are an
Equity Unit holder, we may take possession of
your senior note security....................  If the remarketing agent is unable to remarket the senior notes on the third business day prior to
                                               August 17, 2004, because the remarketing agent cannot
                                               obtain a price of at least 100% of the aggregate
                                               principal amount of the senior notes or a condition
                                               precedent to the remarketing has not been satisfied
                                               (a "failed final remarketing"), we will exercise our
                                               rights as a secured party, and we may take possession
                                               of your senior note. Your obligation to purchase
                                               shares of our common stock would then be fully
                                               satisfied, and you will receive the shares of our
                                               common stock.

The "treasury portfolio" is a portfolio of
zero-coupon U.S. Treasury securities.........  The treasury portfolio is a portfolio of zero-coupon
                                               U.S. Treasury securities consisting of:

                                               - interest or principal strips of U.S. Treasury
                                               securities that mature on or prior to August 16,
                                                 2004, in an aggregate amount equal to the aggregate
                                                 principal amount of the senior notes included in
                                                 Equity Units; and

                                               - with respect to the scheduled interest payment date
                                               on the senior notes that occurs on August 17, 2004,
                                                 in the

                                      S-12
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                                                 case of a successful remarketing of the senior
                                                 notes, or with respect to each scheduled interest
                                                 payment date on the senior notes that occurs after
                                                 the tax event redemption date and on or before
                                                 August 17, 2004, in the case of a tax event
                                                 redemption, interest or principal strips of U.S.
                                                 Treasury securities that mature on or prior to that
                                                 interest payment date in an aggregate amount equal
                                                 to the aggregate interest payment that would be due
                                                 on that interest payment date on the aggregate
                                                 principal amount of the senior notes included in
                                                 Equity Units assuming no reset of the interest rate
                                                 on the senior notes.

If you hold a senior note that is not part of
an Equity Unit, you may choose to have it
remarketed...................................  If you hold a senior note that is not part of an
                                               Equity Unit, you may choose to have your senior note
                                               remarketed in a remarketing. Equity Unit holders who
                                               have created Treasury Equity Units or who have
                                               settled their purchase contracts early may make such
                                               an election, as more fully described in this
                                               prospectus supplement.

Instead of participating in a remarketing,
you may settle your purchase contract by
paying cash for early settlement, paying cash
prior to or on the business day preceding
August 17, 2004, or upon termination.........  Instead of participating in a remarketing, holders of
                                               Equity Units or Treasury Equity Units may satisfy
                                               their obligations, or their obligations will be
                                               terminated, under the purchase contracts:

                                               - by delivering the treasury portfolio to the
                                               remarketing agent or its designated entity;

                                               - through early settlement by the early delivery of
                                               cash to the purchase contract agent in the manner
                                                 described in this prospectus supplement;

                                               - in the case of holders of Equity Units, by settling
                                               the related purchase contract with cash prior to or
                                                 on the fourth business day preceding August 17,
                                                 2004 pursuant to prior notification to the purchase
                                                 contract agent; or

                                               - without any further action, upon the termination of
                                               the purchase contracts as a result of bankruptcy,
                                                 insolvency or reorganization of Citizens.

You may settle the purchase contract early by
paying cash..................................  You may satisfy your obligation to purchase shares of our common stock under your purchase contract at any
                                               time prior to 5:00 p.m., New York City time, on the
                                               fifth business day preceding the purchase contract
                                               settlement date, unless the treasury portfolio has
                                               replaced the senior note securities as a component of
                                               the Equity Units as a

                                      S-13
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                                               result of a successful initial remarketing or a tax
                                               event redemption.

                                               If you choose to settle early:

                                               - you must deliver to the purchase contract agent a
                                               notice indicating your election to "settle early";

                                               - together with the notice, you must deliver to the
                                                 purchase contract agent a cash payment of $25 for
                                                 each purchase contract being settled early at any
                                                 time, but in no event later than 5:00 p.m., New
                                                 York City time, on the fifth business day preceding
                                                 the purchase contract settlement date;

                                               - you will receive, for each Equity Unit or Treasury
                                               Equity Unit you surrender, both:

                                                   - shares of our common stock, regardless of the
                                                     market price of the shares of our common stock
                                                     on the date of early settlement and subject to
                                                     anti-dilution adjustments; and

                                                   - your senior note (if you are settling an Equity
                                                   Unit) or a 1/40 undivided beneficial interest in
                                                     a treasury security (if you are settling a
                                                     Treasury Equity Unit); and

                                               - you will retain the right to have your senior notes
                                                 securities remarketed.

                                               You may settle Treasury Equity Units early only in
                                               multiples of 40 Treasury Equity Units. You may not
                                               settle your Equity Units early if the treasury
                                               portfolio has replaced the senior notes as a
                                               component of the Equity Units as a result of a
                                               successful initial remarketing or a tax event
                                               redemption.

You may settle the purchase contract by
paying cash prior to or on the fourth
business day preceding August 17, 2004 but
you must notify us prior to or on the fifth
business day preceding August 17, 2004.......  Under the purchase contract that is part of each
                                               Equity Unit, you will be obligated to pay $25 to
                                               purchase shares of our common stock. To satisfy this
                                               obligation, you may notify the purchase contract
                                               agent at any time prior to or on the fifth business
                                               day preceding August 17, 2004 of your intention to
                                               make a cash payment and make a payment prior to or on
                                               the fourth business day preceding August 17, 2004.
                                               If you make this election, you must make a cash
                                               payment of $25 for every purchase contract you wish
                                               to settle and you will receive shares of our common
                                               stock on the purchase contract settlement date at the
                                               applicable settlement rate described below. Your
                                               senior note will then be released from the pledge
                                               arrangement and delivered to you. If you are a
                                               Treasury Equity Unit holder you must

                                      S-14
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                                               settle your purchase contracts with cash in groups of
                                               40 purchase contracts.

You may settle the purchase contracts by
paying cash or having the proceeds of the
pledged treasury security applied............  Unless you notify the purchase contract agent that you will pay cash for the shares of our common stock,
                                               upon settlement of the purchase contracts related to
                                               the Treasury Equity Units, we will receive the
                                               proceeds of the treasury securities being held as
                                               collateral under the pledge arrangement. This will
                                               satisfy your obligation to deliver the purchase price
                                               for the shares of our common stock, and you will
                                               receive the shares of our common stock.

The purchase contracts will terminate upon
certain bankruptcy events....................  The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization
                                               events occur with respect to Citizens. If the
                                               purchase contracts terminate upon one of these
                                               events, then your rights and obligations under your
                                               purchase contracts also will terminate, including
                                               your obligation to pay for, and your right to
                                               receive, shares of our common stock. Upon
                                               termination, you will receive your senior note, your
                                               treasury security or your ownership interest in the
                                               treasury portfolio, as the case may be, free of our
                                               security interest.

Upon settlement, you will receive a number of
shares of our common stock equal to the
settlement rate..............................  Unless you elect to settle your purchase contracts early, the number of shares of our common stock you
                                               will receive under your purchase contracts will
                                               depend on the average of the closing price per share
                                               of our common stock as reported on the New York Stock
                                               Exchange for the 20-trading day period ending on the
                                               third trading day prior to the purchase contract
                                               settlement date.

                                               The number of shares of our common stock you will
                                               receive for each purchase contract will be determined
                                               as follows:

                                               - if the average closing price during the 20-trading
                                               day period equals or exceeds $14.52, you will receive
                                                 1.7218 shares of our common stock;

                                               - if the average closing price during the 20-trading
                                               day period is less than $14.52 but greater than
                                                 $12.10, you will receive a number of shares of our
                                                 common stock having a value, based on the average
                                                 closing price during that period, equal to $25; and

                                               - if the average closing price during the 20-trading
                                               day period is less than or equal to $12.10, you will
                                                 receive 2.0661 shares of our common stock.

                                               During the term of the Equity Units, we will adjust
                                               the settlement rate to reflect the occurrence of
                                               certain stock


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                                               dividends, stock splits and other events that could
                                               affect the market price of our common stock. See
                                               "Description of the Purchase Contracts--Anti-Dilution
                                               Adjustments."

The interest rate on the senior notes will be
reset in connection with the initial
remarketing or, if it fails, the final
remarketing..................................  After the senior notes have been remarketed, the interest rate on the senior notes will be the rate
                                               determined by the remarketing agent in the
                                               remarketing, which shall not be below the initial
                                               rate and which we call the "reset rate." Unless a tax
                                               event redemption has occurred as described in this
                                               prospectus supplement under "Description of the
                                               Senior Notes--Optional Redemption--Tax Events" the
                                               interest rate on the senior notes will be reset on
                                               the third business day immediately preceding May 17,
                                               2004, and the reset rate will become effective on
                                               May 17, 2004. However, if the remarketing of the
                                               senior notes on that day results in a failed
                                               remarketing, then the remarketing agent will use its
                                               reasonable efforts in its discretion to remarket all
                                               of the senior notes from time to time before the
                                               tenth business day preceding August 17, 2004. The
                                               interest rate will then be reset on the date that is
                                               three business days following any such successful
                                               initial remarketing. If the initial remarketing
                                               fails, the interest rate will instead be reset in
                                               connection with the final remarketing on the third
                                               business day immediately preceding August 17, 2004,
                                               and that reset rate will become effective on
                                               August 17, 2004. We refer to any date on which the
                                               reset rate is reset in connection with an initial
                                               remarketing or the final remarketing as the "reset
                                               effective date." In the event of a failed final
                                               remarketing, the reset rate will be determined
                                               pursuant to a formula, as described under
                                               "Description of the Senior Notes--Failed Final
                                               Remarketing" in this prospectus supplement, and this
                                               rate will become effective on August 17, 2004.

The reset rate will be determined by the
reset agent..................................  In the case of a reset following the successful initial remarketing on the third business day
                                               immediately preceding May 17, 2004, or such other
                                               date that is three business days following the date
                                               of any subsequent successful initial remarketing, the
                                               reset rate on the senior note securities will be a
                                               rate determined by the reset agent as the rate the
                                               senior note securities should bear in order for the
                                               senior notes included in the Equity Units to have an
                                               approximate aggregate market value on the reset date
                                               of 100.25% of the treasury portfolio purchase price.
                                               In the case of a reset following a successful final
                                               remarketing on the third business day immediate
                                               preceding August 17, 2004, the reset rate will be a
                                               rate determined by the reset agent as the rate the
                                               senior note securities should bear in order for each
                                               senior note to have an approximate market
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                                      S-16
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                                               value of 100.25% of the aggregate principal amount of
                                               the senior note.

Optional Remarketing.........................  On or prior to the second business day immediately preceding the remarketing date, but no earlier than
                                               the interest payment date immediately preceding the
                                               remarketing date, holders of senior notes that are
                                               not part of Equity Units may elect to have their
                                               senior notes remarketed in the same manner as senior
                                               notes that are a part of Equity Units by delivering
                                               their senior notes along with a notice of election to
                                               the custodial agent designated by us.

Investing in the Equity Units is not the
equivalent of investing in Citizens common
stock........................................  The Equity Units reflect an interest in two securities, the purchase contract and the senior
                                               notes. In addition, because the number of shares of
                                               our common stock that you will receive upon
                                               settlement of a purchase contract may decline by
                                               approximately 17% as the applicable market value
                                               increases, the Equity Units give you less opportunity
                                               for equity appreciation than you would have if you
                                               invested directly in our common stock.

The Equity Units have been approved for
listing on The New York Stock Exchange
subject to official notice of issuance.......  The Equity Units have been approved for listing on
                                               The New York Stock Exchange under the symbol "CZB"
                                               subject to official notice of issuance. If Treasury
                                               Equity Units are created and then traded at a volume
                                               that satisfies applicable exchange listing
                                               requirements, we will try to list them on the
                                               national securities exchanges or associations on
                                               which the Equity Units are then listed or quoted.
                                               However, we have no obligation to do so.

Material United States federal income tax
consequences.................................  Because an Equity Unit will consist of a purchase contract and a senior note, the purchase price of
                                               each Equity Unit will be allocated between the
                                               purchase contract and the related senior note in
                                               proportion to their relative fair market values at
                                               the time of purchase. We expect that as of the date
                                               of issuance of the Equity Units, the fair market
                                               value of each purchase contract will be $0.27 and the
                                               fair market value of each senior note will be $24.73.
                                               Because a portion of the $25 purchase price for the
                                               Equity Units is allocated to the purchase contract,
                                               the senior notes have been issued with original issue
                                               discount.

                                               The senior notes also generally will be treated as
                                               contingent payment debt instruments. As such, you
                                               will be required to accrue all stated interest as
                                               original issue discount in respect of the senior
                                               notes at the "comparable yield".

                                      S-17
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                                               If you own Treasury Equity Units, you will be
                                               required to include in taxable income your allocable
                                               share of original issue discount or acquisition
                                               discount on the treasury securities that accrues in
                                               each year.

                                               There is no statutory, judicial or administrative
                                               authority directly addressing the tax treatment of
                                               Equity Units or instruments similar to Equity Units.
                                               Please consult your own tax advisor concerning the
                                               tax consequences of an investment in Equity Units.

                                               For additional information, see "Material United
                                               States Federal Income Tax Consequences."

Use of proceeds..............................  The net proceeds we receive for the sale of the
                                               Equity Units, together with the net proceeds from our
                                               concurrent offering of 21,875,000 shares of our
                                               common stock, after payment of estimated offering
                                               expenses, will be approximately $638.1 million
                                               (without regard to the exercise of any over-allotment
                                               option). We plan to use the net proceeds from the
                                               sale of the Equity Units and, if successful, the net
                                               proceeds from our concurrent offering of our common
                                               stock to finance our acquisitions and for general
                                               corporate purposes. Until we use the proceeds of the
                                               offerings in this manner, we may temporarily use them
                                               to make short-term investments. The amount of the
                                               commitment under our existing bank credit facility
                                               will be reduced by the amount of the net proceeds of
                                               this offering and our concurrent common stock
                                               offering.

                                  RISK FACTORS

    IN CONSIDERING WHETHER TO PURCHASE OUR EQUITY UNITS, YOU SHOULD CAREFULLY CONSIDER ALL THE INFORMATION WE HAVE INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS AND READ "FORWARD-LOOKING STATEMENTS" IN THE ACCOMPANYING PROSPECTUS.

    BECAUSE AN EQUITY UNIT CONSISTS OF A PURCHASE CONTRACT TO ACQUIRE SHARES OF OUR COMMON STOCK AND A SENIOR NOTE ISSUED BY US, YOU ARE MAKING AN INVESTMENT DECISION WITH REGARD TO OUR COMMON STOCK AND THE SENIOR NOTES, AS WELL AS THE EQUITY UNITS.

    YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK.

    The value of the shares of our common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common stock near the time of settlement. Because the price of our common stock fluctuates, the aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per Equity Unit. If the market value of our common stock near the time of settlement is less than $12.10, the aggregate market value of the shares issuable upon settlement generally will be less than the stated amount of the purchase contract, and your investment in an Equity Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of our common stock prior to settlement of the purchase contract.

    YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE MARKET PRICE OF
     OUR COMMON STOCK.

    The aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to August 17, 2004 equals or exceeds the threshold appreciation price of $14.52 (which represents an appreciation of 20% over the reference price of $12.10). Therefore, during the period prior to settlement, an investment in an Equity Unit affords less opportunity for equity appreciation than a direct investment in shares of our common stock. If the applicable average closing price exceeds the reference price of $12.10 but is less than the threshold appreciation price of $14.52, you will realize no equity appreciation on our common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation price, you will realize only 83.3% of the equity appreciation on the common stock underlying the Equity Units for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the number of shares of our common stock that you would receive at various average market prices.

    THE MARKET PRICE OF OUR COMMON STOCK IS UNPREDICTABLE.

    We cannot predict whether the market price of our common stock will rise or fall. Many factors influence the trading price of our common stock, including those described in other risk factors.

    The market for our common stock likely will influence, and be influenced by, any market that develops for the Equity Units. For example, investors' anticipation of the distribution into the market of the additional shares of our common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase its volatility. If the underwriters exercise in full their over-allotment option, the largest number of shares of our common stock issuable upon settlement of the purchase contracts would constitute approximately 14% of our common stock outstanding as of March 31, 2001 after giving effect to the common shares issuable upon settlement of the purchase contracts. The price of our common stock also could be affected by possible sales of our common stock by investors who view the Equity Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the Equity Units and our common stock.

    THE EQUITY UNITS AND TREASURY EQUITY UNITS PROVIDE LIMITED SETTLEMENT RATE
     ADJUSTMENTS.

    The number of shares of our common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with certain acquisitions or other transactions, which may adversely affect the price of our common stock. The terms of the Equity Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute the value of our common stock. We have no obligation to consider the interests of the holders of the Equity Units for any reason.

    YOU HAVE NO SHAREHOLDER RIGHTS WITH RESPECT TO OUR COMMON STOCK.

    Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you may be entitled to exercise the rights of a holder of shares of our common stock only as to actions for which the applicable record date occurs after the settlement date.

    WE MAY REDEEM OUR SENIOR NOTES UPON OCCURRENCE OF A TAX EVENT.

    We may redeem our senior notes in whole at any time upon the occurrence and continuation of a tax event. See "Description of the Senior Notes--Optional Redemption--Tax Event" in this prospectus supplement. A tax event redemption is likely to constitute a taxable event to the beneficial owners of the senior notes. If a tax event redemption occurs prior to settlement under the purchase contracts, we will distribute the applicable redemption price to the securities intermediary, in liquidation of the Equity Unit holders' interests. The securities intermediary will use the redemption amount to purchase the treasury portfolio as substitute collateral on behalf of the holders of the Equity Units. It is impossible to predict the impact that the substitution of the treasury portfolio as collateral for the redeemed senior notes will have on the market price of the Equity Units.

    YOUR PLEDGED SENIOR NOTE WILL BE ENCUMBERED BY OUR SECURITY INTEREST.

    Although you will be the beneficial owner of a senior note, that senior note will be pledged with the collateral agent to secure your obligation under the purchase contract. Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged senior note from this pledge arrangement, except to create Treasury Equity Units or if you settle the purchase contract early or settle the purchase contracts for cash on the purchase contract settlement date as described in this prospectus supplement.

    SECONDARY TRADING IN THE EQUITY UNITS, TREASURY EQUITY UNITS AND THE SENIOR
     NOTES MAY BE LIMITED.

    It is impossible to predict how the Equity Units, the Treasury Equity Units and the senior notes will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

    The Equity Units have been approved for listing on The New York Stock Exchange under the symbol "CZB", subject to official notice of issuance. However, listing on The New York Stock Exchange will not guarantee the depth or liquidity of the market for the Equity Units. If holders of the Equity Units create Treasury Equity Units, the liquidity of the Equity Units could be adversely affected. Moreover, if the number of Equity Units falls below The New York Stock Exchange's requirement for continued listing (whether as a result of the creation of Treasury Equity Units or otherwise), the Equity Units could be delisted from The New York Stock Exchange, or trading in the Equity Units could be suspended.

    If Treasury Equity Units are traded to a sufficient extent to meet applicable exchange listing requirements, we will try to list those securities on the same national securities exchanges as the Equity Units. However, we do not presently plan to list the Treasury Equity Units or the senior notes on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the Equity Units, the Treasury Equity Units and the senior notes. However, they are not obligated to do so and they may discontinue any market making at any time.

    THE PURCHASE CONTRACT AGREEMENT IS NOT QUALIFIED UNDER THE TRUST INDENTURE ACT AND THEREFORE THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED.

    The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the Equity Unit.

    THE DELIVERY OF SECURITIES IS SUBJECT TO POTENTIAL DELAY.

    The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon any of these events, your rights and obligations under your purchase contracts also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your senior note, your treasury security or your ownership interest in the treasury portfolio. Notwithstanding the automatic termination of the purchase contracts, procedural delays may affect the timing of the delivery to you of your securities being held as collateral under the pledge agreement.

    YOU MAY HAVE TO INCLUDE INTEREST FROM THE SENIOR NOTES IN YOUR TAXABLE
     INCOME BEFORE YOU RECEIVE CASH.

    Because a portion of the $25 price paid by holders of Equity Units is allocated to the purchase contracts, the senior notes will be issued with original issue discount for federal income tax purposes. Further, the senior notes generally will be subject to the contingent payment rules, so all the interest on the senior notes will be original issue discount for United States federal income tax purposes. Consequently, original issue discount will accrue from the issue date of the senior notes and possibly will be included in your taxable income for United States federal income tax purposes before you receive a cash payment to which the income is attributable.

    THE TRADING PRICE OF THE SENIOR NOTES MAY NOT FULLY REFLECT THE VALUE OF
     THEIR ACCRUED BUT UNPAID INTEREST.

    The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

                                USE OF PROCEEDS

    The net proceeds we receive for the sale of the Equity Units, together with the net proceeds from our concurrent offering of 21,875,000 shares of our common stock, after payment of estimated offering expenses, will be approximately $638.1 million (without regard to the excercise of any over-allotment option). We plan to use the net proceeds from the sale of the Equity Units and, if successful, the net proceeds from our concurrent offering of our common stock to finance our acquisitions and for general corporate purposes. Until we use the proceeds of the offerings in this manner, we may temporarily use them to make short-term investments. The amount of the commitment under our existing bank credit facility will be reduced by the amount of the net proceeds of this offering and our concurrent common stock offering.

                                 CAPITALIZATION

    The following table represents our historical cash, short-term investments and capitalization as of March 31, 2001 and such items: (a) adjusted for our May 18, 2001 offering of $1.75 billion aggregate principal amount of senior notes and the use of proceeds thereof; (b) further adjusted for this offering and our concurrent offering of common stock (assuming the underwriters do not exercise their over-allotment option in either offering) and (c) on a pro forma basis to reflect the offerings and the acquisitions, divestitures and remaining assumed financings described in the footnotes below and elsewhere in this prospectus supplement and the accompanying prospectus. This table should be read in conjunction with the Consolidated Selected Financial and Operating Data and notes and the consolidated financial statements and footnotes included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                          FURTHER ADJUSTED FOR
                                                          ADJUSTED           THIS OFFERING
                                                           FOR THE              AND THE
                                                           SENIOR              CONCURRENT
                                                            NOTES             COMMON STOCK
                                            ACTUAL       OFFERING(1)          OFFERING(2)        PRO FORMA(3)
                                           --------      -----------      --------------------   ------------
                                                                (UNAUDITED IN MILLIONS)
Cash.....................................  $   28.4       $1,096.6              $1,734.7           $   30.3(4)
Short-term investments...................       5.6            5.6                   5.6                5.6
                                           --------       --------              --------           --------
  Total cash and short-term
    investments..........................      34.0        1,102.2               1,740.3               35.9
                                           ========       ========              ========           ========
Long-term debt, net of current portion
  Senior notes...........................        --        1,750.0               1,750.0            1,750.0
  Senior notes (component of Equity
    Units)...............................        --             --                 400.0              400.0
  Debentures.............................     850.0          850.0                 850.0              850.0
  Industrial development revenue bonds...     385.5          385.5                 385.5              385.5
  Senior unsecured notes.................     361.0          361.0                 361.0              361.0
  Citizens' bank credit facility.........     650.0             --                    --            1,300.0(4)
  ELI bank credit facility...............     400.0          400.0                 400.0              400.0
  Rural Utilities Service Loan
    Contracts............................      85.6           85.6                  85.6               85.6
  Other long-term debt and capital
    leases...............................     103.0          103.0                 103.0              219.1(5)
  Commercial paper notes payable.........     146.4          146.4                 146.4              146.4
                                           --------       --------              --------           --------
    Total long-term debt.................   2,981.5        4,081.5               4,481.5            5,897.6
                                           --------       --------              --------           --------
Equity forward contracts.................     150.0          150.0                 150.0              150.0
                                           --------       --------              --------           --------
Company Obligated Mandatorily Redeemable
  Convertible Preferred Securities.......     201.3          201.3                 201.3              201.3
                                           --------       --------              --------           --------
Shareholders' equity
  Common stock...........................      66.6           66.6                  72.1               72.1
  Additional paid-in capital.............   1,482.0        1,482.0               1,731.9            2,206.9(4)
  Retained earnings......................     252.9          252.9                 252.9              657.5(6)
  Accumulated other comprehensive income
    (loss)...............................     (19.2)         (19.2)                (19.2)             (19.2)
  Treasury stock.........................     (52.0)         (52.0)                (52.0)             (52.0)
                                           --------       --------              --------           --------
    Total shareholders' equity...........   1,730.3        1,730.3               1,985.7            2,865.3
                                           ========       ========              ========           ========
    Total capitalization.................  $5,063.1       $6,163.1              $6,818.5           $9,114.2
                                           ========       ========              ========           ========

------------------------

(1) Reflects the proceeds of the May 18, 2001 senior notes offering totalling $1.75 billion. These notes were offered in two maturities: $700.0 million due May 2006 and $1.05 billion due May 2011. Adjusted for the senior notes offering, cash is assumed to increase by $1,068.2 million representing the net proceeds of $1,718.2 million (after deducting estimated offering expenses $31.8 million) net of the repayment of amounts outstanding under Citizens' bank credit facility of $650.0 million.

(2) Reflects the proceeds of this offering and the proposed concurrent offering of common stock totaling $664.7 million. Cash is assumed to increase by $638.1 million (after deducting estimated offering expenses of $26.6 million). Senior notes increased by $400.0 million for the amount of the note component of the equity units (which includes debt discount of $4.3 million representing the value of the warrant component). Common stock increased by $5.5 million representing the number of shares of common stock issued in the concurrent offering (21.9 million shares) times the par value per share ($.25). Additional paid-in capital increased by $4.3 million for the value of the warrant component of the equity units plus $245.6 million representing the gross proceeds of the concurrent offering of common stock of $264.7 million less the par value of the common stock of $5.5 million and estimated expenses of $13.6 million.

(3) Reflects estimated cash, short-term investments and capitalization of the Company following the total proposed acquisition financings and the proposed acquisitions totaling $5,334.8 million for the purchase of all remaining telephone access lines including the Verizon Arizona and California access lines; the Qwest Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska and Wyoming access lines; and the Frontier Incumbent Local Exchange businesses.

(4) The purchase price for the proposed acquisitions is assumed to have been financed at March 31, 2001 with the proceeds from the sales of our public utilities services properties and the issuance of debt and equity. The following represents the total assumed financings of the proposed acquisitions:

                                                              ($ IN MILLIONS)
                                                              ---------------
Estimated after-tax proceeds from sales of public utilities
  services properties.......................................      $1,855.4
Proceeds from the May 18, 2001 senior notes offering after
  estimated offering expenses and repayment of Citizens'
  bank credit facility......................................       1,068.2
Estimated proceeds from this offering and the concurrent
  offering of common stock after estimated offering
  expenses..................................................         638.1
Additional long-term borrowings.............................       1,300.0
Issuance of additional equity...............................         475.0
Purchase of remaining acquisitions..........................      (5,334.8)
                                                                  --------
Increase to cash............................................      $    1.9
                                                                  ========

        To the extent the proceeds from the sale of our public utilities services properties are $100.0 million (pre-tax) greater than the amount assumed above, the difference would result in our having to issue
    $61.4 million less in debt or equity. We may obtain a portion of our future long-term borrowings and issuances of additional equity through one or more joint venture entities.

(5) The increase in other long-term debt represents $116.1 million of Frontier debt to be assumed in the Frontier acquisition based on Frontier's long-term debt as of December 31, 2000 (the latest date such information is available).

(6) The proposed acquisitions are assumed to have been partially financed with anticipated net cash proceeds from the sales of our public utilities services properties, net of estimated income taxes on the assumed gain related thereto. For pro forma presentation purposes, cash proceeds from these dispositions are assumed to be the contract prices for those properties for which we have reached an agreement with a buyer and signed a definitive contract to sell, and the net book values for those properties not yet under contract. Such net cash proceeds are assumed to aggregate $1,855.4 million. This results in an addition to retained earnings of $404.6 million reflecting the estimated net book gain on the sale of these properties based on their carrying values at March 31, 2001. All long-term financing of our public utilities properties, $134.4 million as of March 31, 2001, was assumed to be transferred to the purchasers of such properties and is not reflected as long-term debt in the capitalization table above. In certain cases, we may remain contingently liable for certain liabilities assumed by the relevant purchasers.

                        CITIZENS COMMUNICATIONS COMPANY
               CONSOLIDATED SELECTED FINANCIAL AND OPERATING DATA

    The following tables contain consolidated selected financial data of Citizens as of the dates and for the periods indicated. Historical financial data for the years ended December 31, 1998, 1999 and 2000 have been derived from our audited financial statements. The unaudited pro forma financial information has been prepared to illustrate the effects of the acquisitions and divestitures described elsewhere as if the acquisitions had been completed as of December 31, 2000 for the pro forma balance sheet or at the beginning of the periods presented for the pro forma statements of operations. The unaudited pro forma financial information does not reflect any joint venture we may enter into as a financing vehicle. If we enter into a joint venture, we expect our financial condition and results will materially differ from the results indicated by the pro forma financial information.

    The following data should be read together with the section under the headings "Capitalization" and "Pro Forma Combined Financial Statements." For copies of the financial data we incorporate by reference, see "Where You Can Find More Information."

                          CONSOLIDATED FINANCIAL DATA

                                                                         QUARTER ENDED          PRO FORMA YEAR
                                    YEAR ENDED DECEMBER 31,                MARCH 31,                ENDED
                                --------------------------------   --------------------------    DECEMBER 31,
                                  1998       1999        2000         2000            2001           2000
                                --------   --------   ----------   ----------      ----------   --------------
                                           ($ IN MILLIONS, EXCEPT PER-SHARE AND OTHER FINANCIAL AND
                                                               OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Continuing Operations:(1)
  Revenue.....................  $1,448.6   $1,598.2   $  1,802.3   $    448.7      $    624.3     $  2,464.2
  Operating expenses:
  Cost of services and other
    operating expenses........   1,052.1    1,213.8      1,253.0        310.0           425.2        1,361.5
  Depreciation and
    amortization..............     245.5      310.2        387.6         96.0           105.7          900.0
  Acquisition assimilation
    expenses..................        --        3.9         39.9          4.0             5.5             --
                                --------   --------   ----------   ----------      ----------     ----------
  Total operating expenses....   1,297.6    1,527.9      1,680.5        410.0           536.4        2,261.5
                                --------   --------   ----------   ----------      ----------     ----------
  Operating income (loss).....     151.0       70.3        121.8         38.7            87.9          202.7
  Investment and other income,
    net(2)....................       6.1      243.9          3.4          5.6             2.8           58.4
  Minority interest...........      14.0       23.2         12.2          6.3              --           12.2
  Interest expense............     101.8      119.7        187.4         37.6            61.5          445.3
  Income tax expense
    (benefit).................      16.7       74.9        (16.1)         4.8             9.0          (12.8)
  Dividends on convertible
    preferred securities, net
    of income tax benefit.....       6.2        6.2          6.2          1.6             1.6            6.2
                                --------   --------   ----------   ----------      ----------     ----------
  Income (loss) from
    continuing operations.....      46.4      136.6        (40.1)         6.6            18.6         (165.4)
  Income from discontinued
    operations, net of tax....      13.0        7.9         11.7          0.7             1.1             --
  Cumulative effect of change
    in accounting principle,
    net of income tax and
    related minority
    interest..................      (2.3)        --           --           --              --             --
                                --------   --------   ----------   ----------      ----------     ----------
  Net income (loss)...........  $   57.1   $  144.5   $    (28.4)  $      7.3      $     19.7     $   (165.4)
                                ========   ========   ==========   ==========      ==========     ==========
SELECTED CASH FLOW SUMMARY
  DATA:
  Net cash provided by
    continuing operating
    activities................  $  249.9   $  370.3   $    308.1   $    113.3      $    152.8             --
  Net cash used for investing
    activities................    (531.1)    (552.9)    (1,273.6)      (157.6)          (79.5)            --
  Net cash provided by (used
    for) financing
    activities................     307.7      192.0      1,017.4         43.3           (71.4)            --

                                                                         QUARTER ENDED          PRO FORMA YEAR
                                    YEAR ENDED DECEMBER 31,                MARCH 31,                ENDED
                                --------------------------------   --------------------------    DECEMBER 31,
                                  1998       1999        2000         2000            2001           2000
                                --------   --------   ----------   ----------      ----------   --------------
                                           ($ IN MILLIONS, EXCEPT PER-SHARE AND OTHER FINANCIAL AND
                                                               OPERATING DATA)
ADJUSTED EBITDA AND CAPITAL
  EXPENDITURE DATA(3):
Adjusted EBITDA from
  continuing operations.......  $  396.4   $  380.5   $    509.4   $    134.7      $    193.6     $  1,102.7
Adjusted EBITDA from
  discontinued operations.....      39.6       36.2         45.6          8.0             8.7             --
                                --------   --------   ----------   ----------      ----------     ----------
Total Company Adjusted
  EBITDA......................     436.0      416.7        555.0        142.7           202.3        1,102.7
                                --------   --------   ----------   ----------      ----------     ----------
Adjusted EBITDA from
  continuing operations
  excluding acquisition
  assimilation expenses.......     396.4      384.5        549.3        138.7           199.1        1,102.7
                                --------   --------   ----------   ----------      ----------     ----------
Capital expenditures from
  continuing operations.......     426.6      419.2        463.9        133.2            96.9             --
Capital expenditures from
  assets held for sale........      64.6      110.5         80.9         17.0            17.1             --
Capital expenditures from
  discontinued operations.....      30.8       25.4         73.5         11.8            10.0             --
                                --------   --------   ----------   ----------      ----------     ----------
Total Company capital
  expenditures................     522.0      555.1        618.3        162.0           124.0             --
                                --------   --------   ----------   ----------      ----------     ----------
OTHER FINANCIAL DATA:
Consolidated ratio of
  earnings(4) to fixed
  charges(5)..................      1.28       2.22          .62         1.40            1.05             --
Consolidated ratio of earnings
  to combined fixed charges
  and preferred dividends.....      1.26       2.14          .64         1.39            1.05             --
BALANCE SHEET DATA (AS OF
  DECEMBER 31, OR MARCH 31):
Cash and investments..........  $  496.1   $  628.5   $    284.4   $    590.6      $    215.9             --
Net plant (continuing
  operations).................   2,705.1    2,888.7      3,509.8      2,947.0         3,498.7             --
Assets held for sale..........   1,033.2    1,060.7      1,212.3      1,064.6         1,222.8             --
Assets of discontinued
  operations..................     598.4      595.7        673.5        587.7           674.0             --
Total assets..................   5,292.9    5,771.7      6,955.0      5,758.5         6,811.7             --
Long-term debt (continuing
  operations).................   1,775.3    2,107.5      3,062.3      2,193.5         2,981.5             --
Shareholders' equity..........   1,792.8    1,919.9      1,720.0      1,869.5         1,730.3             --

OTHER OPERATING DATA:
Access lines (as of
  December 31, or
  March 31)...................   951,500    996,800    1,371,200    1,007,250       1,387,293      3,071,400
Switched access minutes of use
  (in millions)...............     4,526      5,224        5,755        1,323           1,811            N/A

------------------------

(1) Consists of our ILEC services segment, Electric Lightwave, Inc., our CLEC services segment, and our natural gas and electric businesses. The natural gas and electric businesses are presented in continuing operations in selected income statement data and as assets held for sale in the balance sheet data. We are reporting our water and wastewater businesses as discontinued operations. All prior years have been restated to conform to current presentation. Continuing operations reflect the elimination of intercompany transactions.

(2) 1999 includes a gain of $69.5 million ($42.9 million net of tax) on the sale of Centennial Cellular stock, a gain of $67.6 million ($41.7 million net of tax) on the disposition of Century Communications Corp. ("Century") stock and a gain of $83.9 million ($51.8 million net of tax) on the disposition of an interest in a cable joint venture.

(3) Adjusted EBITDA is defined as operating income plus depreciation and amortization.

(4) Earnings consist of income (loss) before income taxes plus fixed charges.

(5) Fixed charges consist of interest charges and an amount representing the interest factor included in rentals (generally assumed to be one-third) and preference security dividend requirements. Excluding the 1999 pre-tax non-operating gains, described in Note 2, the ratio of earnings to fixed charges for 1999 is 0.67 and the ratio of earnings to combined fixed charges and preferred dividends for 1999 is 0.69.

                  SELECTED SECTOR FINANCIAL AND OPERATING DATA

                                                               YEAR ENDED                QUARTER ENDED
                                                              DECEMBER 31,                 MARCH 31,
                                                     ------------------------------   -------------------
                                                       1998       1999       2000       2000       2001
                                                     --------   --------   --------   --------   --------
                                                            ($ IN MILLIONS, EXCEPT OPERATING DATA)
ILEC SERVICES SEGMENT
  Total revenue....................................   $835.0     $903.2    $ 963.7    $ 226.3    $ 287.3
  Adjusted EBITDA(1)...............................    336.2      327.1      434.1      102.0      149.0
  Operating income.................................    154.5      100.9      157.9       32.0       62.7
  Capital expenditures.............................    201.5      227.2      350.2      107.9       76.6
  Access lines (as of December 31,
    or March 31, in thousands).....................    951.5      996.8    1,371.2    1,007.3    1,387.3
  Switched access minutes of use (in millions).....    4,526      5,224      5,755    1,323.0    1,811.0

ELECTRIC LIGHTWAVE, INC.(2)
  Total revenue....................................   $100.9     $187.0    $ 244.0    $  56.8    $  62.6
  Adjusted EBITDA(1)...............................    (56.8)     (57.6)       1.8       (6.7)       3.3
  Operating loss...................................    (73.8)     (94.1)     (59.9)     (19.4)     (15.6)
  Capital expenditures(3)..........................    200.0      185.4      112.3       25.4       20.3
  Route miles (as of December 31,
    or March 31, in thousands).....................      3.1        4.1        5.9        5.9        5.9
  Fiber miles (as of December 31,
    or March 31, in thousands).....................    181.4      214.9      297.3      293.7      296.2

GAS SEGMENT
  Total revenue....................................   $325.4     $307.0    $ 374.8    $ 113.1    $ 220.5
  Adjusted EBITDA(1)...............................     66.3       54.2       27.5       24.5       28.8
  Operating income.................................     42.2       32.0        8.3       18.1       28.6
  Capital expenditures.............................     45.8       67.0       51.5        7.8        7.4

ELECTRIC SEGMENT
  Total revenue....................................   $190.3     $203.8    $ 223.1    $  53.2    $  54.7
  Adjusted EBITDA(1)...............................     49.8       55.8       43.9       14.7       11.7
  Operating income.................................     27.1       30.3       15.2        7.9       11.7
  Capital expenditures.............................     18.9       43.5       29.5        9.2        9.6

------------------------

(1) Adjusted EBITDA is defined as operating income plus depreciation and amortization.

(2) Electric Lightwave, Inc. (ELI) is our 85%-owned publicly traded subsidiary. This information is presented as-reported for ELI and does not reflect the elimination of intercompany transactions.

(3) Excludes capitalized leases.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock trades on The New York Stock Exchange under the symbol "CZN." The reported last sale price of our common stock on June 13, 2001 on the New York Stock Exchange was $12.10 per common share. The following table sets forth the quarterly high and low sales prices for our common stock as reported by The New York Stock Exchange for the periods indicated.

                                                                 STOCK PRICES
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR 1999:
  First Quarter.............................................   $8.50      $7.25
  Second Quarter............................................   11.50       7.69
  Third Quarter.............................................   12.44      10.88
  Fourth Quarter............................................   14.31      10.94
FISCAL YEAR 2000:
  First Quarter.............................................   17.06      13.75
  Second Quarter............................................   18.00      14.31
  Third Quarter.............................................   19.00      13.00
  Fourth Quarter............................................   15.31      12.50
FISCAL YEAR 2001:
  First Quarter.............................................   15.88      12.05
  Second Quarter (through June 13, 2001)....................   15.00      11.28

    The amount and timing of dividends payable on common stock are within the sole discretion of our Board of Directors. Our Board of Directors discontinued the payment of dividends after the payment of the December 1998 stock dividend.

                        DESCRIPTION OF THE EQUITY UNITS

    The following is a summary of some of the terms of the Equity Units. This summary together with the summary of some of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the senior notes set forth under the captions "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Senior Notes" in this prospectus supplement contains a description of all of the material terms of the Equity Units but is not complete. We refer you to the forms of the warrant agreement also referred to herein as a purchase contract agreement, the pledge agreement and the senior notes that have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of purchase contracts and description of debt securities in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

GENERAL

    Each Equity Unit offered will initially consist of:

    - a warrant, also referred to herein as a purchase contract, under which the holder will purchase from Citizens on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate described under "Description of the Purchase Contracts-General" or "Description of the Purchase Contracts-Early Settlement" in this prospectus supplement, as the case may be; and

    - a Citizens senior note having a principal amount of $25 or, following a successful remarketing of the Citizens senior notes on the third business day immediately preceding the purchase contract settlement date or the occurrence of a tax event redemption prior to the purchase contract settlement date, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities.

    The senior notes will be pledged under the pledge agreement to secure your obligation to purchase our common stock under the purchase contract.

    In addition, if a tax event occurs prior to the purchase contract settlement date, we may cause the senior notes to be redeemed. Upon such a "tax event redemption," the securities intermediary will use the proceeds from the redemption of the senior notes to purchase a portfolio of zero-coupon U.S. treasury securities that mature one business day prior to the purchase contract settlement date and on the various dates upon which payments would have been due on the senior notes. We refer to this portfolio of treasury securities as the "treasury portfolio." The treasury portfolio will be substituted for the redeemed senior notes as the collateral securing the holders obligations under the related purchase contracts.

    An "applicable ownership interest" means, with respect to an Equity Unit that includes the treasury portfolio,

        (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to August 16, 2004; and

        (2) for the scheduled interest payment on the senior notes that occurs on August 17, 2004, in the case of a successful remarketing of the senior notes, or for each scheduled interest payment date on the senior notes that occurs after the date upon which the senior notes are redeemed due to a tax event and on or before August 17, 2004, in the case of a tax event redemption, a 0.04756%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to such date.

    Unless otherwise specified, references in this prospectus supplement to the "applicable ownership interest of the treasury portfolio" have the meaning specified in clause (1) of this definition.

    The purchase price of each Equity Unit will be allocated between the purchase contract and the senior note in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $0.27 and the fair market value of each senior note will be $24.73.

    So long as the units are in the form of Equity Units, either the related senior notes or the applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure the holders' obligations to purchase our common stock under the related purchase contracts.

CREATING TREASURY EQUITY UNITS BY SUBSTITUTING A TREASURY SECURITY FOR SENIOR
  NOTES

    Unless the treasury portfolio has replaced the senior notes as a component of the Equity Units as the result of a successful initial remarketing of the senior notes or a tax event redemption, each holder of 40 Equity Units may create 40 Treasury Equity Units by substituting for the senior notes that are a part of the Equity Unit a treasury security having an aggregate principal amount at maturity equal to $1,000.

    Each Treasury Equity Unit will consist of:

    - a purchase contract under which the holder will purchase from us on the purchase contract settlement date or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate; and

    - a 1/40 undivided beneficial ownership interest in a related zero-coupon U.S. treasury security (CUSIP No. 912820 BK 2) with a principal amount at maturity equal to $1,000 and maturing on August 16, 2004, the business day preceding the purchase contract settlement date.

    The term "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which The Chase Manhattan Bank, acting as indenture trustee with respect to the senior notes, is closed for business.

    The Treasury Equity Unit holder's beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase shares of our common stock under the purchase contracts.

    To create 40 Treasury Equity Units, a holder is required to:

    - deposit with The Bank of New York, which is acting as the securities intermediary under the pledge agreement, a zero-coupon U.S. treasury security (CUSIP No. 912820 BK 2) with a principal amount at maturity equal to $1,000 and maturing on August 16, 2004; and

    - transfer to the purchase contract agent 40 Equity Units, accompanied by a notice stating that the holder of the Equity Units has deposited a treasury security with the securities intermediary, and requesting that the purchase contract agent instruct the collateral agent to release the related 40 senior notes.

    Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 40 senior notes from the pledge and deliver them to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

    - cancel the 40 Equity Units;

    - transfer the related 40 senior notes to the holder; and

    - deliver 40 Treasury Equity Units to the holder.

    A treasury security will be substituted for the senior notes and will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our common stock under the related purchase contracts. These senior notes thereafter will trade separately from the Treasury Equity Units.

    Holders who create Treasury Equity Units or recreate Equity Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement-Miscellaneous" in this prospectus supplement.

RECREATING EQUITY UNITS

    Unless the treasury portfolio has replaced the senior notes as a component of the Equity Units as the result of a successful initial remarketing of the senior notes or a tax event redemption, each holder of Treasury Equity Units will have the right, at any time on or prior to the seventh business day immediately preceding August 17, 2004, to substitute for the related treasury securities held by the collateral agent senior notes in an aggregate stated liquidation amount equal to the aggregate amount payable at stated maturity of the treasury securities. This substitution would recreate Equity Units, and the applicable treasury securities would be released to the holder.

    Because treasury securities are issued in integral multiples of $1,000, holders of Treasury Equity Units may make this substitution only in integral multiples of 40 Treasury Equity Units. If the treasury portfolio has replaced the senior notes as a component of the Equity Units as the result of a successful initial remarketing of the senior notes or a tax event redemption, holders of the Treasury Equity Units will not be able to recreate any Equity Units.

    Each holder of 40 Treasury Equity Units may recreate 40 Equity Units by:

    - depositing with the securities intermediary 40 senior notes; and

    - transferring to the purchase contract agent 40 Treasury Equity Units, accompanied by a notice stating that such holder has deposited 40 senior notes with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

    Upon receiving instructions from the purchase contract agent and confirmation of receipt of the senior notes by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

    - cancel the 40 Treasury Equity Units;

    - transfer the related treasury security to the holder; and

    - deliver 40 Equity Units to the holder.

    The substituted senior notes or the applicable ownership interest in the treasury portfolio will be pledged with the collateral agent to secure the Equity Unit holder's obligation to purchase our common stock under the related purchase contracts.

CURRENT PAYMENTS

    The payments on the Equity Units will consist of cash interests payable on the senior notes or amounts payable in respect of the treasury portfolio, as applicable, payable at the rate of 6 3/4% of the stated principal amount per year, payable quarterly in arrears on February 17, May 17, August 17 and November 17, starting August 17, 2001. In addition, the senior notes generally will be issued with original issue discount and generally will be subject to the contingent payment rules. Consequently, you generally will be required to accrue original issue discount (including by treating all stated interest as original issue discount) on the senior notes as discussed under "Material United States Federal Income Tax Consequences."

    If a holder of Equity Units creates Treasury Equity Units by substituting a treasury security for the senior notes, such holder will not receive any distributions on the Treasury Equity Units. If a Treasury Equity Unit holder continues to hold the senior note that has been separated from the Equity Unit, such holders will continue to receive distributions on the senior note.

LISTING OF THE EQUITY UNITS AND THE TREASURY EQUITY UNITS

    The Equity Units have been approved for listing on The New York Stock Exchange under the symbol "CZB," subject to official notice of issuance. If Treasury Equity Units are created and then traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list them on the national securities exchanges or associations on which the Equity Units are then listed or quoted, but we have no obligation to do so. We do not intend to list the senior notes on any securities exchange.

REPURCHASE OF THE EQUITY UNITS

    We may purchase from time to time any of the Equity Units offered by this prospectus supplement and the accompanying prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

The following description is a summary of some of the terms of the warrants which are also referred to herein as purchase contracts. It supplements the description of purchase contracts in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The purchase contracts will be issued pursuant to the warrant agreement between us and The Chase Manhattan Bank, as warrant agent, also referred to herein as the purchase contract agreement and the purchase contract agent, respectively. The description of the purchase contracts and the purchase contract agreement in this prospectus supplement and the accompanying prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the warrant agreement also referred to herein as a purchase contract agreement, that is filed as an exhibit or incorporated by reference to the registration statement.

    On the business day immediately preceding August 17, 2004, unless:

    - a holder of Equity Units or Treasury Equity Units has settled the related purchase contracts prior to or on the fifth business day or second business day, respectively, preceding August 17, 2004 through the early delivery of cash to the purchase contract agent in the manner described under "-Early Settlement":

    - a holder of Equity Units that include senior notes has settled the related purchase contracts with separate cash prior to or on the fourth business day immediately preceding August 17, 2004 pursuant to prior notice given in the manner described under "-Notice to Settle with Cash";

    - a holder of Equity Units has had the senior notes related to the holder's purchase contracts successfully remarketed in the manner described under "Description of the Senior Notes-Remarketing" below;

    - a holder of Equity Units has delivered the treasury portfolio to the remarketing agent in the manner described under "Description of the Senior Notes-Remarketing" below, or

    - an event described under "-Termination" below has occurred,

    then,

    - in the case of Equity Units, unless the treasury portfolio has replaced the senior notes as a component of the Equity Units as the result of a successful initial remarketing of the senior notes as described under "-Remarketing" below or a tax event redemption, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law; and

    - in the case of Treasury Equity Units or, in the event that the treasury portfolio has replaced the senior notes as a component of the Equity Units as the result of a successful initial remarketing of the senior notes or a tax event redemption, in the case of Equity Units, the principal amount of the related treasury securities, or the appropriate applicable ownership interest of the treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

    The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Equity Units or Treasury Equity Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

    Each purchase contract that is a part of an Equity Unit or a Treasury Equity Unit will obligate its holder to purchase, and Citizens to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder's option), a number of shares of our common stock equal to the settlement rate, for $25 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date

(which we refer to as the "settlement rate") will be determined as follows, subject to adjustment as described under "-Anti-Dilution Adjustments" below:

    - if the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date is equal to or greater than $14.52, the "threshold appreciation price," then each purchase contract will be settled for
      1.7218 shares;

    - if the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, is less than $14.52 but greater than the closing price of our common stock on the date of this prospectus supplement, the "reference price," then each purchase contract will be settled for a number of shares having a value, based on such 20 trading day average, equal to $25; and

    - if the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date is less than or equal to the reference price, then each purchase contract will be settled for 2.0661 shares.

    Except under the limited circumstances described under "-Anti-Dilution Adjustments" below, if you elect to settle your purchase contract early, the number of shares of our common stock issuable upon settlement of such purchase contract will be 1.7218 shares.

    FOR ILLUSTRATIVE PURPOSES ONLY, THE FOLLOWING TABLE SHOWS THE FRACTION OF A SHARE OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF EACH PURCHASE CONTRACT AT VARIOUS ASSUMED VALUES FOR THE AVERAGE OF THE CLOSING PRICES OF OUR COMMON STOCK ON THE 20 TRADING DAYS ENDING ON THE THIRD TRADING DAY PRIOR TO THE PURCHASE CONTRACT SETTLEMENT DATE, THE "APPLICABLE MARKET VALUE." The $14.52 threshold appreciation price represents an appreciation of 20% above the reference price of $12.10. The table assumes that there will be no adjustments to the settlement rate described under "-Anti-Dilution Adjustments" below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of an Equity Unit or a Treasury Equity Unit will receive on the purchase contract settlement date, in settlement of each purchase contract, the following fractions of a share of our common stock at the following assumed applicable market values:

ASSUMED APPLICABLE                                          FRACTION OF A SHARE OF
MARKET VALUE                                                   OUR COMMON STOCK
------------------                                          ----------------------
$6........................................................          2.0661
$8........................................................          2.0661
$10.......................................................          2.0661
$12.......................................................          2.0661
$14.......................................................          1.7857
$16.......................................................          1.7218
$18.......................................................          1.7218
$20.......................................................          1.7218
$22.......................................................          1.7218
$24.......................................................          1.7218

    As the above table illustrates, if, on the purchase contract settlement date, the applicable market value of a share of our common stock is greater than or equal to the threshold appreciation price of $14.52, we would be obligated to deliver 1.7218 shares of our common stock for each purchase contract. As a result, the holder would receive 83.3% of the appreciation in the market value of the shares of our common stock underlying each purchase contract above $14.52. If, on the purchase contract settlement date, the applicable market value of a share of our common stock is less than the threshold appreciation price of $14.52 but greater than the reference price of $12.10, we would be obligated to deliver a number of shares of our common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of our common stock underlying each purchase contract for that period. If, on the purchase contract settlement date, the applicable market value of a share of our common stock is less than or equal to the reference price of $12.10, we would be obligated to deliver in settlement of the purchase contract 2.0661 shares of our common stock for each purchase contract, regardless of the market price of the shares of our common stock. As a result, the holder would realize the entire loss on the decline in market value of the shares of our common stock underlying each purchase contract for that period.

    The term "closing price" of shares of our common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the reported last sale price) of shares of our common stock on The New York Stock Exchange on such date or, if shares of our common stock are not listed for trading on The New York Stock Exchange on any such date as reported in the composite transactions for the principal United States securities exchange on which the shares of our common stock are so listed, or if shares of our common stock are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if shares of our common stock are not so reported, the last quoted bid price for the shares of our common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

    The term "trading day" means a day on which the shares of our common stock
(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

    We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contract will be computed based upon the aggregate number of purchase contracts surrendered.

    Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

    By purchasing an Equity Unit or a Treasury Equity Unit, a holder will be deemed to have, among other things:

    - irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract and pledge agreement on behalf of such holder;

    - agreed to be bound by the terms and provisions of the related purchase contract;

    - agreed to be bound by the pledge arrangement contained in the related pledge agreement; and

    - agreed to treat itself as the owner of the related senior note, treasury security or applicable ownership interest of the treasury portfolio, as the case may be, and to treat the senior notes as indebtedness and the purchase contracts as forward purchase contracts for our common stock for United States federal, state and local income and franchise tax purposes.

EARLY SETTLEMENT

    Unless the treasury portfolio has replaced the senior notes as a component of the Equity Units as a result of a successful initial remarketing or a tax event redemption, a holder of Equity Units may settle the related purchase contract at any time on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding August 17, 2004 by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in the form of a wire transfer of immediately available funds payable to, or upon the order of Citizens in an amount equal to $25 times the number of purchase contracts being settled.

    If you are a Treasury Equity Unit holder you may settle your purchase contracts early only in integral multiples of 40 purchase contracts at any time on or prior to the second business day immediately preceding August 17, 2004 by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in immediately available funds of an amount equal to $25 times the number of purchase contracts being settled.

    Upon early settlement, we will sell, and the holder will be entitled to buy,
1.7218 shares of our common stock for each purchase contract being settled (regardless of the market price of one share of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "-Anti-Dilution Adjustments" below. We will cause (1) the shares of our common stock to be delivered and (2) the related senior note or treasury security, as the case may be, securing such purchase contract to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder.

    If the purchase contract agent receives a completed "Election to Settle Early" and payment of $25 for each purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the Equity Units or Treasury Equity Units as applicable, are evidenced by one or more global Equity Unit or Treasury Equity Unit certificates deposited with The Depository Trust Company, or DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

NOTICE TO SETTLE WITH CASH

    Unless the treasury portfolio has replaced the senior notes as a component of Equity Units as a result of a successful initial remarketing of the senior notes or a tax event redemption, a holder of Equity Units may settle the related purchase contract with cash on the fourth business day immediately preceding August 17, 2004. A holder of an Equity Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering the Equity Unit certificate evidencing the Equity Unit at the offices of the purchase contract agent with the "Notice to Settle with Cash" prior to 5:00 p.m. New York City time, on the fourth business day preceding August 17, 2004. If you hold a Treasury Equity Unit, you have until 5:00 p.m. New York City time, on the second business day preceding August 17, 2004 to deliver your "Notice to Settle with Cash." A Treasury Equity Unit holder may only settle its purchase contracts in integral multiples of 40 purchase contracts.

    The holder must also deliver to the securities intermediary a cash payment in the form of a wire transfer of immediately available funds payable to, or upon the order of the securities intermediary. Such payment must be delivered, in the case of Equity Units, prior to 5:00 p.m., New York City time, on the fourth business day preceding August 17, 2004. If you hold a Treasury Equity Unit, you have until 5:00 p.m., New York City time, on the business day immediately preceding August 17, 2004 to deliver your payment.

    Upon receipt of the cash payment, the related senior note or treasury security, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Equity Unit. The holder of the Equity Unit will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

    If a holder that has given notice of its intention to settle with cash fails to deliver the cash by the applicable time and date specified above, such holder's senior note will automatically be remarketed if a successful remarketing has not taken place. Otherwise, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related senior notes, and such disposition will be deemed to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

    Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

ANTI-DILUTION ADJUSTMENTS

    The formula for determining the settlement rate will be adjusted if certain events occur, including:

    - the payment of dividends (and other distributions) on our common stock made in our common stock;

    - the issuance to all holders of our common stock of rights, purchase contracts or options entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price," as defined below, of our common stock;

    - subdivisions, splits or combinations of our common stock;

    - distributions to all holders of our common stock of evidences of Citizens indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash);

    - distributions consisting exclusively of cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any fiscal quarter does not exceed 3.75% of the average of the last reported sales price of our common stock during the ten trading days immediately prior to the date of declaration of the dividend (the "Permitted Amount") and excluding any dividend or distribution in connection with a liquidation, dissolution or termination of Citizens (if an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds the Permitted Amount or (2) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution); and

    - the successful completion of a tender or exchange offer made by Citizens or any of its subsidiaries for its common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Citizens or any of its subsidiaries for its common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months exceeds 15% of Citizens's aggregate market capitalization on the expiration of such tender or exchange offer.

    The term "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related Equity Unit or Treasury Equity Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related Equity Unit or Treasury Equity Unit if the purchase contract settlement date had occurred immediately prior to the date of consummation of such transaction.

    In the case of Citizens's consolidation with or merger into any other person, any merger of another person into Citizens (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock) in which 30% or more of the total consideration paid to Citizens's shareholders consists of cash or cash equivalents, you may settle your purchase contract with cash during the one-week period beginning on the twenty-third trading day following the closing date of the merger at the applicable settlement rate. For this purpose, the twenty-third trading day after the closing date of the merger will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value."

    If at any time Citizens makes a distribution of property to holders of its common stock that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of Citizens's indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the Equity Units and Treasury Equity Units. See "Material United States Federal Income Tax Consequences-Purchase Contracts-Adjustment to Settlement Rate" in this prospectus supplement.

    In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.

    Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

    Whenever the settlement rate is adjusted, Citizens must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, Citizens must notify the holders of the Equity Units and Treasury Equity Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

    If an adjustment is made to the settlement rate, an adjustment also will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

TERMINATION

    The purchase contracts and the obligations and rights of Citizens and of the holders of the Equity Units and Treasury Equity Units thereunder (including the holders' obligation and right to purchase and receive shares of our common stock) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Citizens. Upon such termination, the collateral agent will release the related senior notes, applicable ownership interests of the treasury portfolio or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such senior notes, applicable ownership interests of the treasury portfolio or treasury securities to the purchase contract agent for distribution to the holders of the Equity Units and Treasury Equity Units subject, in the case of the applicable ownership interest of the treasury portfolio, to the purchase contract agent's disposition of the subject securities for cash and the payment of such cash to the holders to the extent that the holders otherwise would have been entitled to receive less than $1,000 of any such security. Upon such termination, however, such release and distribution may be subject to a delay. In the event that Citizens becomes the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. We expect any such delay to be limited.

PLEDGED SECURITIES AND PLEDGE

    The principal portion of the senior notes that are a part of the Equity Units (or the applicable ownership interests of the treasury portfolio that are a part of the Equity Units, if a successful initial remarketing or a tax event redemption has occurred) or, if substituted, the treasury securities that are a part of the Treasury Equity Units (collectively, the "pledged securities") will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the Equity Units and Treasury Equity Units with respect to such pledged securities will be subject to Citizens's security interest therein. No holder of Equity Units or Treasury Equity Units will be permitted to withdraw the pledged securities related to such Equity Units or Treasury Equity Units from the pledge arrangement except:

    - in the case of an Equity Unit, to substitute a treasury security for the related senior note;

    - in the case of a Treasury Equity Unit, to substitute senior notes for the related treasury security (for this bullet point and the one above, as provided for under "Description of the Equity Units-Creating Treasury Equity Units by Substituting a Treasury Security for Senior Notes" and "- Recreating Equity Units" in this prospectus supplement); and

    - upon early settlement, settlement for cash or termination of the related purchase contracts.

    Subject to Citizens' security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Equity Units (unless the treasury portfolio has replaced the senior notes as a component of Equity Units as a result of a successful remarketing or a tax event redemption) will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related senior notes (including interest payments, voting, redemption, repayment and liquidation rights), and each holder of Treasury Equity Units or Equity Units (if the treasury portfolio has replaced the senior notes as a component of Equity Units as a result of a successful initial remarketing or a tax event redemption) will retain beneficial ownership of the related treasury securities or applicable ownership interest of the treasury portfolio, as applicable, pledged in respect of the related purchase contracts. Citizens will have no interest in the pledged securities other than its security interest.

    Upon receipt of interest payments on the pledged securities, the purchase contract agent will distribute those payments to the holders in whose names the Equity Units or Treasury Equity Units are registered at the close of business on the record date preceding the date of such interest payment.

               CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE
              PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

    Payments on the Equity Units and Treasury Equity Units will be payable, the purchase contracts will be settled and transfers of the Equity Units and Treasury Equity Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the Equity Units or Treasury Equity Units do not remain in book-entry form, we have the option to make payments on the Equity Units and Treasury Equity Units by check mailed to the address of the person entitled thereto as shown on the security register.

    No service charge will be made for any registration of transfer or exchange of the Equity Units or Treasury Equity Units, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

    Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

    - change any payment date;

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

    - change the place or currency of payment;

    - impair the right to institute suit for the enforcement of a purchase contract;

    - reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement;

PROVIDED that if any amendment or proposal would adversely affect only the Equity Units or only the Treasury Equity Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

    Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

    - otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment;

PROVIDED that if any amendment or proposal would adversely affect only the Equity Units or only the Treasury Equity Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through third bullets above, all of the holders of such voting group.

NO CONSENT TO ASSUMPTION

    Each holder of an Equity Unit or a Treasury Equity Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such Equity Unit or Treasury Equity Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by Citizens, its receiver, liquidator or trustee in the event that Citizens becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

MERGER, SALE OR LEASE

    Citizens will covenant in the purchase contract agreement that it will not consolidate or merge with or into, or sell, lease or convey all or substantially all of its assets in any one transaction or series of transactions to any other corporation, unless:

    (1) the resulting, surviving or transferee corporation (the "successor") is either Citizens or is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of Citizens' obligations under the indenture and the senior notes; and

    (2) immediately after giving effect to the transaction no default or event which with notice or lapse of time would be a default has occurred and is continuing.

    The successor will be substituted for Citizens in the purchase contract agreement with the same effect as if it had been an original party to the purchase contract agreement. Thereafter, the successor may exercise the rights and powers of Citizens under the purchase contract agreement. This provision does not apply to the disposition of any or all of the assets that are identified in our March 31, 2001 financial statements as discontinued operations or assets held for sale or of Electric Lightwave, Inc.

GOVERNING LAW

    The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

    The Chase Manhattan Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the Equity Units and Treasury Equity Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the Equity Units, the Treasury Equity Units or the purchase contract agreement.

    The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

    The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Equity Units and the Treasury Equity Units except for the obligations owed by a pledge of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

    The Bank of New York will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

    The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the Equity Units and Treasury Equity Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury Equity Units or recreating Equity Units however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

                        DESCRIPTION OF THE SENIOR NOTES

    The following description is a summary of the terms of the senior notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The senior notes will be issued under a senior indenture dated as of May 23, 2001, as supplemented by a second supplemental indenture relating to the senior notes between us and The Chase Manhattan Bank, as indenture trustee.

    The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the supplemental indenture, and the form of note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

    The senior notes will be direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of Citizens existing and future unsecured and senior indebtedness. The senior notes initially will be issued in an aggregate principal amount equal to $400,000,000, such amount being the sum of the aggregate principal amounts of the senior notes. If the over-allotment option is exercised in full by the underwriters an additional $60,000,000 of the senior notes will be issued.

    The senior notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 17, 2006.

    The indenture does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders.

INTEREST

    Each senior note will bear interest initially at the rate of 6 3/4% per year from the original issuance date, payable quarterly in arrears on February 17, May 17, August 17, and November 17, of each year, commencing August 17, 2001. Interest will be payable by check mailed to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls. In addition, if the senior notes are subject to the contingent payment rules, original issue discount (OID) would accrue on the senior notes.

    The applicable interest rate on the senior notes will be reset on the third business day immediately preceding May 17, 2004 or on the date of any additional remarketing thereafter, to the reset rate described below under "--Interest Rate Reset," which reset rate is also applicable for the senior notes unless the remarketing of the senior notes on any such date fails. The reset rate will become effective on the reset effective date, which is three business days immediately following any remarketing date. If the initial remarketing of the senior notes on any such date fails, the interest rate on the senior notes will not be reset at that time. However, in these circumstances, the interest rate on the senior notes outstanding on and after August 17, 2004 will be reset on the third business day immediately preceding August 17, 2004 to the reset rate described below under "--Interest Rate Reset" in the case of a successful final remarketing or to the reset rate described below under "--Failed Final Remarketing" in the case of a failed final remarketing.

    The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

COVENANTS OF CITIZENS

    Citizens will covenant that during the continuance of an event of default, it will not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any Citizens capital stock.

    However, Citizens may:

       - declare a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto;

       - reclassify Citizens' capital stock or exchange or convert one class or series of Citizens' capital stock for another class or series of Citizens' capital stock;

       - purchase fractional interests in shares of Citizens' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

       - declare dividends or distributions in Citizens' capital stock.

    The indenture provides that Citizens may not consolidate or merge with or into, or sell, lease or convey all or substantially all of its assets in any one transaction or series of transactions to any other corporation, unless:

    (1) the resulting, surviving or transferee corporation (the "successor") is either Citizens or is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of Citizens' obligations under the indenture and the senior notes; and

    (2) immediately after giving effect to the transaction no event of default or event which with notice or lapse of time would be an event of default has occurred and is continuing.

    The successor will be substituted for Citizens in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of Citizens under the indenture. This provision does not apply to the disposition of any or all of the assets that are identified in our March 31, 2001 financial statements as discontinued operations or assets held for sale or of Electric Lightwave, Inc.

INTEREST RATE RESET

    The applicable quarterly interest rate on the senior notes will be reset to equal the sum of the reset spread and the rate of interest on the applicable benchmark treasury, as defined below, in effect on the third business day immediately preceding the reset effective date, and will be determined by the reset agent. In the case of a successful initial remarketing as described under "--Remarketing" below, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for the senior notes included in the Equity Units to have an approximate aggregate market value on the reset date of 100.25% of the treasury portfolio purchase price. In the case of a successful final remarketing, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for each senior note to have an approximate market value on the reset date of

100.25% of the principal amount of the senior note. In the case of a failed initial remarketing followed by a failed final remarketing, the reset rate will be determined pursuant to a formula as described under "--Failed Final Remarketing" below. The reset rate will in no event exceed the maximum rate permitted by applicable law.

    The "applicable benchmark treasury" means direct obligations of the United States as agreed upon by us and the reset agent (which may be obligations treated on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the senior notes. The rate for the applicable benchmark treasury will be the bid side rate displayed at 10:00 a.m., New York City time, on the third business day immediately preceding the reset effective date, in the Telerate system (or if the Telerate system is no longer available on that date, or, in the opinion of the reset agent (after consultation with us), is no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate. If this rate is not so displayed, the rate for the applicable benchmark treasury shall be, as calculated by the reset agent, the yield to maturity for the applicable benchmark treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of final market bid rates, as of 10:30 a.m., New York City time, on the third business day immediately preceding the reset effective date, as applicable of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Morgan Stanley & Co. Incorporated will be the reset agent.

    The reset rate to be determined in connection with the first remarketing on the third business day prior to May 17, 2004 or the final remarketing on the third business day prior to August 17, 2004 will be determined in accordance with the following procedures: on the seventh business day immediately preceding the applicable remarketing date, the applicable benchmark treasury to be used to determine the reset rate on the third business day prior to the reset effective date, which is the date of the remarketing, will be selected, and the reset spread to be added to the rate of interest on the applicable benchmark treasury in effect on the third business day immediately preceding the reset effective date will be established by the reset agent. The reset spread and the applicable benchmark treasury will be announced by us on the third business day prior to the applicable reset effective date (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City which is expected to be The Wall Street Journal. We will also request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the securities depositary for the senior notes notify its participants holding senior notes, and that the securities depositary for the Equity Units and Treasury Equity Units notify its participants holding Equity Units or Treasury Equity Units of the reset announcement date and, in the case of a final remarketing to be conducted on the third business day immediately preceding August 17, 2004, if any, of the procedures that must be followed if any owner of Equity Units wishes to settle the related purchase contract with cash on the business day immediately preceding August 17, 2004.

    The reset rate to be determined in connection with any additional remarketing subsequent to the first remarketing on the third business day preceding May 17, 2004 and prior to the tenth business day preceding August 17, 2004 will be determined in accordance with the same procedures as set forth above, except that the applicable benchmark treasury to be used to determine the reset rate on the date of the remarketing will be selected on the third business day immediately preceding the date on which the senior notes will be remarketed, which will be the reset announcement date for the additional remarketing. In addition, we will request as soon as practical after we have been notified of an additional remarketing by the remarketing agent that the securities depositary for the senior notes and the Equity Units and Treasury Equity Units notify its participants of the reset announcement date.

REMARKETING

    Pursuant to the remarketing agreement among the remarketing agent, the purchase contract agent and Citizens and, subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and Citizens, unless a tax event redemption has occurred you have settled your purchase contract early, settled with cash or or you deliver the treasury portfolio to the remarketing agent or its designated entity prior to or on the fifth business day preceding May 17, 2004, your senior notes will be remarketed on the third business day immediately preceding May 17, 2004. Following a failed attempt to remarket on this date, the remarketing agent will use its reasonable efforts in its discretion to remarket all of the senior notes from time to time prior to the tenth business day preceding August 17, 2004. Instead of participating in an additional remarketing, you can deliver the treasury portfolio to the remarketing agent or its designated entity on the second business day immediately preceding any additional remarketing to purchase the treasury portfolio on your behalf. We refer to any such additional remarketing as an "additional remarketing," and, collectively with the first remarketing on the third business day preceding May 17, 2004, as the "initial remarketing." In addition, we refer to any initial remarketing that is successful as the "successful initial remarketing."

    The remarketing agent will notify Citizens, the securities intermediary and the purchase contract agent of any additional remarketing that it plans to conduct as soon as practical, but no less than three business days in advance of the additional remarketing. Any holder of senior notes that have been separated from Equity Units may elect to participate in an additional remarketing as described under "--Optional Remarketing" below.

    The remarketing agent will use its reasonable efforts in any initial remarketing to remarket these senior notes at an aggregate price of approximately 100.25% of the treasury portfolio price described below. The portion of proceeds from the remarketing equal to the treasury portfolio purchase price will be applied to purchase a treasury portfolio consisting of:

    - zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2004 in an aggregate amount equal to the principal amount of the senior notes included in Equity Units; and

    - zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2004 in an aggregate amount equal to the aggregate distribution payment that would be due on that date on the stated principal amount of the senior notes included in Equity Units if the interest rate on the senior notes were not reset as described under "--Interest Rate Reset" above.

The treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Equity Unit holders' obligation to purchase our common stock under the purchase contract.

    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the treasury portfolio purchase price from any amount of the proceeds in excess of the treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds to the purchase contract agent for prompt payment to the holders. Equity Unit holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

    As used in this context, "treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding May 17, 2004, or from time to time thereafter on the date of any successful initial remarketing, for the purchase of the treasury portfolio described above for settlement on May 17, 2004, or from time to time thereafter on the third business day following the date of an additional remarketing that is successful.

    "Quotation agent" means any primary U.S. government securities dealer in New York City selected by us. It is currently anticipated that Morgan
Stanley & Co. Incorporated will be the quotation agent.

    If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related senior notes, other than to Citizens, at a price equal to or greater than 100% of the treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed initial remarketing, the senior notes will continue to be a component of Equity Units, and another remarketing may be attempted as described below.

    If the initial remarketing has failed, and unless a tax event redemption has occurred, Equity Unit holders have the option to notify the purchase contract agent on or prior to the fifth business day immediately preceding August 17, 2004 of their intention to settle the related purchase contracts with separate cash and provide such cash on or prior to the fourth business day preceding August 17, 2004. The senior notes of any holder who has failed to give this notice and deliver such cash will be remarketed on the third business day immediately preceding August 17, 2004, which we refer to as the "final remarketing."'

    The remarketing agent will then use its reasonable efforts to remarket these senior notes at a price of approximately 100.25% of the aggregate stated principal amount. The portion of the proceeds from this final remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Equity Unit holders' obligations to purchase our common stock.

    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Equity Unit holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

    If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related senior notes in the final remarketing, other than to Citizens, at a price equal to or greater than 100% of the aggregate stated principal amount of the senior notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed final remarketing, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law and such disposition will be deemed to satisfy in full each holder's obligation to purchase our common stock under the related purchase contracts.

    We will cause a notice of any failed remarketing to be published on the business day immediately following the date of a failed initial or final remarketing, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. In addition, Citizens will request in the case of the initial remarketing on the third business day preceding May 17, 2004 and in the case of the final remarketing on the third business day preceding August 17, 2004, as applicable, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding senior notes, Equity Units and Treasury Equity Units of the remarketing. In the case of any additional remarketing subsequent to May 17, 2004, such request will be made as soon as practical after Citizens is notified of an additional remarketing by the remarketing agent. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the senior notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

REMARKETING AGENT

    It is currently anticipated that the remarketing agent will be Morgan Stanley & Co. Incorporated. Citizens and the remarketing agent will enter into the remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated will act as the exclusive remarketing agent and will use reasonable efforts to remarket senior notes tendered. Under certain circumstances, some portion of the senior notes tendered in the remarketing may be purchased by the remarketing agent.

    The remarketing agreement provides that the remarketing agent will incur no liability to Citizens or to any holder of Equity Units and/or senior notes in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

    We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

    The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

OPTIONAL REMARKETING

    On or prior to the second business day immediately preceding the remarketing date (except as described below for any additional remarketing), but no earlier than the interest payment date immediately preceding the remarketing date, holders of senior notes that are not part of Equity Units may elect to have their senior notes remarketed in the same manner as senior notes that are a part of Equity Units by delivering their senior notes along with a notice of this election to the custodial agent designated by us. The custodial agent will hold the senior notes in an account separate from the collateral account in which the pledged senior notes are held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw their election on or prior to the second business day immediately preceding the remarketing date.

    If the remarketing on the third business day preceding May 17, 2004 fails, and if the remarketing agent in its discretion proceeds with any additional remarketing as described under "--Remarketing" above, then, the remarketing agent shall notify all holders of senior notes that are not part of Equity Units of the date of such additional remarketing as soon as practical, but no later than three business days immediately preceding the remarketing date. Holders who wish to participate in any additional remarketing have to deliver their senior notes together with the notice of election to the custodial agent no later than two business days following the notification by the remarketing agent. As a consequence of the shorter notice period for any additional remarketing, it may be more difficult for a holder of separate senior notes to participate in an additional remarketing.

    The proceeds of the remarketing of senior notes that are not part of Equity Units will be paid to the holders in cash after deduction, to the extent permissible, of the remarketing fee.

FAILED FINAL REMARKETING

    If, by 4:00 p.m., New York City time, on the third business day immediately preceding August 17, 2004, the remarketing agent is unable to remarket all the senior notes tendered or deemed tendered for purchase in the final remarketing, a "failed final remarketing" will be deemed to have occurred, and the remarketing agent will so advise the depositary and us.

    If a failed final remarketing occurs and you are an Equity Unit holder who has not settled your purchase contract early or has not settled your purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we may exercise our rights as a secured party and take possession of your senior notes. Your obligation to purchase the shares of our common stock then will be fully satisfied, and you will receive the appropriate number of shares of our common stock.

    If a failed final remarketing occurs, and you are a holder of senior notes that are not part of an Equity Unit, you will retain possession of your senior notes and the reset rate will be equal to (1) the two-year benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below, provided that the reset rate will not be below the initial rate.

    The term "two-year benchmark treasury rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United Stales having a maturity comparable to the remaining term to maturity of the senior notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent (after consultation with us), no longer an appropriate system from which to obtain such rule, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us) is appropriate. If this rate is not so displayed, the two-year benchmark treasury rate will be calculated by the remarketing agent as tire yield to maturity of the senior notes, expressed as bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof).

    The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our senior notes in effect at the close of business on the business day immediately preceding the date of a failed final remarketing:

PREVAILING RATING ON OUR SENIOR NOTES                          SPREAD
-------------------------------------                         --------
AA/"Aa".....................................................      3.00%
A/"a".......................................................      4.00%
BBB/"Baa"...................................................      5.00%
Below BBB/"Baa".............................................      7.00%

    You should know that we are using the rating on our senior notes as a convenient benchmark to ascertain the "applicable spread" and that if a rating were given to your senior notes by a nationally recognized rating agency, it may or may not be the same as the rating on our senior notes.

    For purposes of this definition, the "prevailing rating" of our senior notes shall be:

        (l) AA/"Aa" if our senior notes have a credit rating of AA- or better by Standard & Poor's Ratings Service and "Aa3" or better by Moody's Investors Service, Inc. or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

        (2) if not under clause (1) above, then A/"a" if our senior notes have a credit rating of A or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

        (3) if not under clause (1) or (2) above, then BBB/"Baa" if our senior notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the. remarketing agent (after consultation with us); or

        (4) if not under clauses (1) through (3) above, then below BBB/"Baa."

    Notwithstanding the foregoing, (A) if (i) the credit rating of our senior notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing", or (ii) the credit rating of our senior notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain," or, in each case, on any successor list of S&P or Moody's with a comparable designation the prevailing ratings of our senior notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to our senior notes by Moody's and S&P and (B) if our senior notes are rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; provided that if no such rating agency shall have in effect a rating of our senior notes and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be below BBB/"Baa."

    The remarketing agent is not obligated to purchase any senior notes that would otherwise remain unsold in the remarketing. Neither we nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of senior notes for remarketing. Whether or not there has been a "failed final remarketing" will be determined in the sole, reasonable discretion of the remarketing agent.

OPTIONAL REDEMPTION--TAX EVENT

    If a tax event, as defined below, occurs and is continuing, we may redeem, at our option, the senior notes in whole, but not in part, at a price equal to, for each senior note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption (the "tax event redemption date"). If a tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable in liquidation of the Equity Unit holders' interests in the senior notes will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the Equity Units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the Equity Units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Equity Unit holders' obligations to purchase our common stock under the related purchase contract. If a tax event redemption occurs after the purchase contract settlement date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the Equity Units. If a tax event redemption occurs, holders of senior notes that are not part of Equity Units will directly receive proceeds from the redemption of the senior notes.

    "Tax event" means the receipt by Citizens of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the senior notes, there is more than an insubstantial increase in the risk that interest payable by us on the senior notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

    "Redemption amount" means, prior to the purchase contract settlement date, for each senior note, the product of the principal amount of such senior note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below, and means, after the purchase contract settlement date, the principal amount of such senior note.

    "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer," to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

    "Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the purchase contract settlement date, the aggregate principal amount of the senior notes that are part of the Equity Units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the purchase contract settlement date, the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

    "Treasury portfolio" means, with respect to the applicable principal amount of senior notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of U.S. treasury securities that mature on or prior to August 16, 2004 in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, principal or interest strips of U.S. treasury securities that mature on or prior to such date in aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the senior notes on such date.

    "Quotation agent" means any primary U.S. government securities dealer selected by us. It is currently anticipated that Morgan Stanley & Co. Incorporated will be the quotation agent.

AGREEMENT BY PURCHASERS OF CERTAIN TAX TREATMENT

    Each senior note will provide that, by acceptance of the senior note, or a beneficial interest therein, you intend that the senior note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

BOOK-ENTRY ISSUANCE

    The senior notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The senior notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Book-Entry Systems."

                               BOOK-ENTRY SYSTEMS

    The Depository Trust Company will act as securities depository for the Equity Units, the Treasury Equity Units, and senior notes that are issued as global senior notes, as applicable, the "securities." Initially, we will issue one physical certificate in respect of the senior notes. The physical certificate will be issued in fully-registered form in the name of the Warrant Agent who will pledge it, on behalf of the holders of the Equity Units, to the Collateral Agent on behalf of Citizens, to secure the Equity Units holders' obligation under the purchase contract to purchase shares of Citizens' common stock. The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under
Section 17A of' the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

    If you intend to purchase any of the securities in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is in turn to be received on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

    To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    We will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in elect from lime to time.

    We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

    DTC may discontinue providing its service as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

    Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates you may own.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

    Neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

    - the accuracy of the records of DTC, its nominee or any participant, any ownership interest in the securities, or

    - any payments to, or the providing of notice, to participants or beneficial owners.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain material United States federal income tax consequences from the purchase, ownership and disposition of Equity Units, Treasury Equity Units, senior notes, purchase contracts and our common stock acquired under the purchase contracts as of the date of this prospectus supplement.

    Except where otherwise stated, this summary deals only with Equity Units, Treasury Equity Units, senior notes, purchase contracts and Citizens common stock held as capital assets by a beneficial owner of any of the foregoing instruments for U.S. federal income tax purposes (a "holder") who:

    - is a United States person (as defined below), and

    - purchases the Equity Units upon original issuance at their original issue price.

    A "United States person" is a holder who is one of the following:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - as trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons, or
      (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

    Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

    - dealers in securities or currencies;

    - financial institutions;

    - tax-exempt investors;

    - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    - persons liable for alternative minimum tax;

    - insurance companies;

    - persons holding Equity Units, Treasury Equity Units, senior notes, purchase contracts or our common stock as part of a hedging, conversion, integrated, constructive ownership or constructive sale transaction;

    - persons holding Equity Unit, Treasury Equity Units, senior notes, purchase contracts or our common stock as part of a straddle; or

    - persons whose functional currency is not the United States dollar.

    In addition, if a partnership holds our Equity Units, Treasury Equity Units, senior notes, purchase contracts or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the above instruments, you should consult your tax advisors.

    This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. However, these income tax laws, regulations and interpretations may change at any time. Any change could be retroactive to the issuance date of the Equity Units.

    The authorities on which this summary is based are subject to various interpretations, and any views expressed within this summary are not binding on the Internal Revenue Service (which we refer to as the "IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described herein. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the Equity Units, Treasury Equity Units, senior notes, purchase contracts and our common stock, including the tax consequences under state, local, foreign and other tax laws. We specifically do not address the U.S. estate tax consequences of holding the Equity Units. For a discussion of the possible redemption of the senior notes upon a tax event, see "Description of the Senior Notes--Optional Redemption--Tax Event" in this prospectus supplement.

EQUITY UNITS

    ALLOCATION OF PURCHASE PRICE

    Your acquisition generally will be treated as an acquisition of the senior note and the purchase contract constituting the Equity Unit. The purchase price of each Equity Unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $0.27 and the fair market value of each purchase contract as $24.73. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, you should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

SENIOR NOTES

    CLASSIFICATION OF THE SENIOR NOTES

    We believe that the senior notes will be classified as indebtedness for United States federal income tax purposes and will file our U.S. federal income tax returns consistent with this belief. We and (by your acceptance of a beneficial ownership interest in a senior note) you agree to treat the senior notes as indebtedness for all United States tax purposes. The remainder of this discussion assumes that the senior notes will be classified as indebtedness of Citizens.

    ACCRUAL OF INTEREST INCOME/ORIGINAL ISSUE DISCOUNT

    Because a portion of the $25 purchase price of the Equity Units will be allocated to the purchase contracts, the senior notes will be issued at a discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the $25 stated redemption price at maturity of each senior note over its "issue price" constitutes original issue discount. The issue price of the senior notes will equal this portion of the $25 purchase price (at which the senior notes are sold to the public) that is allocated to the senior notes.

    Further, because of the manner in which the interest rate on the senior notes is reset, the senior notes generally will be classified as contingent payment debt obligations. Consequently, the Treasury regulations that apply to contingent payment debt obligations will apply to the senior notes. All payments on the senior notes including stated interest will be taken into account under these Treasury regulations and actual cash payments of interest on the senior notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations would be to:

    - require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

    - possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

    - generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the senior notes.

    Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the senior notes. In order to determine your income, these rules require that we determine, as of the issue date, the comparable yield for the senior notes. The comparable yield of the senior notes will generally be the rate at which Citizens would issue a fixed rate debt instrument for the portion of the $25 purchase price for the Equity Units that is allocated to the senior notes and with terms and conditions similar to the senior notes. We will be required to provide the comparable yield to you and, solely for tax purposes, will also be required to provide a projected payment schedule that includes the actual interest payments on the senior notes and estimates the amount and timing of contingent payments on the senior notes.

    We have determined that under the contingent payment debt rules the comparable yield is an annual rate of 7.63%, compounded quarterly. Based on the comparable yield, the projected payment schedule per senior note is $0.28 for the period ending on August 17, 2001, $0.42 for each subsequent quarter ending on or prior to the remarketing date, $0.56 for each quarter ending after the remarketing date and prior to the maturity date and $25.56 on the maturity date, which includes the final interest payment. Under the second supplemental indenture governing the senior notes, we will agree, and as a holder of the senior notes, you will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE SENIOR NOTES AS CONTINGENT PAYMENT DEBT OBLIGATIONS AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENT ON A SENIOR NOTE.

    The amount of original issue discount on a senior note for each accrual period under the contingent payment debt rule is determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each senior note at the beginning of each accrual period will equal the portion of the $25 purchase price for each Equity Unit that is allocated to the senior notes, increased by any original issue discount previously accrued on the senior note and decreased by the fixed payments and by the contingent payment projected to be made on the senior note. The amount of original issue discount so determined is allocated on a ratable basis to each day in the accrual period that you held the note. We will be required to provide information returns stating the amount of original issue discount accrued on senior notes held of record by persons other than corporations and other exempt owners.

    If after the remarketing date the remaining amounts of principal and interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, then under the contingent payment debt rules negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate.

TREASURY EQUITY UNITS

    SUBSTITUTION OF TREASURY SECURITY TO CREATE TREASURY EQUITY UNITS

    If you deliver a treasury security to the collateral agent in substitution for the senior note, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the senior note. You generally will continue to include in income any interest with respect to the senior notes and treasury security, and your tax basis in the senior notes, treasury security and the purchase contract generally will not be affected by the delivery and release.

    OWNERSHIP OF TREASURY SECURITIES

    You generally will be treated as owning the treasury security that is part of the Treasury Equity Units. We and, by acquiring Equity Units, you agree to treat yourself as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury security that is a part of the Treasury Equity Units beneficially owned by you. Your initial tax basis in the treasury security that is a part of the Treasury Equity Units generally will be equal to the amount paid for the treasury security. You generally will include in income any original issue discount or acquisition discount otherwise includible with respect to the treasury security. In general, you will be required to include in income each year that you hold a treasury security the portion of the original issue discount or acquisition discount that accrues on the treasury security in such year.

    SUBSTITUTION OF SENIOR NOTES TO RECREATE EQUITY UNITS

    If you deliver senior notes to the collateral agent to recreate Equity Units, you generally will not recognize gain or loss upon the delivery of the senior notes or the release of the treasury security. You generally will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury security and the senior notes, and your tax basis in the senior notes, the treasury security and the purchase contract generally will not be affected by the delivery and release.

PURCHASE CONTRACTS

    CLASSIFICATION

    Although described as a "warrant," for federal income tax purposes, the purchase contracts should be treated as forward purchase contracts for Citizens common stock. We and (by your acceptance of a beneficial ownership interest in a purchase contract) you agree to treat the purchase contracts for all United States tax purposes as forward purchase contracts for Citizens common stock. This discussion assumes that the purchase contracts will be classified as forward purchase contracts for Citizens common stock.

    ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

    You generally will not recognize gain or loss on the completion of the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally will equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the purchase contract (if any), less (c) the portion of such purchase price and tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract generally will commence on the date acquired.

    EARLY SETTLEMENT OF A PURCHASE CONTRACT

    You generally will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury securities upon early settlement of a purchase contract and you generally will have the same tax basis in such senior notes or treasury securities, as the case may be, as before such early settlement.

    TERMINATION OF A PURCHASE CONTRACT

    If a purchase contract terminates, you generally will recognize gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis in the purchase contract at the time of such termination. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

    You generally will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury securities upon termination of the purchase contract and you generally will have the same tax basis in such senior notes or treasury securities, as the case may be, as before such termination. If the termination of the purchase contract occurs when the purchase contract has a negative value, see "--Sale or Disposition of Equity Units or Treasury Equity Units." You should consult your own tax advisor regarding the termination of the purchase contract when the purchase contract has a negative value.

    ADJUSTMENT TO SETTLEMENT RATE

    You might be treated as receiving a constructive distribution from Citizens if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in the assets or earnings and profits of Citizens is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the common stock. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

SALE OR DISPOSITION OF EQUITY UNITS OR TREASURY EQUITY UNITS

    Upon the disposition of an Equity Unit or Treasury Equity Unit, you generally will be treated as having sold, exchanged or disposed of the purchase contract and the senior note or treasury securities, as the case may be, that constitute such Equity Unit or Treasury Equity Unit. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the senior note or treasury securities, as the case may be, and your respective adjusted tax bases in the purchase contract and the senior note or treasury securities. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest (including original issue discount) on the senior note or treasury security not previously included in income, which will be treated as ordinary interest income.

    In the case of the purchase contracts and the treasury securities, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. If the disposition of an Equity Unit or Treasury Equity Unit occurs when the purchase contract has a negative value, you should be considered to have received additional consideration for the senior notes or treasury securities in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of an Equity Unit or Treasury Equity Unit at a time when the purchase contract has a negative value.

    Gain on the sale, exchange or other disposition of a senior note prior to and including the remarketing date generally will be treated as ordinary income. Loss from the disposition of a senior note prior to and including the remarketing date generally will be treated as ordinary loss to the extent of your prior net interest inclusions. Any loss in excess of such amount generally will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a senior note after the remarketing date generally will be ordinary income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the senior note over the present value of the total remaining payments set forth on the projected payment schedule for such senior note. Further, any gain recognized in excess of such amount and any loss recognized on such sale, exchange or other disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year are generally subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

    Special rules apply in determining the tax basis of a senior note under the contingent payment obligation Treasury regulations. Your basis in a note is generally increased by original issue discount you previously accrued on the senior note, and reduced by the fixed payments and by the contingent payments projected to be made.

REMARKETING AND TAX EVENT REDEMPTION OF SENIOR NOTES

    A remarketing or tax event redemption of the senior notes will be a taxable event for holders of senior notes which will be subject to tax in the manner described above under "--Sale or Disposition of Equity Units or Treasury Equity Units."

    OWNERSHIP OF THE TREASURY PORTFOLIO

    You generally will be treated as owning the treasury portfolio that is a part of the Equity Units. We and, by acquiring Equity Units, you agree to treat yourself as the owner, for United States tax purposes, of the treasury portfolio that is a part of the Equity Units beneficially owned by you. Your initial tax basis in your applicable ownership interest of the treasury portfolio generally will equal your pro rata portion of the amount paid by the collateral agent for the treasury portfolio. Your adjusted tax basis in the treasury portfolio generally will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the treasury portfolio.

    INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the senior notes or a tax event redemption prior to the purchase contract settlement date, a holder of Equity Units generally will be required to treat its pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has original issue discount equal to the holder's pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the amount paid for the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Equity Units. A holder, whether on the cash or accrual method of tax accounting, generally will be required to include original issue discount (other than original issue discount on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to you generally will be treated as a return of your investment in the Treasury portfolio and generally will not be considered current income for United States federal income tax purposes.

    In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless such accrual basis holder elects to accrue the original issue discount on a short-term U.S. Treasury Security on a constant yield to maturity basis, such original issue discount will be accrued on a straight-line basis.

NON-UNITED STATES HOLDERS

    The following discussion only applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules not discussed in this summary may apply to you if you are a "controlled foreign corporation", "passive foreign investment company," "expatriate", corporation that accumulates earnings to avoid U.S. federal income tax or "foreign personal holding company."

UNITED STATES FEDERAL WITHHOLDING TAX

    The 30% United States federal withholding tax generally will not apply to any payment of principal or interest (including original issue discount) on the senior notes or treasury securities provided that:

    - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881 (c) (3) (A) of the Code; and

    - (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalty of perjury, that you are not a United States person, or (b) if you hold your Equity Units, Treasury Equity Units, senior notes or treasury securities through certain foreign intermediaries, you must satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States Holders that are "pass-through" entities rather than individuals.

    If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including original issue discount) made to you will be subject to the 30%, United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the senior notes or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, or other disposition of the Equity Units, Treasury Equity Units, senior notes, purchase contracts, treasury securities, and Citizens common stock acquired under the purchase contract.

    We will generally withhold a 30% United States federal withholding tax on dividends paid on our common stock acquired under a purchase contract, or upon receipt of the proper certification, such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder are not subject to the withholding tax upon receipt of the proper certification, but instead are subject to United States federal income tax, as described below.

    A Non-United States Holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

    A Non-United States Holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

UNITED STATES FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and interest (including original issue discount) on the senior notes or treasury securities or dividends on the Citizens common stock are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest or dividends on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the senior notes or treasury securities and dividends on the common stock will be included in earnings and profits.

    Any gain realized on the disposition of a senior note, treasury security, purchase contract or share of Citizens common stock generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) in the case of Equity Units, Treasury Equity Units, purchase contracts or Citizens common stock, Citizens is or has been a "United States real property holding corporation" for United States federal income tax purposes.

    An individual Non-United States Holder described in clause (l) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

    For purposes of clause (3) above, we have not determined whether we are a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes. If Citizens is or becomes a USRPHC, so long as Citizens common stock continues to be regularly traded on an established securities market, you will not be subject to United States federal income tax on the disposition of our common stock if you hold or held directly, indirectly or by application of prescribed stock attribution rules (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than or equal to five percent of the total outstanding Citizens common stock. Further, if Citizens is or becomes a USRPHC, so long as both the purchase contracts (as part of the Equity Units) and our common stock continue to be regularly traded on an established securities market, you will not be subject to United States federal income tax on the disposition of the purchase contracts if you hold or held directly, indirectly or by application of the prescribed stock attribution rules (at any time during the shorter of the five-year period preceding the date of disposition or your holding period) less than or equal to five percent of the purchase contracts. If Citizens is or becomes a USRPHC, if the purchase contracts are not, but our common stock is, regularly traded on an established securities market, then you will not be subject to United States federal income tax on the disposition of the purchase contract if on the day you acquired the purchase contracts the purchase contracts had a fair market value less than or equal to five percent of our common stock. If however, Citizens is a USRPHC and the Citizens common stock ceases to be regularly traded on an established securities market you will be subject to United States federal income tax on the taxable disposition of the common stock or the purchase contract. Finally, if Citizens is or becomes a USRPHC and you dispose of a senior note, you will not be subject to United States federal income tax, under clause (3) above, on such disposition of the senior note unless it is determined that the senior note has been separated from the purchase contract for the principal purpose of avoiding the provisions of the Code addressing the disposition by foreign persons of U.S. real property interests. In no event should clause (3) apply to a disposition of the senior note if the senior note carries arm's length interest and repayment terms, which we believe to be the case.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    UNITED STATES HOLDERS

    In general, information reporting requirements will apply to payments on the Equity Units, Treasury Equity Units, senior notes, treasury securities, and our common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest or dividend income.

    NON-UNITED STATES HOLDERS

    In general, no information reporting or backup withholding will be required regarding payments on the Equity Units, Treasury Equity Units, senior notes, treasury securities, purchase contracts and Citizens common stock that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the certification described above under "--United States Federal Withholding Tax." However, we must report annually to the IRS and to you the amount of dividends paid to, and the tax withheld with respect to, each Non-United States Holder.

    In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Equity Units, Treasury Equity Units, senior notes, treasury securities, and Citizens common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the certification described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

    The following is a summary of certain considerations associated with the purchase of the Equity Units by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS.

    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

    In considering an investment in the Equity Units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

    Any insurance company proposing to invest assets of its general account in the Equity Units should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of
Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

PROHIBITED TRANSACTION ISSUES

    Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

    Whether or not the underlying assets of Citizens were deemed to include "plan assets," as described below, the acquisition and/or holding of the Equity Units by an ERISA Plan with respect to which Citizens or the Underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or
Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Equity Units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE

91-38 respecting bank collective investment trust funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

PLAN ASSET ISSUES

    Regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless an exception applies. In the absence of such an exception, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by Citizens and the possibility that certain transactions Citizens might seek to engage in could constitute "prohibited transactions" under ERISA and the Code. Equity interests that are not subject to this general rule include among others, (i) an equity interest issued by an "operating company" (i.e., an entity that is primarily engaged directly or through majority owned subsidiaries in the production or sale of a product or service other than the investment of capital) and (ii) an equity interest that constitutes a "publicly offered security" (as defined in the Plan Asset Regulations). It is anticipated that Citizens will qualify as an "operating company" and/or that the Equity Units will qualify as "publicly offered securities," and that accordingly the foregoing general rule of the Plan Asset Regulations will not apply.

REPRESENTATION

    Accordingly, by acceptance of the Equity Units, each purchaser and subsequent transferee of the Equity Units will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the Equity Units constitutes assets of any Plan or
(ii) the purchase and holding of the Equity Units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under
Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Equity Units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Equity Units.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    Some of the information that you may want to consider in deciding whether to invest in the Equity Units is not included in this prospectus supplement but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus supplement or the accompanying prospectus supplement. The information incorporated by reference in this prospectus supplement contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus supplement automatically updates and supersedes the information contained in this prospectus supplement and incorporated filings. We have previously filed the following documents with the SEC (File No. 001-11001) and are incorporating them by reference into this prospectus supplement:

    - Quarterly Report on Form 10-Q for the three-month period ended March 31, 2001 of Citizens Communications Company filed with the SEC on May 10, 2001;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 10, 2001 in respect of our earnings announcement for the quarter ended May 31, 2001;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 16, 2001 in respect of our offering of up to $1,000 million in senior unsecured debt;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 24, 2001 in respect of our May 18, 2001 issuance of $1,750 million in aggregate principal amount of notes;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on June 4, 2001 in respect of the announcement of this offering and the concurrent offering of our common stock; and

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on June 12, 2001.

    We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement until our offering is completed.

    In addition, you should refer to section entitled "Incorporation of Documents by Reference" in the accompanying prospectus for a list of documents previously incorporated by reference into the prospectus.

    We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to

                        Citizens Communications Company
                 3 High Ridge Park, Stamford, Connecticut 06905
                         Attn.: Office of the Secretary
                             Telephone 203-614-5600

                                  UNDERWRITERS

    Under the terms and subject to the conditions set forth in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and Citizens Communications Company has agreed to sell to the underwriters, severally, the number of Equity Units indicated below:

                                                              NUMBER OF
                            NAME                                SHARES
                            ----                              ----------
Morgan Stanley & Co. Incorporated...........................   3,175,600
J.P. Morgan Securities Inc. ................................   3,175,600
Banc of America Securities LLC..............................   3,175,600
Salomon Smith Barney Inc....................................   3,175,600
Lehman Brothers Inc.........................................     844,800
The Buckingham Research Group Incorporated..................     169,600
Dain Rauscher Incorporated..................................     211,200
First Union Securities, Inc. ...............................     846,400
Legg Mason Wood Walker, Incorporated........................     169,600
Mizuho International plc....................................     211,200
Robertson Stephens, Inc. ...................................     422,400
TD Securities (USA) Inc. ...................................     422,400
                                                              ----------
    Total...................................................  16,000,000
                                                              ==========

    The underwriters are offering the Equity Units subject to their acceptance of the Equity Units from Citizens Communications Company and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Equity Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Equity Units offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any such Equity Units are taken.

    The per Equity Unit price of any Equity Unit sold by the underwriters shall be the public offering price listed on the cover page of this prospectus supplement, in United States dollars, less an amount not greater than the per Equity Unit amount of the concession to dealers described below.

    The underwriters initially propose to offer part of the Equity Units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.4875 per Equity Unit. After the initial offering of the Equity Units, the offering price and other selling terms may from time to time be varied by the representative.

    Citizens Communications Company has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 2,400,000 Equity Units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional Equity Units as the number set forth next to that underwriter's name in the preceding table bears to the total number of Equity Units set forth next to the names of all the underwriters in the preceding table. If the underwriters' over-allotment option is exercised in full, the total price to the public would be $460,000,000, the total underwriting discounts and commissions would be $13,800,000 and the net proceeds would be $446,200,000.

    Prior to this offering, there has been no public market for the Equity Units. We intend to apply to have the Equity Units listed on The New York Stock Exchange under the symbol "CZB." In order to meet one of the requirements for listing on The New York Stock Exchange, the underwriters have undertaken to sell the Equity Units to a minimum of 400 beneficial owners.

    Citizens has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any Equity Units, purchase contracts or shares of our common stock or any securities convertible into or exercisable or exchangeable for Equity Units, purchase contracts or shares of Citizens common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Equity Units, purchase contracts or shares of Citizens common stock;

whether any transaction described above is to be settled by delivery of Equity Units, purchase contracts or shares of Citizens common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

    - the sale of shares or Equity Units to the underwriters;

    - the issuance of shares of common stock in Citizens' anticipated concurrent common stock offering;

    - the issuance by Citizens of shares of common stock upon the exercise of an option outstanding on the date of this prospectus supplement or with respect to awards under Citizens executive stock incentive plan outstanding on the date of this prospectus supplement;

    - the grant of options or awards pursuant to Citizens employee benefit plans, provided that such options or awards do not vest prior to the termination of the lock-up period; or

    - the issuance of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock by us in a private sale in which each recipient of such securities agrees to be bound by the same restrictions as those described in the following paragraph.

    Our executive officers and directors have agreed that, for a period of 90 days after the date of this prospectus supplement, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc.

    In order to facilitate the offering of the Equity Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Equity Units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Equity Units for their own account. In addition, to cover over-allotments or to stabilize the price of the Equity Units, the underwriters may bid for, and purchase, Equity Units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Equity Units in the offering, if the syndicate repurchases previously distributed Equity Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Equity Units above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    Concurrently with this offering, we are also offering 21,875,000 shares of our common stock, with an over-allotment option of 3,281,250 shares of common stock, for which certain underwriters of this offering are also acting as underwriters under a separate underwriting agreement. The two offerings are not conditioned on each other.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    From time to time, some of the underwriters and their affiliates have provided, and continue to provide, investment banking and commercial banking services to Citizens.

    Citizens has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Equity Units will be passed upon for Citizens by Winston & Strawn, New York, New York and by Simpson Thacher & Bartlett, New York, New York for the underwriters.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

    From May 27, 1999 through July 12, 2000, we entered into several agreements to acquire approximately 2.0 million telephone access lines (as of December 31, 2000) for approximately $6,471.0 million in cash which was subsequently reduced to $6,321.0 million. These transactions have been and will be accounted for using the purchase method of accounting. The results of operations of the acquired properties have been and will be included in our financial statements from the dates of acquisition of each property. These agreements and the status of each transaction are described as follows:

VERIZON (GTE) ACQUISITION

    On May 27, September 21, and December 16, 1999, we announced definitive agreements to purchase from Verizon Communications Inc., formerly GTE Corp. (Verizon), approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska for approximately $1,171.0 million in cash. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 access lines for approximately
$205.4 million in cash. On August 31, 2000, we closed on the Minnesota purchase of approximately 142,400 access lines for approximately $438.9 million in cash. On November 30, 2000, we closed on the Illinois/Wisconsin purchase of approximately 112,900 access lines for approximately $303.9 million in cash. We expect that the remainder of the Verizon transactions which are subject to various state and federal regulatory approvals will close on a state-by-state basis in 2001. Our expected cash requirement to complete the Verizon acquisitions is $222.8 million in 2001.

QWEST ACQUISITION

    On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications, formerly U S WEST (Qwest), approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming for approximately $1,650.0 million in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 access lines for approximately $38.0 million in cash. The remainder of the Qwest acquisitions, covering 539,800 access lines, are subject to the satisfaction of certain closing conditions, including, without limitation, financial representations and warranties and the receipt of governmental consents. We have already received all required state regulatory approvals other than from Minnesota. Subject to satisfaction of the required closing conditions, we anticipate closing the acquisitions on a state-by-state basis. We cannot assure that all required closing conditions will be satisfied. We are currently in discussions with Qwest, relating to the satisfaction of closing conditions. We do not believe that the failure to close any or all of the remaining Qwest acquisitions will have a material adverse effect on us, including our ability to implement our telecommunications strategies.

GLOBAL CROSSING ACQUISITION

    On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. (Global) 100% of the stock of the Frontier Incumbent Local Exchange Carrier business, which owns approximately 1.1 million telephone access lines (as of December 31, 2000) in Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately $3,650.0 million in cash which price was later reduced to $3,500.0 million. We have received approval for the proposed purchase from the Federal Communications Commission and all other state Public Service Commissions with the exception of Minnesota. Subject to the timely receipt of the Minnesota regulatory approval, we expect that this transaction will be completed and paid for in full by the end of June 2001.

    The GTE Acquisitions, the Qwest Acquisitions and the Frontier Acquisition are collectively referred to as the Acquisitions. The following unaudited pro forma condensed combined financial information of Citizens Communications Company and the Acquisitions, which are referred to as "Pro Forma Citizens Communications Company," has been prepared to illustrate the effects of the Acquisitions and related financing (including the sale of the water, gas and electric properties) had the Acquisitions been completed as of December 31, 2000 for the pro forma balance sheet and at the beginning of the year for the pro forma statement of operations. The Frontier Acquisition on the pro forma balance sheet represents the balance sheet of the Frontier Acquisition as of December 31, 2000. The GTE and Qwest Acquisitions on the pro forma balance sheet represent the assets to be acquired from GTE and Qwest as of December 31, 2000, including our preliminary allocation of purchase price. The amount in shareholders' equity represents the net assets acquired. As stated in the notes to the financial statements of the Qwest Acquisition, corporate overhead expenses are not included in the statement of revenue and expenses.

    We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will continue to have increased expenses until all acquisitions are fully integrated. We expect to achieve economies of scale with the acquired properties that will both expedite our ability to provide an expanded menu of telecommunications services and make those services incrementally more profitable but can provide no assurance that such economies will be realized. We expect that these acquisitions will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information reflects the increased expenses to the extent they have been incurred in the periods presented, but does not reflect economies of scale.

    Certain of our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71. We do not expect to account for the assets acquired in the Acquisitions under SFAS 71; as a result, the pro forma financial information does not present the Acquisitions completed and to be completed as if they were accounted for under SFAS 71 pending the outcome of our evaluation.

    The pro forma information, presented in this prospectus supplement with regard to our pending acquisitions, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined at the beginning of the year. If the companies had actually been combined at the beginning of the year, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Acquisitions had taken place earlier or the future results that the companies will experience after completion of these transactions. The unaudited pro forma information does not reflect the impact of any joint venture we may enter into as a financing vehicle. If we enter into a joint venture, we expect our results and financial condition would materially differ from our pro forma results.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Acquisitions included herein and in the Current Reports on Form 8-K filed by us on November 14, 2000, March 29, 2001 and May 7, 2001 and the historical financial statements of Citizens Communications Company.

                CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
                          PRO FORMA BALANCE SHEET DATA
                            AS OF DECEMBER 31, 2000
                                  (UNAUDITED)

                                                                                                 PRO FORMA
                                          CITIZENS       FRONTIER      GTE AND QWEST    ----------------------------
                                       COMMUNICATIONS   ACQUISITION    ACQUISITIONS     ADJUSTMENTS       ADJUSTED
                                       --------------   -----------   ---------------   -----------      -----------
                                                                  (AMOUNTS IN THOUSANDS)
ASSETS
Cash.................................    $   31,223     $   41,550      $       --      $ 1,855,406 (1)  $    92,479
                                                                                         (1,835,700)(2)
Accounts receivable, net.............       243,304      1,524,682                       (1,411,727)(2)      356,259
Short-term investments...............        38,863             --                               --           38,863
Other................................        63,490         41,766                               --          105,256
Assets held for sale.................     1,212,307             --                       (1,212,307)(1)           --
Assets of discontinued operations....       673,515             --                         (673,515)(1)           --
                                         ----------     ----------      ----------      -----------      -----------
    Total current assets.............     2,262,702      1,607,998              --       (3,277,843)         592,857
Net property, plant & equipment......     3,509,767      1,052,745         605,171                         5,167,683
Excess cost over net assets                 633,268      1,521,250       1,230,529        1,223,500 (2)    4,608,547
  acquired...........................
Investments..........................       214,359             --                               --          214,359
Regulatory assets....................       175,949             --                               --          175,949
Deferred debits and other assets.....       158,961         65,641                          (46,932)(2)      177,670
                                         ----------     ----------      ----------      -----------      -----------
    Total assets.....................    $6,955,006     $4,247,634      $1,835,700      $(2,101,275)     $10,937,065
                                         ==========     ==========      ==========      ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt due within one year...    $  181,014     $    3,142      $       --      $        --      $   184,156
Accounts payable and other current
  liabilities........................       330,383      1,294,303                       (1,139,831)(2)      484,855
Liabilities related to assets held
  for
  sale...............................       290,575             --                         (290,575)(1)           --
Liabilities of discontinued                 190,496             --                         (190,496)(1)           --
  operations.........................
                                         ----------     ----------      ----------      -----------      -----------
    Total current liabilities........       992,468      1,297,445                       (1,620,902)         669,011
Deferred income taxes................       490,487        120,124                               --          610,611
Customer advances for construction
  and contributions in aid of
  construction.......................       205,604             --                               --          205,604
Deferred credits and other                  108,321        148,232                          (29,552)(2)      227,001
  liabilities........................
Regulatory liabilities...............        24,573             --                               --           24,573
Long-term debt.......................     3,062,289        116,057                        2,400,000 (2)    5,578,346
                                         ----------     ----------      ----------      -----------      -----------
    Total liabilities................     4,883,742      1,681,858              --          749,546        7,315,146
Equity forward contracts.............       150,013                                                          150,013
Company Obligated Mandatorily
  Redeemable Convertible Preferred
  Securities *.......................       201,250             --                               --          201,250
Shareholders' equity.................     1,720,001      2,565,776       1,835,700          450,655 (1)    3,270,656
                                                                                         (4,401,476)(2)
                                                                                          1,100,000 (2)
                                         ----------     ----------      ----------      -----------      -----------
Total liabilities and shareholders'
    equity...........................    $6,955,006     $4,247,634      $1,835,700      $(2,101,275)     $10,937,065
                                         ==========     ==========      ==========      ===========      ===========

    *Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.

             See Notes to Pro Forma Combined Financial Statements.

                CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
                     PRO FORMA STATEMENT OF OPERATIONS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

                                              GTE ACQUISITIONS
                                            --------------------
                                                          GTE
                              CITIZENS         GTE      COMBINED     QWEST       FRONTIER        TOTAL
                           COMMUNICATIONS   MINNESOTA   ENTITIES   ACQUISTION   ACQUISITION   ACQUISITIONS
                           --------------   ---------   --------   ----------   -----------   ------------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Revenue..................    $1,802,358      $56,962    $121,334    $335,076     $746,302      $1,259,674
Operating expenses.......     1,292,950       23,323      44,188     147,635      370,893         586,039
Depreciation and
  amortization...........       387,607          545      28,712      88,802      200,669         318,728
                             ----------      -------    --------    --------     --------      ----------
Income from operations...       121,801       33,094      48,434      98,639      174,740         354,907
Investment and other
  income, net............         3,350           --          --      23,347       64,583          87,930
Minority interest........        12,222           --          --          --           --              --
Interest expense.........       187,366        1,686       2,933          --       24,067          28,686
Income tax expense
  (benefit)..............       (16,132)      12,687      18,105      45,379      103,417         179,588
Convertible preferred
  dividends..............         6,210           --          --          --           --              --
                             ----------      -------    --------    --------     --------      ----------
Income (loss) from
  continuing
  operations.............    $  (40,071)     $18,721    $ 27,396    $ 76,607     $111,839      $  234,563
                             ==========      =======    ========    ========     ========      ==========
Weighted average shares
  outstanding--Basic.....       261,744
Weighted average shares
  outstanding--Diluted...       266,931
Loss from continuing
  operations per basic
  share..................    $    (0.15)
Loss from continuing
  operations per diluted
  share..................    $    (0.15)


                           ELIMINATION OF GAS            PRO FORMA
                              AND ELECTRIC      ----------------------------
                             OPERATIONS (1)     ADJUSTMENTS        ADJUSTED
                           ------------------   -----------       ----------
                           (AMOUNTS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Revenue..................       $597,823         $      --        $2,464,209
Operating expenses.......        526,472             9,000 (3)     1,361,517
Depreciation and
  amortization...........         47,857           228,953 (4)       899,957
                                                    12,526 (5)
                                --------         ---------        ----------
Income from operations...         23,494          (250,479)          202,735
Investment and other
  income, net............          5,073           (27,770)(6)        58,437
Minority interest........             --                --            12,222
Interest expense.........         36,056           265,339(7)        445,339
Income tax expense
  (benefit)..............         (2,417)         (178,662)(8)       (12,789)
Convertible preferred
  dividends..............             --                --             6,210
                                --------         ---------        ----------
Income (loss) from
  continuing
  operations.............       $ (5,072)        $(364,926)       $ (165,362)
                                ========         =========        ==========
Weighted average shares
  outstanding--Basic.....
Weighted average shares
  outstanding--Diluted...
Loss from continuing
  operations per basic
  share..................
Loss from continuing
  operations per diluted
  share..................

              See Notes to Pro Forma Combined Financial Statements

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENT

(1) Reflects the effect of the sales of our public utilities services properties, net of estimated income taxes. For the pro forma balance sheet data, cash proceeds from these dispositions are assumed to be the contract price for those properties for which we have reached an agreement with a buyer and signed a definitive contract to sell, and the net book values for those properties not yet under contract. Such net cash proceeds are assumed to aggregate $1,855.4 million. This results in an addition to retained earnings of $450.7 million at December 31, 2000 reflecting the estimated net book gain on the sale of these properties. Currently, we have agreements to sell all our water and wastewater operations, one of our electric operations and one of our natural gas operations. The proceeds from these agreements aggregate approximately $1,380.0 million in cash plus the assumption of certain liabilities. We do not expect any of such properties to be sold at a loss. For the pro forma income statement data, we have eliminated the operations of the gas and electric properties as if they had been disposed of on January 1, 2000. The water operations were classified as discontinued operations and therefore are not included in Citizens pro forma statement of operations data.

(2) Represents the acquisition of the stock of the Frontier Acquisition and the remaining assets to be acquired (as of December 31, 2000) in the GTE and Qwest Acquisitions. Such acquisitions are assumed to be funded through the cash proceeds, net of tax, from the assumed sale of the public utilities services properties, the issuance of long-term debt securities and the issuance of equity securities. The pro forma condensed financial statements assume that debt and equity securities would be issued in amounts that result in a long-term debt to long-term debt and equity ratio of 63% subsequent to the transactions contemplated herein. The following represents the adjustment to record the Acquisitions:

                                                              (IN THOUSANDS)
                                                              --------------
Elimination of historical shareholder's equity of the
  Frontier Acquisition and the net equity in assets acquired
  and to be acquired of the GTE and Qwest Acquisitions......   $(4,401,476)
Elimination of related party balances of Frontier, net
  (a).......................................................       289,276
Issuance of long-term debt..................................     2,400,000
Issuance of equity..........................................     1,100,000
Cash proceeds used from sales of public utilities services
  properties................................................     1,835,700
                                                               -----------
                                                               $ 1,223,500
                                                               ===========

    (a) The Frontier related party balances are included in accounts receivable, net, other assets, accounts payable and other liabilities. Upon acquisition by Citizens, certain related party balances are settled by Frontier's parent. The remaining amounts, representing a net receivable of $289.3 million, are assumed by Citizens. All of these related party balances are eliminated as part of the pro forma adjustments with the amount assumed by Citizens resulting in an increase to "Excess cost over net assets acquired."

    For purposes of the accompanying pro forma combined financial statements, we have reflected the acquired assets and the assets to be acquired (including our estimate of the GTE and Qwest purchase price allocations) at their historical carrying values and have reflected the excess cost over such amounts as excess cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase prices and the final estimates of fair values of assets and liabilities as of the various closing dates. We undertake studies to determine the fair values of assets acquired and allocate the purchase prices accordingly. We believe that the excess cost over historical net assets acquired and to be acquired will be allocated to property, plant and equipment, customer base, other identifiable intangibles and goodwill.

    However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(3) Represents an increase in selling, general and administrative expenses of the GTE Combined Entities to reverse a pension credit recorded during the year ended December 31, 2000 that will not continue.

(4) Reflects amortization expense of the excess cost over net assets acquired in the Acquisitions using the straight-line method over a 15-year period. Should the allocation of purchase price differ significantly as described in
    Note 2, amortization expense could be impacted since the depreciable lives of assets other than goodwill may be shorter or longer than 15 years.

    On September 30, 1999, Global Crossing acquired Frontier Corporation and all of its subsidiaries (including the LEC businesses that we are acquiring), in a merger transaction. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," the purchase price was allocated to Frontier Corporation and its subsidiaries based upon their fair market values at the date of the acquisition. Frontier was amortizing the associated goodwill over a 25-year period. Citizens included the full year 2000 amortization of goodwill over a 15-year period.

(5) Represents an adjustment for depreciation expense related to GTE Minnesota since the GTE historical financial statements did not include depreciation related to these assets held for sale.

(6) Represents the elimination of a gain reported by the Qwest Acquisition associated with the sale of their North Dakota properties to Citizens and the elimination of our investment income related to our bond portfolio sold during 2000 to partially fund the acquisitions.

(7) Represents pro forma interest expense from the beginning of the year on the debt assumed to have been issued to partially fund the Acquisitions (the interest rate is assumed to be 9.0%).

(8) Represents adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

                                 $3,800,000,000

                        CITIZENS COMMUNICATIONS COMPANY

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                    WARRANTS

                    CITIZENS COMMUNICATIONS CAPITAL TRUST I
                           TRUST PREFERRED SECURITIES
                 GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY
                        CITIZENS COMMUNICATIONS COMPANY
                             ---------------------
    Citizens Communications Company intends to offer from time to time common stock, preferred stock, depositary shares, debt securities, and warrants to purchase these types of securities. In addition, Citizens Communications Company has established Citizens Communications Capital Trust I, or the Trust, as a Delaware statutory business trust. The Trust intends to offer trust preferred securities. The trust preferred securities will be guaranteed to the extent described herein by Citizens Communications Company. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,800,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    In this prospectus, references to "Citizens" are to Citizens Communications Company and do not include its subsidiaries. References to the "Trust" are to Citizens Communications Capital Trust I and do not include Citizens. References to the "Company," "we," "us" and "our" do include Citizens, the Trust and its other subsidiaries.

    We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

    This prospectus also relates to approximately 9,139,900 shares, or the Resale Shares, of common stock of Citizens that may, from time to time, be sold by the person named in this prospectus under the caption "Selling Stockholder."

    The selling stockholder may from time to time sell the Resale Shares on the New York Stock Exchange or on any other national securities exchange on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Resale Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

    We will receive no part of the proceeds of any sales of the Resale Shares made hereunder. See "Use of Proceeds." All expenses of registration of the Resale Shares incurred in connection with the offering, as well as all selling and other expenses incurred by the selling stockholder, are being borne by us.

    A brief description of the securities we, or the selling stockholder, may offer can be found in this prospectus.

    Our common stock is quoted on the New York Stock Exchange under the symbol "CZN." The closing price of our common stock on the New York Stock Exchange on May 4, 2001 was $12.56. None of the other securities that we may offer under this prospectus is currently publicly traded.
                            ------------------------

            SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF MATTERS
         THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES.
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 9, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      3

Risk Factors................................................      4

Forward-Looking Statements..................................      9

Use of Proceeds.............................................     10

Ratio of Earnings to Fixed Charges..........................     10

Citizens Communications Company.............................     11

Citizens Communications Capital Trust I.....................     25

Accounting Treatment........................................     25

Selling Stockholder.........................................     26

Description of Debt Securities..............................     27

Description of Capital Stock................................     35

Description of Warrants.....................................     37

Description of Depositary Shares............................     39

Description of Trust Preferred Securities...................     42

Description of Guarantee....................................     43

Plan of Distribution........................................     46

Where You Can Find More Information.........................     48

Incorporation of Documents by Reference.....................     48

Legal Matters...............................................     49

Experts.....................................................     49

                             ABOUT THIS PROSPECTUS

    This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus.

    This prospectus provides you with a description of our business, certain risk factors and a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement will include a detailed and current discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus together with additional information described under the heading "Where You Can Find More Information" and any prospectus supplement, you should rely on the information in that prospectus supplement.

    You should rely on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT BEFORE YOU DECIDE TO PURCHASE SECURITIES OFFERED BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. IN ADDITION, YOU SHOULD NOTE THAT THE PROSPECTUS SUPPLEMENT THAT WILL ACCOMPANY THIS PROSPECTUS WILL INCLUDE ANY ADDITIONAL RISK FACTORS THAT MAY SPECIFICALLY APPLY TO THE TYPE OF SECURITY THAT WE WILL OFFER UNDER THE PROSPECTUS SUPPLEMENT OR THAT MAY OTHERWISE APPLY.

    WE MAY BE UNABLE TO OBTAIN NEW FINANCING AND ANY NEW FINANCING WE DO OBTAIN MAY BE ON UNFAVORABLE TERMS.

    Since March 1999, we have contracted to purchase 2,034,700 telephone access lines for an aggregate purchase price of $6,321.0 million. As of March 31, 2001, we have closed on the purchase of 334,500 telephone access lines for an aggregate purchase price of $985.3 million, which was financed with drawings under our bank credit facilities, the sale of our commercial paper and the sale of marketable securities held by us. We will require $5,334.8 million to close on the remaining purchases. Our remaining available credit facilities of $5,553.6 million as of March 31, 2001, together with cash flows, are sufficient to fund these acquisitions as they close.

    Our ability to draw on our $5,700.0 million credit facility will end on October 26, 2001 and the debt outstanding under this facility will mature on October 25, 2002. Accordingly, prior to October 25, 2002, we will need to establish a permanent capital structure consisting of a combination of replacement credit facilities and issuances of long-term debt and equity. We may not be able to obtain sufficient long-term debt financing and equity financing on favorable terms. Our ability to accomplish these objectives is subject to market conditions, relevant regulatory approvals, and our ability to maintain a favorable credit rating. We may only be able to obtain long-term debt financing at higher interest rates than we currently pay or with onerous covenants that could restrict our operating flexibility or adversely affect our overall financial results.

    WE WILL NEED TO TAKE ACTION IF WE ARE TO MAINTAIN OUR CREDIT RATINGS.

    It is our intention to maintain investment grade credit ratings for our senior unsecured indebtedness. In order to do so, we expect to take action to preserve the strength of our balance sheet. More specifically, we expect that we may issue equity or securities that the rating agencies deem to have equity characteristics, refinance our credit facility indebtedness, sell our public utility assets and perhaps raise capital through one or more joint ventures which we expect we would operate and to which we would sell some significant assets. The consummation of any and/or all of these transactions is dependent upon a number of conditions affecting our operations and the capital markets generally, including the receipt of any necessary regulatory approvals, favorable market reception to our issuance of long-term debt and equity securities and our continued success in operating our businesses. Failure to preserve the strength of our balance sheet through some combination of these transactions could result in a downgrading of the ratings applicable to our indebtedness. In addition, if we undertake any further acquisitions, such acquisitions might have a detrimental effect on our credit ratings.

    WE MAY BE UNABLE TO SUCCESSFULLY DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENTS IN A TIMELY MANNER WHICH MAY ADVERSELY AFFECT OUR FINANCING PLANS.

    A key component of our business strategy involves the divestiture of our public utilities services segments. Failure to sell our public utilities services segments on acceptable terms or to complete agreed sales within agreed time periods may adversely affect our ability to obtain new financing on acceptable terms to continue to expand our telecommunications business internally and to meet competitive challenges. Sales of our public utilities services segments require regulatory approval and in some cases contain financing conditions. We cannot be sure that we will receive the necessary regulatory approvals or financing prior to the expirations of closing deadlines contained in our sale agreements. Therefore, the planned sale of our public utilities services segments may not occur within the anticipated time periods. Examples of delays or factors which may affect our proposed transactions include:

    - Our agreements to sell our Arizona and Vermont electric divisions have been terminated due to the failure of the proposed purchaser to obtain financing.

    - The California electricity generation crisis has stretched the resources of California utility regulators and may result in delays in approving the sale of our water and wastewater assets. Our agreement for the sale of this business may be terminated if regulatory approval is not received before September 30, 2001.

    - The Hawaii Public Utility Commission has denied the initial application requesting approval of the proposed sale of our Kauai electric division to Kauai Island Electric Co-op. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

    Our failure to consummate these divestitures at the expected prices could adversely affect our financing plans, credit ratings and internal expansion.

    UNTIL WE DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENTS WE WILL BE SUBJECT TO THE RISKS OF THE PUBLIC UTILITIES BUSINESS.

    We intend to divest our public utilities services segments in order to focus on the telecommunications sector. Until we complete our divestitures on acceptable terms, we remain subject to continuing risks of the public utilities business. These risks include exposure to rapidly fluctuating prices for gas and electricity in a regulated or partially regulated environment and financial instability in the public utilities industry in certain states. For example:

    - In Arizona, we are disputing what we believe to be excessive power costs charged by our power supplier in the amount of $57.0 million through December 31, 2000. We have deferred charging these costs to consumers and have recorded them as a regulatory asset on our balance sheet in anticipation of recovering certain amounts through renegotiation with the power supplier.

    - In Vermont, we belong to a Vermont utility consortium that purchases power from a Canadian power generation facility. Two participants in the consortium, representing an aggregate of 83% of the purchase commitment, have experienced financial difficulties. If they default on their purchase commitments, we, as a 10% participant, and other members of the consortium will be obligated to purchase the defaulting parties' share of power on a pro rata basis. We will be exposed to any price differential between the price that we pay for the power and the market price for the power.

    - The market for energy has become more unstable recently, particularly in states such as California. Continued market instability in California or in other jurisdictions may have an adverse effect upon the energy market generally and our operations specifically.

    WE HAVE SUBSTANTIAL EXISTING INDEBTEDNESS AND WILL INCUR SUBSTANTIAL ADDITIONAL OBLIGATIONS.

    As of March 31, 2001, we had outstanding long-term indebtedness of approximately $2,981.5 million. This amount includes indebtedness of our 85%-owned subsidiary, Electric Lightwave, Inc., or ELI. We have credit facilities of $6,350.0 million of which $5,553.6 million was available as of March 31, 2001 to fund our currently contracted for acquisitions. Through March 31, 2002, we expect $181.2 million of this indebtedness to mature.

    As of March 31, 2001, ELI had outstanding long-term indebtedness of approximately $885.9 million. ELI has borrowed $400.0 million under a revolving line of credit with commercial banks that expires on November 21, 2002 and has issued $325.0 million in indebtedness that matures on May 14, 2004. In addition, ELI has entered into leases for telecommunication facilities, including one with a final purchase option due on April 30, 2002 in the amount of $110.0 million. We have guaranteed $911.1 million of indebtedness and other obligations of ELI. We do not expect that ELI will have sufficient resources from internally generated funds to make all of these required payments. Therefore, ELI must rely upon the financial markets and us to refinance all or a portion of this indebtedness. There can be no assurance that ELI will be successful in refinancing this indebtedness. We have committed to continue to finance ELI's cash requirements through a revolving credit facility to ELI in the amount of $450.0 million that matures on October 30, 2005. As of March 31, 2001, $58.0 million principal amount was outstanding under this facility.

    We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit ratings could be adversely affected. As a result, our borrowing costs could increase and our access to capital may be adversely affected.

    WE MAY BE UNABLE TO ACHIEVE IMPROVED OPERATING RESULTS FROM OUR NEWLY ACQUIRED OPERATIONS AND EFFICIENTLY INTEGRATE THESE OPERATIONS INTO OUR EXISTING BUSINESS.

    In order to accomplish growth in profitability, we will need to increase our revenues per customer through enhanced products and services as well as attract new customers while retaining our existing customer revenue base. In addition, we need to integrate our newly acquired operations into our existing business. Our strategy is premised, in part, on our ability to timely consummate our pending telecommunications acquisitions and to improve operating results in our existing and to-be-acquired telecommunications businesses by introducing new communications products and services, expanding the penetration of existing services and improving operating efficiencies.

    The rapid growth in the size of our telecommunications business though our acquisitions and our ongoing transformation into a telecommunications company poses challenges for us to monitor our operations, costs, regulatory compliance, and service quality and to maintain other necessary internal controls. If we are not able to meet these challenges effectively, our results of operations may be harmed.

    OUR ACTUAL OPERATING RESULTS WILL DIFFER FROM THE RESULTS INDICATED IN THE PRO FORMA FINANCIAL STATEMENTS AND THIS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.

    The pro forma information incorporated by reference in this prospectus with regard to our pending acquisitions, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies and businesses been combined throughout these periods and performance might have been different. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the acquisitions had taken place earlier or the future results that the companies and businesses will experience after completion of these transactions.

    In addition, we may enter transactions that would affect our financial condition and the value of the securities. Our pro forma financial statements do not reflect what would be the effect of any transaction, including joint ventures we may enter into.

    THE ACCESS CHARGE REVENUES WE RECEIVE MAY BE REDUCED AT ANY TIME.

    A significant portion of our revenues comes or is derived from access charges paid by interexchange carriers, or IXCs, for services we provide in originating and terminating intrastate and interstate long-distance telephone calls. The amount of access charge revenues we receive for these services is regulated by the Federal Communications Commission, or FCC, and state regulatory agencies. Recent rulings regarding access charges have lowered the amount of revenue we receive from this source. Additional actions by these agencies could further reduce the amount of access revenues we receive. In addition, a portion of our access revenues is received from state and federal universal service funds based upon the high cost of providing telephone service to certain rural areas. In the future, there may be proposals by state or federal regulatory agencies to eliminate or reduce these revenues. A material reduction in the revenues we receive from these funds would adversely affect our financial results.

    WE FACE COMPETITION, WHICH COULD ADVERSELY AFFECT US.

    The telecommunications industry is a competitive industry. The traditional dividing lines between long distance, local, wireless, cable and internet services are becoming increasingly blurred. Through mergers and various service integration strategies, services providers are striving to provide integrated solutions both within and across geographic markets. As a diversified full service incumbent local exchange carrier, or ILEC, our competitors are competitive local exchange carriers, or CLECs, and other providers (or potential providers) of services, such as internet service providers, or ISPs, satellite companies, neighboring ILECs and cable companies that may provide services competitive with ours or services that we intend to introduce. We cannot assure you that we will be able to compete effectively with these industry participants in all of our operations.

    In addition, wireless providers currently compete in territories of all of our rural telephone exchange subsidiaries. Increased competition from these wireless providers is expected. We cannot predict the effects of greater competition from wireless providers. Furthermore, regions served by access lines that have not had substantial upgrading over the last several years are particularly vulnerable to competition. Until we complete the upgrade of our access lines, the services we provide in the areas served by these access lines are vulnerable to competition from operators of more updated systems.

    We expect competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including a changing regulatory environment that may affect our competitors and us differently, new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

    ELI FACES SUBSTANTIAL COMPETITION FOR ITS TELECOMMUNICATIONS SERVICES FROM LARGER COMPANIES.

    ELI's competitors for telecommunications services are primarily larger ILECs, CLECs and IXCs. Because it is not an incumbent provider, ELI's ability to succeed in the telecommunications services market depends to a large extent on its ability to build tailored, value-added network services for business customers and to maintain its customer base and develop additional business customers in its core geographic areas in light of changing technologies.

    We anticipate that general pricing competition and pressures will increase significantly. We have not obtained significant market share in any of the areas where we offer our CLEC services, nor do we expect to do so given the size of our telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that we will be able to compete effectively in any of our markets. Furthermore, the recent bankruptcies and weakened financial position of a number of CLECs have resulted in a more demanding operating environment for CLECs, as both customers and suppliers are more concerned about each CLEC's creditworthiness.

    MANY OF OUR COMPETITORS HAVE SUPERIOR RESOURCES, WHICH MAY PLACE US AT A COST AND PRICE DISADVANTAGE.

    Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. In addition, some of our competitors can raise capital at a lower cost than we can. Consequently, some competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. Also, the greater brand name recognition of some competitors may require us to price our services at lower levels in order to win business. Finally, the cost advantages of some competitors may give them the ability to reduce their prices for an extended period of time if they so choose.

    OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, IMPOSING SUBSTANTIAL COMPLIANCE COSTS AND RESTRICTING OUR ABILITY TO COMPETE IN OUR TARGET MARKETS.

    As an ILEC, we are subject to significant regulation from federal, state and local authorities. This regulation restricts our ability to raise our rates, especially in our basic services, and imposes substantial compliance costs on us. Regulation restricts our ability to compete and, in some jurisdictions, it may restrict our ability to expand our services. In addition, changes to the regulations that govern us may have an adverse effect upon our business by reducing the allowable fees that we may charge, imposing additional compliance costs, or otherwise changing the nature of our operations and the competiton in our industry.

    IN THE FUTURE AS COMPETITION ENTERS OUR MARKETS, WE MAY BE UNABLE TO MEET THE TECHNOLOGICAL NEEDS OR EXPECTATIONS OF OUR CUSTOMERS.

    The telecommunications industry is subject to significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the needs or expectations of our customers. Replacing or upgrading our infrastructure could result in significant capital expenditures.

    DETERIORATING ECONOMIC CONDITIONS COULD HARM OUR BUSINESS.

    Demand for communications products and services may be adversely affected by a downturn in the United States economy as well as changes in the global economy. Key United States economic indicators have recently signaled a softening of the United States economy. As a result, we may experience decreased demand for our communications products and services. A decline in the demand for and usage of communications products and services could have an adverse effect on our results of operations and financial condition.

    Many of ELI's customers are in various internet-related businesses, including internet service providers, some of which have been adversely affected by recent business trends in that sector. To the extent the credit quality of these customers deteriorates or these customers seek bankruptcy protection, ELI's ability to collect receivables, and ultimately its operating results, may be adversely affected.

    AS A HOLDING COMPANY WITH RESPECT TO TELECOMMUNICATIONS ASSETS, WE WILL REQUIRE DIVIDENDS FROM SUBSIDIARIES TO MEET CASH REQUIREMENTS OR PAY DIVIDENDS.

    Citizens conducts all its telecommunications business operations through its subsidiaries and may arrange for certain telecommunications assets to be held in special purpose legal entities with separate financing. Accordingly, following the divestiture of our public utilities services segments, Citizens' only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness will be distributions relating to its ownership interest in its telecommunications subsidiaries and affiliates from the net earnings and cash flow generated by such subsidiaries. We cannot be sure that Citizens' telecommunications subsidiaries will generate sufficient cash flow to pay or distribute such dividends or funds, or that applicable state law, regulatory action, and contractual restrictions, including negative covenants contained in any debt instruments of such subsidiaries and affiliates, would permit such dividends, distributions or payments.

                           FORWARD-LOOKING STATEMENTS

    Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.

    Some statements and information contained in this prospectus and in the documents incorporated by reference into this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements may differ from actual future results due to, but not limited to, those factors referenced under "Risk Factors" and/or any of the following possibilities:

    - changes in economic conditions;

    - changes in the capital markets;

    - changes in industry conditions;

    - changes in our credit rating; and

    - changes in accounting policies or practices adopted voluntarily or as required by regulations or generally accepted accounting principles.

    You should consider these important factors as well as those referenced under "Risk Factors" in evaluating any statement in this prospectus or otherwise made by us or on our behalf. We have no obligation to update or revise these forward-looking statements.

                                USE OF PROCEEDS

    Except as otherwise described in an accompanying prospectus supplement, we plan to use substantially all of the net proceeds from the sale of any securities sold by us, together with internally generated funds and possible future borrowings, to refinance bank borrowings and other extensions of credit, to expand our networks, service offerings and related infrastructure, to fund working capital and pending as well as future acquisitions, to make further investments in related telecommunications businesses as well as for general corporate purposes. Until we use the proceeds of sales by us of any securities covered by this prospectus or any prospectus supplement in this manner, we may temporarily use them to make short-term investments or to reduce short-term borrowings.

    All of the Resale Shares offered hereby are being offered by the selling stockholder. We will not receive any of the proceeds of any sales of Resales Shares made hereunder.

    The proceeds from the sale of trust preferred securities by the Trust will be invested in junior subordinated notes issued by Citizens. Except as we may otherwise describe in a prospectus supplement, Citizens expects to use the net proceeds from the sale of the junior subordinated notes to the Trust for the purposes set forth above.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends. Earnings consist of income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest charges and an amount representing the interest factor included in rentals (assumed to be one-third) and preference security dividend requirements.

                                                                        YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                            1996       1997       1998     1999(1)      2000
                                                          --------   --------   --------   --------   --------
Consolidated ratio of earnings to fixed charges.........    3.44        .98       1.28       2.22        .62
Consolidated ratio of earnings to combined fixed charges
  and preferred dividends...............................    3.22        .98       1.26       2.14        .64

------------------------

(1) In 1999, we recorded pre-tax non-operating gains of approximately
    $221.0 million related to the sale of our investments in Centennial Cellular Corp., Century Communications Corp. ("Century") and our interest in a cable television joint venture with a subsidiary of Century. Excluding such pre-tax non-operating gains, the ratio of earnings to fixed charges for 1999 is 0.67 and the ratio of earnings to combined fixed charges and preferred dividends for 1999 is 0.69.

                        CITIZENS COMMUNICATIONS COMPANY

INTRODUCTION

    We are a telecommunications-focused company providing wireline communications services primarily to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. In addition, we provide competitive local exchange carrier, or CLEC, service to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, Inc., our 85%-owned subsidiary. We also provide public utility services including natural gas transmission and distribution, electric transmission and distribution and water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States.

    With approximately 1.4 million telephone access lines in 17 states we were the eighth largest local access wireline telephone provider in the United States as of December 31, 2000. Upon consummation of telephone access line acquisitions contracted for during 1999 and 2000, we expect to be the sixth largest ILEC in the United States with approximately 3.1 million telephone access lines in 27 states. In fiscal years 1999 and 2000 revenues from our ILEC services segment were $903.2 million and $963.7 million, respectively, and our adjusted EBITDA, operating income plus depreciation and amortization, was $327.1 million and $434.1 million, respectively. Revenues in fiscal years 1999 and 2000 from our CLEC services segment were $187.0 million and $244.0 million, respectively, and adjusted EBITDA was $(57.6) million and $1.8 million respectively.

    In 1999, we announced plans to divest our public utilities services segments. Consistent with this effort, we have contracted to sell our water and wastewater utility services segments and portions of our gas and electric properties and are presently engaged in the sale of, or are seeking buyers for, our gas and electric properties. Pending these divestitures, we continue to provide gas and electric utility services and water and wastewater services.

    We are incorporated in Delaware, and the address of our principal executive offices is 3 High Ridge Park, Stamford, Connecticut 06905. Our telephone number is (203) 614-5600.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

    The telecommunications industry involves the transmission of voice, data and video communications from the point of origination to the point of termination. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services.

    ILECs provide local, toll, access and resale services, sell, install and maintain customer premises equipment and provide directory services. In our primary markets we are the incumbent provider of local exchange service. As a result, we are subject to greater regulation than CLECs and other non-incumbent carriers.

    ILECs establish their local market position because they are the primary provider of wire access to users of services in their areas. With these connections to customers, ILECs may provide local network services, network access services, long distance and data services and other related services. The basic "dial-tone" service is subject to substantial regulation, and the other services are subject to various levels of regulation. ILECs compete with other service providers through pricing, customer service, network quality and valued-added services, with the ILECs having an initial advantage as the existing provider of basic telephone services. We believe that we maintain this advantage in a number of the markets in which we operate as an ILEC.

    Currently, the five largest ILECs in the United States are Verizon, Qwest, SBC, BellSouth and Sprint and each of them is substantially larger than we are. The structure of the domestic telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its seven regional Bell operating companies, or RBOCs, and divided the country into approximately 200 local access transport areas, or LATAs, that range in size from metropolitan areas to entire states. The original RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service, service within a LATA. The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to ILECs other than the RBOCs. However, under the Telecommunications Act of 1996, or the 1996 Act, the RBOCs are permitted to provide inter-LATA long distance service, subject to certain conditions. We, as an ILEC, provide access to long distance services for our ILEC services segment customers.

    For each long distance call, the originating and terminating ILECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating ILECs. To encourage the development of competition in the long distance market, the ILECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T.

    These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the ILECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. We derive a significant portion of our revenues from these access fees.

    Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, satellite, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks.

BUSINESS STRATEGY

    We are transforming ourselves into a company that focuses exclusively on providing telecommunication services. We primarily operate in rural areas and small and medium-sized towns where we believe we have a competitive advantage due to our relatively larger size, greater resources, and local focus and lower levels of competition. We believe that our operations in these areas will provide us with steady revenue flow and margin enhancement opportunities. To reach our objective we intend to:

    TARGET TELECOMMUNICATIONS NEEDS OF RURAL AREAS AND SMALL AND MEDIUM-SIZED TOWNS AND CITIES.

    Following the consummation of our pending acquisitions, we expect to be the among the largest ILECs in the United States (the largest after Verizon, Qwest, SBC, BellSouth and Sprint) and, we believe, the largest ILEC that focuses primarily on serving rural areas and small and medium-sized towns and cities. Apart from the RBOCs, smaller, often family-owned ILECs have traditionally provided wireline telephone services in rural areas. As newer services such as data services, the internet and digital subscriber networks have created a catalyst for growth and consolidation in the telecommunications market, the larger telecommunications companies appear to be focusing their efforts on providing new services to urban markets and are in the process of divesting parts of their rural telephone access lines and exchanges. Many smaller ILECs, on the other hand, lack the resources to improve their networks to provide these enhanced services to their consumers. We believe that, following the consummation of our pending acquisitions, our position as the largest ILEC focusing on rural and smaller markets will enable us to compete effectively against larger competitors because of our market focus and against smaller competitors because of our additional resources and economies of scale.

    CONTINUE TO ACHIEVE ECONOMIES OF SCALE THROUGH CLUSTERING AND INCREASE OPERATIONAL EFFICIENCIES.

    We continually seek the advantages and efficiencies of operating large local and regional telecommunications clusters. When we have completed our currently planned acquisitions, approximately two-thirds of our customers will be located in four states. In addition, a key part of our growth strategy is the acquisition on an opportunistic basis of access lines and exchanges contiguous to our existing network. Locally and regionally-clustered systems enable us to reduce expenses through the consolidation of marketing and support functions and to place more experienced managers at the system level who are better equipped to meet the new competitive and regulatory challenges of today's telecommunications industry. Local and regional clusters will also increase the speed and effectiveness of our product and services deployment, enhancing our ability to increase both customers and revenues.

    INCREASE PENETRATION RATES OF THE SERVICES OFFERED TO OUR MARKETS.

    We intend to increase the penetration of existing value-added services such as second lines and enhanced services, such as call forwarding, conference calling, caller identification, internet, voicemail and call waiting, to our ILEC services segment including our current markets and to-be-acquired markets. At present, the penetration rates for enhanced services in our ILEC services segment in rural areas and small and medium-sized towns and cities are below industry averages. We believe that increased sales of value-added and enhanced services in existing ILEC markets will produce revenue with higher operating margins due to the relatively low marginal operating costs necessary to offer value-added and enhanced services in markets we already serve. We believe that our ability to integrate value-added and enhanced services with our core ILEC services will provide us with the opportunity to capture an increased percentage of our customers' telecommunications expenditures.

    RETAIN EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS THROUGH THE INTRODUCTION OF NEW TECHNOLOGY AND IMPROVED MARKETING AND CUSTOMER SERVICES.

    Recent improvements in telecommunications technology as well as improvements to our network will allow us to offer new services such as digital subscriber network lines and other high-speed premium-priced data services to our existing and future customer base. We have sought to ensure that our network employs technologically current switching software and is positioned to support network growth. For example, we are gradually deploying digital subscriber line, or DSL, service in parts of our markets to provide broadband access where it is economically feasible. We believe that technological improvements in our existing and future markets will enable us to offer additional services for a low marginal increased operating cost.

    STRENGTHEN AND BUILD STRATEGIC PARTNERSHIPS AS A MEMBER OF THE LOCAL
     COMMUNITIES.

    We intend to continue to strengthen and build our relationships with local and community groups. Our relationships with such groups assist us in determining the range of features and services that consumers in our markets want. Much of our marketing and advertising efforts are directed to sponsoring local events and activities rather than mass media advertising. We believe that our local and community-based approach helps us build customer loyalty and brand awareness in the areas we serve. In addition, we intend to leverage our assets through strategic partnerships with appropriate partners.

    INCREASE UTILIZATION OF OUR CLEC'S HIGH-CAPACITY, INSTALLED, FIBER-OPTIC
     INFRASTRUCTURE.

    ELI is a CLEC that focuses on medium to large markets in the western United States. We presently provide financial support to ELI. ELI's primary focus in 2001 is increasing new and existing customer usage of its high-capacity, installed, fiber-optic infrastructure in its seven major cities and surrounding areas by increasing the penetration of existing on-net buildings and sales to customers that are connected to the network. We intend to continue to grow ELI's business so that it can operate profitably on a stand-alone basis.

    DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENT'S BUSINESS AND ASSETS.

    As part of our strategy to transform our business focus entirely to that of a telecommunications services provider, we are in the process of monetizing our public utilities services segment's assets. We have entered into agreements to sell all of our water and wastewater treatment businesses, our Louisiana natural gas business and our Hawaii electric business and seek to dispose of the remainder of our public utilities services business and assets. Successful implementation of this divestiture program will allow us to focus on our core telecommunications business while simultaneously providing us with an internal source for a portion of the financing necessary for enlarging our telephone access line network.

                          TELECOMMUNICATIONS SERVICES

    Our telecommunications services are principally ILEC services and also include CLEC services delivered through ELI. As of December 31, 2000, we operated ILECs in 17 states, serving approximately 1.4 million access lines. Our ILEC services segment is presently marketed under the Citizens name but we intend to market these services under the Frontier name following the closing of the Frontier acquisition. Our CLEC services segment is marketed under the Electric Lightwave name and provides a variety of integrated telecommunications products designed to meet the customer's total communications needs.

ILEC SERVICES

    Our ILEC services segment accounted for $963.7 million, or 53.5%, of our revenues in fiscal year 2000. In fiscal year 2000, approximately 56% of our ILEC services segment revenues came from federal and state universal service charges through the federal and local governments and regulated access charges paid by long distance operators and CLECs. Between 1990 and 2000 the population in our service areas grew overall by approximately 6%. In 1999 and 2000 the number of telephone access lines in our historic telephone systems increased by 4.8% and 4.0%, respectively.

    Our ILEC services business is primarily with retail customers and, to a lesser extent, business customers. Our ILEC services segment provides:

    - local network services,

    - enhanced services,

    - network access services,

    - long distance and data services, and

    - directory services.

    LOCAL NETWORK SERVICES. We provide telephone wireline access services in our service areas primarily to residential customers. We are the incumbent provider of basic telephone services in our service areas. Our present service areas are generally less densely populated than what we believe to be the primary service areas of the five largest ILECs.

    ENHANCED SERVICES. We offer our ILEC customers the following enhanced service features: call forwarding, conference calling, caller identification, voicemail and call waiting. We recently introduced Citizens Select and Citizens Select Plus as branded bundles of telecommunications services directed at our retail customer base in a majority of our markets. These plans permit customers to bundle their residential line with custom local area signaling services, or CLASS, and custom calling features for a single flat rate. Citizens Select allows customers to choose up to seven features with their residential line while Citizens Select Plus allows customers to bundle with their residential line as many features as desired plus voicemail. In connection with the pending Frontier acquisition, we may rebrand some or all of these services.

    NETWORK ACCESS SERVICES. We provide network access services to long distance carriers and other customers in connection with the use of our facilities to originate and terminate interstate and intrastate long distance telephone calls. We provide originating and switched terminating services to long distance carriers through switched services network. Such services are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Access charges to long distance carriers and other customers are based on access rates filed with the FCC for interstate services and with the respective state regulatory agency for intrastate services.

    LONG DISTANCE AND DATA SERVICES. Long distance network service to and from points outside of a telephone company's operating and data territories is provided by interconnection with the facilities of interexchange carriers, or IXCs. We believe that many customers prefer the convenience of obtaining their long distance service through their local telephone company and receiving a single bill.

    We also offer data services including internet dial up service, digital subscriber lines, frame relay and asynchronous transfer mode, or ATM, switching. As part of our integration strategy, we offer a solution whereby other ILEC companies resell our integrated services. We offer this integrated solution to most of our customers.

    DIRECTORY SERVICES. Directory services involves the provision of residential and business directories. We provide this service through a third party contractor who pays us a percentage of its revenues realized from the directories.

ILEC ASSET ACQUISITIONS

    We continually evaluate the possibility of acquiring additional telecommunications assets. Over the past few years, the number and size of available telecommunications assets has increased substantially. Although our primary focus will continue to be the acquisition of telephone access lines, exchange and operators that are proximate to our existing systems or that serve a customer base large enough for us to operate efficiently, we may also acquire other telecommunications interests.

    The following table sets forth certain information with respect to our telephone access lines as of December 31, 2000 and the additional lines we intend to acquire upon the expected closing of each of the referenced acquisitions.

                                                VERIZON(2)     QWEST(2)     FRONTIER(2)
STATE                             CITIZENS(1)   ACQUISITION   ACQUISITION   ACQUISITION     TOTAL
-----                             -----------   -----------   -----------   -----------   ---------
New York........................     339,100          --             --        698,200    1,037,300
Minnesota.......................     142,400          --        187,100        129,600      459,100
Arizona.........................     163,000       8,600        171,500             --      343,100
California......................     145,600      55,100             --             --      200,700
West Virginia...................     153,200          --             --             --      153,200
Illinois........................     112,200          --             --         20,100      132,300
Iowa............................          --          --         53,200         60,400      113,600
Tennessee.......................     102,500          --             --             --      102,500
Nebraska........................      62,200          --         14,900             --       77,100
Wisconsin.......................      27,800          --             --         44,800       72,600
Idaho...........................      21,700          --         33,900             --       55,600
Colorado........................          --          --         51,400             --       51,400
Pennsylvania....................       1,500          --             --         42,900       44,400
Georgia.........................          --          --             --         29,000       29,000
Nevada..........................      28,300          --             --             --       28,300
Alabama.........................          --          --             --         27,700       27,700
Michigan........................          --          --             --         27,200       27,200
Utah............................      23,700          --             --             --       23,700
Montana.........................       9,000          --         11,900             --       20,900
North Dakota....................      17,000          --             --             --       17,000
Oregon..........................      15,100          --             --             --       15,100
Washington......................          --          --         10,000             --       10,000
New Mexico......................       6,900          --             --             --        6,900
Mississippi.....................          --          --             --          6,500        6,500
Wyoming.........................          --          --          5,900             --        5,900
Indiana.........................          --          --             --          5,700        5,700
Florida.........................          --          --             --          4,600        4,600
                                   ---------      ------        -------      ---------    ---------
Total...........................   1,371,200      63,700        539,800      1,096,700    3,071,400
                                   =========      ======        =======      =========    =========

------------------------

(1) Represents telephone access lines owned or acquired through December 31, 2000 from Verizon (Nebraska, Minnesota and Illinois/Wisconsin) and Qwest (North Dakota).

(2) Represents telephone access lines in acquisitions pending as of December 31, 2000.

    We intend to fully integrate our acquisitions with existing core telephone access line holdings by the end of the first half of 2002. We are acquiring telephone access lines on a state-by-state basis from each of Verizon and Qwest. As of December 31, 2000, we have acquired assets in several Verizon states, including Nebraska (62,200 access lines), Minnesota (142,400 access lines), Illinois/Wisconsin

(112,900 access lines), and one Qwest state, North Dakota (17,000 access lines). We expect the Frontier acquisition to close as a single transaction during the first half of 2001.

    Unlike the Verizon and Qwest acquisitions, which consist of exchanges only, the Frontier acquisition includes the operations, in addition to the assets, of Frontier Corp.'s ILEC businesses. Approximately one-half of the Frontier access lines are in the Rochester, New York metropolitan area and will give us substantially all of the wireline market share in Rochester. Rochester will be our sole metropolitan area telephone system at this time.

ILEC TECHNOLOGY

    In 1999 we entered into a three-year agreement to outsource central office engineering of our ILEC switching facilities. This agreement provides for provisioning of current technology for our switching facilities, deploying the latest switch software throughout our network, provisioning of switch capacity to support network growth, integrating acquired properties onto a common network platform and providing other project management and service support resources. These improvements to our network will allow us to continue to offer enhanced services and other high-speed data services to our existing and future customer base.

    In addition, as we upgrade and extend our physical plant and operations over the next several years, the installation of digital switches and related software will continue to be an important component of our business strategy, as these features enhance our ability to offer additional services. We are in the process of installing advanced digital switching platforms in parts of our switching network. We expect to achieve cost reductions through the elimination of duplicative services and procedures and the consolidation of administrative functions. We believe that additional cost reductions may be obtainable from advanced switching platforms and outside plant delivery systems. We intend to pursue additional gains in productivity by investing in these technologies where feasible and by reengineering customer service processes.

CLEC SERVICES

    ELI provides a broad range of wireline communications products and services to businesses in the western United States. ELI accounted for $240.8 million, or 13.4%, of our revenues in fiscal year 2000.

    ELI's facilities-based network consists of optical fiber plus voice and data switches. ELI has a national internet and data network with switches and routers in key cities, linked by leased transport facilities. As of December 31, 2000, ELI had 5,924 local and long-haul route miles of fiber-optic cable in service. During 2000, ELI completed construction of its long-haul fiber-optic Synchronous Optical Network, or SONET, network. ELI provides a full range of its services in the following seven cities and their surrounding areas: Boise, Idaho; Portland, Oregon; Salt Lake City, Utah; Seattle, Washington; Spokane, Washington; Phoenix, Arizona and Sacramento, California. This network spans more than 3,200 miles, crosses seven states and is one of the largest OC-192 SONET systems in the western United States. The network will include Dense Wave Division Multiplexing, or DWDM, equipment and will support voice and data traffic at speeds up to OC-192. DWDM is a technique for transmitting 16 or more different light-wave frequencies at speeds up to OC-192 on a single fiber to increase transmission capacity.

DESCRIPTION OF CLEC SERVICES BUSINESS

    ELI offers switched service, including local dial tone, from eight Nortel DMS 500 switches in the seven metropolitan areas that ELI serves. This permits ELI to offer both voice and data services in these areas. ELI also has transmission equipment collocated with switches of the relevant ILEC operators at 55 locations.

    ELI has broadband points of presence in the following cities: Atlanta, Georgia; Austin, Texas; Chicago, Illinois; Cleveland, Ohio; Dallas, Texas; Denver, Colorado; Houston, Texas; Las Vegas, Nevada; Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; San Diego,

California; San Francisco, California and Washington, D.C. This permits ELI to offer high-capacity data services in these areas.

    ELI has developed an internet backbone network that provides internet connectivity in each of its markets, including presence at all major network access points, and offers peering arrangements with other internet backbone service providers. A peering arrangement is an agreement where internet backbone service providers agree to allow each other direct access to internet data contained on their networks. ELI's broadband network consists of frame relay switches, ATM switches and network-to-network interfaces. ELI provides national and international coverage to its customers through strategic relationships with other communications providers.

    ELI owns or leases broadband, long-haul fiber-optic network connections between major cities in the western United States and within strategic markets across the nation. ELI seeks to maximize utilization of its network facilities and minimize network access costs and other interconnection costs.

    In the development of its long-haul facilities, ELI has formed strategic relationships with utility companies that enable it to use existing rights-of-way and fiber-optic facilities, use the construction expertise and local permitting experience of such companies and minimize its near-term cash requirements. These relationships allow ELI to extend its network infrastructure more quickly and economically.

    In 1999, ELI entered into a fiber-swap agreement to exchange unused fiber on its network for unused fiber on another carrier's network. This fiber-swap agreement will provide ELI with a fiber route from Salt Lake City to Dallas, routed through Denver.

REGULATORY ENVIRONMENT

ILEC SERVICES REGULATION

    The 1996 Act dramatically changed the landscape of the telecommunications industry. The main thrust of the 1996 Act was to open local telecommunications marketplaces to competition while enhancing universal service. We expect the 1996 Act, subsequent state and federal regulatory rulings and technological changes to lead to an overall reduction in the level of regulation for the telecommunications industry. Although the majority of our operations continues to be regulated extensively by various state regulatory agencies, often called public service commissions, and the FCC, we may experience reductions in the level of regulation for some of our ILEC operations in the future. However, upon the anticipated closing of the Frontier acquisition and of the remaining Qwest acquisitions, certain of our systems may be subject to a higher degree of scrutiny from the FCC and the applicable public service commissions. In any event, we are currently unable to determine the ultimate degree of reduction or increase in regulation in our operating territories.

    The 1996 Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any communications service. Under the 1996 Act, however, states retain authority to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. States are also responsible for mediating and arbitrating interconnection agreements between CLECs and ILECs if voluntary negotiations fail.

    In order to create an environment in which local competition is a practical possibility, the 1996 Act imposes a number of access and interconnection requirements on all local communications providers. All local carriers must interconnect with other carriers, permit resale of their services, provide local telephone number portability and dialing parity, provide access to poles, ducts, conduits, and rights-of-way, and complete calls originated by competing carriers under reciprocal compensation or mutual termination arrangements.

    Many of our properties continue to be regulated under a regime that sets prices for a specific property based on its level of earnings. As a result of recent legislation enabling regulators to reduce the level of regulation in certain states and at the federal level, we have elected incentive regulation plans under which prices are capped in return for the elimination or relaxation of earnings oversight. Some states also allow us flexibility in price changes for optional services and relaxed reporting requirements. The goal of these incentive regulation plans is to provide incentives to improve efficiencies and increase pricing flexibility for competitive services while ensuring that customers receive reasonable rates for basic services that continue to be deemed part of a monopoly while allowing us to continue to recover our costs in rates.

    Approximately 85% of our ILEC services segment revenue is subject to regulation including incentive regulation. The FCC regulates approximately 34% of this revenue, while various state regulatory agencies regulate approximately 51% of this revenue. We expect state lawmakers to continue to review the statutes governing the level and type of regulation for telecommunications services. Over the next few years, legislative and regulatory actions are expected to provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. While we still believe that such actions will nonetheless allow us to recover our costs in revenues, we expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce new services more expeditiously than in the past.

    For interstate services regulated by the FCC, we have elected a form of incentive regulation known as price caps. Under price caps, interstate access rates are capped and adjusted annually by the difference between the level of inflation and a productivity factor. Most recently the productivity factor was set at 6.5%. Given the relatively low inflation rate in recent years, interstate access rates have been adjusted downward annually. In May 2000, the FCC adopted a revised methodology for regulating the interstate access rates of price cap companies through May 2005. The new program, known as the Coalition for Affordable Local and Long Distance Services, or CALLs plan, establishes a price floor for interstate-switched access services and phases out many of the subsidies in interstate access rates. Though the end-user charges and an expanded universal service program will continue to benefit rural service providers such as our ILEC services segment, we believe we will be able to offset some of the reduction in interstate access rates. Annual adjustments based on the difference between inflation and the 6.5% productivity factor will continue for several years until the price floor for interstate switched access services is reached.

    We believe that the CALLs plan has potential benefits for us in the long term. Although some of the required rate reductions are front loaded, the price floor provides a degree of certainty that rate reductions will be curtailed in the future. We were successful in negotiating a price floor that recognized the unique cost characteristics of rural telecommunications providers as opposed to being forced into a one size fits all program designed for larger companies. Under the CALLs plan, for many of our properties, the price floor is higher than the rate level that would have been required over time under the previous rate programs. In addition, shifting revenue from interstate access services to end user customers and universal service programs provides us more control over future revenue as access customers seek alternatives to switched access services.

    In 1998, the FCC determined that the federal universal service fund, or USF, for non-rural companies would be based on a forward-looking cost methodology, but chartered a Rural Task Force, or RTF, to develop a recommendation for the funding methodology for rural companies. Since many of our current properties are classified as rural, our federal USF will be driven by the rural methodology that is still under development. In October 2000, the RTF recommended the use of embedded cost instead of forward-looking costs to determine the USF for rural companies. In addition, the RTF suggested the FCC should adjust the caps on the USF to recognize inflation and allow rural companies the opportunity to recover some of the costs associated with incremental investment.

    The FCC has historically required an acquiring company to cap its federal USF for acquired exchanges at the level of the selling company. Since the seller often includes the acquired exchanges in a much larger USF study area, the amount of USF is often negligible. In addition, the purchasing company is not able to include its new investment in the USF calculation. The RTF concluded that this cap might deter investment in acquired properties. In addition, the FCC has historically capped certain corporate expenses. The RTF recommended this expense cap be indexed to reflect inflation. In December 2000, the Federal/State Universal Service Joint Board recommended that the FCC adopt the

RTF recommendations. Although the final FCC decision is still uncertain, if the FCC agrees with the Joint Board, the combination of the embedded cost methodology and some relief on the caps should provide rural providers like us with a more stable source of USF money over the next few years.

    Another goal of the 1996 Act was to remove implicit subsidies from the rates charged by local telecommunications companies. The CALLs plan addressed this requirement for interstate services. State legislatures and regulatory agencies are beginning to reduce the implicit subsidies in intrastate rates. The most common subsidies are in access rates that historically have been priced above their costs to allow basic local rates to be priced below cost. Legislation has been considered in several states to require regulators to eliminate these subsidies and implement state universal service programs where necessary to maintain reasonable basic local rates. However, not all the reductions in access charges are fully offset. In Tennessee for example, as a result of such legislation, we will be reducing intrastate access rates by $1 million per year for three years beginning in 2001. We anticipate additional state legislative and regulatory pressure to lower intrastate access rates in the near future. However, regulators are cognizant of the potential impact on basic local rates and are moving cautiously. Many states are embracing the need for state universal service funds to ensure protection for customers while ensuring that local telecommunications companies continue to have the incentive to recover in rates their investment in their networks and new services.

    State legislatures and regulators are also examining the provision of telecommunications services to previously unserved areas. Since many unserved areas are located in rural markets, we may be required to expand our service territory into some of these areas. Given the start-up costs involved with territory expansion, we expect legislatures and regulators to continue to move cautiously and provide some means of recovery for the costs associated with serving these new areas.

CLEC SERVICES REGULATION

    The 1996 Act dramatically changed the national public policy framework for telecommunications. A central focus of this sweeping policy reform was to open local communications markets to competition. One result of the 1996 Act has been the development of CLECs which compete for business with the existing carriers. As a CLEC, ELI is subject to federal, state and local regulation. However, the level of regulation is typically less than an ILEC. The FCC exercises jurisdiction over all interstate communications services. State commissions retain jurisdiction over all intrastate communications services. Local governments may require ELI to obtain licenses or franchises regulating the use of public rights-of-way necessary to install and operate its networks.

    The FCC exercises regulatory jurisdiction over all facilities of, and services offered by, communications common carriers to the extent those facilities are used to provide, originate or terminate interstate communications. The FCC has established different levels of regulation for "dominant" carriers and "nondominant" carriers. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than those of nondominant carriers. As a nondominant carrier, ELI may install and operate facilities for domestic interstate communications without prior FCC authorization. ELI is no longer required to maintain tariffs for domestic interstate long distance services. As a provider of international long distance services, ELI obtained FCC operating authority and maintains an international tariff. However, the FCC is also eliminating the requirement for international tariffs. ELI is also required to submit certain periodic reports to the FCC and pay regulatory fees.

    RBOCs had been barred from participating in the market for inter-LATA services, which is primarily long-distance traffic, in their service territories since the break up of the Bell System in 1984. The 1996 Act provides a mechanism for an RBOC and/or any successors to enter in-region inter-LATA markets. Full entry by the companies into inter-LATA markets will increase the level of competition faced by our long distance services. Before an RBOC or its successors can enter an inter-LATA market it must first meet specific criteria set out by section 271 of the 1996 Act. These criteria are commonly referred to as the "14 point checklist". The checklist is meant to ensure that these companies have opened up their local markets to competition before they compete in the long-distance markets in their regions. Verizon and SBC Communications have both successfully filed inter-LATA applications with the FCC for some of their states.

LOCAL GOVERNMENT AUTHORIZATIONS

    ELI has various interconnection agreements in the states in which it operates. These agreements govern reciprocal compensation relating to the transport and termination of traffic between the ILEC's and ELI's networks. On February 25, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking that categorized calls terminated to internet service providers, or ISPs, as "largely" interstate in nature, which could have the effect of precluding these calls from reciprocal compensation charges. However, the ruling stated that the existing interconnection agreements and the state decisions that have defined them bind ILECs. The FCC gave the states authority to interpret existing interconnection agreements. Since this FCC order, five states in which we operate, Oregon, Washington, California, Utah and Arizona, have ruled that calls terminated to ISPs should be included in the calculation to determine reciprocal compensation. However, the FCC is expected to readdress this issue in 2001.

    Most state public service commissions require competitive communications providers, such as ELI, to obtain operating authority prior to initiating intrastate services. Most states also require the filing of tariffs or price lists and customer-specific contracts. ELI is not currently subject to rate-of-return or price regulation. However, ELI is subject to state-specific quality of service, universal service, periodic reporting and other regulatory requirements, although the extent of these requirements is generally less than those applicable to ILECs.

COMPETITION

ILEC SERVICES COMPETITION

    The 1996 Act and subsequent FCC interconnection decisions have established the relationships between ILECs and CLECs and the mechanisms for competitive market entry. Though carriers like us, who serve predominantly rural markets, did receive a qualified exemption from some of the technical requirements imposed upon all ILECs for interconnection arrangements, we did not receive an exemption from interconnection or local exchange competition in general. The exemption, known as the rural telephone company exemption, continues until a bona fide request for interconnection is received from a CLEC and a state public services commission with jurisdiction determines that discontinuance of the exemption is warranted. The state commission must determine that discontinuing the exemption will not adversely impact the availability of universal service in the state nor impose an undue economic hardship on us and that the requested interconnection is technically feasible.

    Though much of the initial competition in local telecommunications has been in more densely populated urban areas, we have begun to experience competition in some of our suburban and rural markets. These competitors mainly serve internet service providers and a few large business customers, but competition for residential customers is present in isolated areas.

    Under the 1996 Act and subsequent FCC and state rules, CLECs can compete using one or more of three mechanisms:

    - Construction of its own local exchange facilities, in which case the ILEC's sole obligation is interconnection for purposes of traffic interchange.

    - Purchase unbundled network elements, or UNEs, at cost from the ILEC and assemble them into local exchange services and/or supplement the facilities it already owns.

    - Resale of the ILEC's retail services purchased at wholesale rates from the ILEC.

    Some competitors have taken advantage of an ILEC's requirement to pay the CLEC reciprocal compensation for traffic delivered to the CLEC. The increase of traffic over the Internet has provided CLECs with an immediate mechanism to build traffic and reciprocal compensation revenues. In 2000, our ILECs paid
$1.9 million in reciprocal compensation. While our ILECs are reciprocal compensation payors, ELI is a reciprocal compensation receiver. We expect the spread of Digital Subscriber Line and other high speed network services that give customers a dedicated link to the internet, as well as the rural nature of our markets and expected actions by the FCC and the United States Congress to limit the future growth of reciprocal compensation.

    Beginning in late 1999, the FCC expanded the availability of UNEs by requiring ILECs to offer subloop unbundling, expanded extended loops, or EELs, and line sharing. Pursuant to this FCC decision, CLECs can purchase a portion of the ILECs' loop facilities at cost-based rates as opposed to the entire loop. EELs allow CLECs to purchase links to customer premises located outside the exchange where the CLEC is physically located at cost-based rates. Line sharing allows ILECs to purchase just the high frequency portion of the loop that permits the CLEC to offer high-speed data services more profitably, but leave the lower margin voice services for the same customer with the ILEC. In addition to expanding the availability of UNEs, in August 2000, the FCC expanded collocation requirements to include cageless collocation in ILEC facilities. These FCC decisions increase the CLECs' opportunities to reach customers economically thereby increasing their ability to compete.

    Under the 1996 Act, the RBOCs and their successors were precluded from competing in most long-distance markets until they satisfied the state regulatory authority and the FCC that their markets had been sufficiently opened to local exchange competition. Beginning in 1999, state regulators and the FCC began to allow the RBOCs and their successors to enter the long-distance market in some states. By the end of February 2001, RBOC long-distance entry was only allowed in New York, Texas, Oklahoma and Kansas. However, we expect additional states to follow suit in the near future. Because we currently offer long-distance service in New York and other states, it is possible that the entry of the RBOCs and their successors into this market could adversely impact our operations.

    Though much of the initial competition in local telecommunications has been in more densely populated urban areas, we have begun to experience competition in some of our suburban and rural markets.

    As of December 31, 2000, we had entered into 88 interconnection agreements. These agreements allow CLECs to connect with some of our ILEC networks and compete in our ILEC markets. In addition, in some markets, our ILEC services provide reciprocal compensation payments and local number portability. These competitors are mainly serving large business customers and internet service providers. Competition for residential customers is present in isolated areas.

CLEC SERVICES COMPETITION

    ELI faces significant competition from ILECs in each of its facilities-based markets. Principal ILEC competitors include Qwest, SBC and Verizon.

    Facility and non-facility based CLEC competitors in ELI's markets include, among others: AT&T Local Services, Time Warner Telecom, MCI WorldCom and XO Communications. In each of the markets in which ELI operates, at least one other CLEC, and in some cases several other CLECs, offer many of the same local communications services that ELI provides, generally at similar prices.

    Potential and actual new market entrants in the local communications services business include RBOCs and their successors entering new geographic markets, IXCs, cable television companies, electric utilities, international carriers, satellite carriers, teleports, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the current trend of business combinations and alliances in the communications industry, including mergers between RBOCs and their successors, may increase competition for ELI. With the passage of the 1996 Act and the entry of RBOCs and their successors into the long distance market, IXCs may be motivated to construct their own local facilities or otherwise acquire the right to use local facilities and/or resell the local services of ELI's competitors.

    Competition for network services is based on price, quality, network reliability, customer service, service features and responsiveness to the customer's needs. As a point of differentiation from the ILECs, ELI's fiber-optic networks provide both diverse access routing and redundant electronics, design features not widely deployed within the ILEC's networks.

    ELI's competitors for high-speed data services include major IXCs, other CLECs and various providers of niche services, such as internet access providers, router management services and systems integrators. The interconnectivity of ELI's markets may create additional competitive advantages over other data service providers that must obtain local access from the ILEC or another CLEC in each market or that cannot obtain intercity transport rates on terms as favorable as those available to ELI.

    The market for internet access and related services in the United States is extremely competitive, with barriers to entry related to capital costs, bandwidth capacity and internal provisioning and operations processes. We expect that competition will intensify as existing services and network providers and new entrants compete for customers. In addition, new enhanced internet services such as managed router service and web hosting are constantly under development in the market and we expect additional innovation in this market by a range of competitors. ELI's current and future competitors include communications companies, including the RBOCs and their successors, IXCs, CLECs and cable television companies and other internet access providers.

    Many of these competitors have greater market presence and greater financial, technical, marketing and human resources, more extensive infrastructure and stronger customer and strategic relationships than are available to us.

                           PUBLIC UTILITIES SERVICES

    We have historically provided public utilities services including natural gas transmission and distribution, electric transmission and distribution, water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States. In May 1998, we announced a plan of divestiture for our public utilities services properties. In 1999, we initially accounted for the planned divestiture of our public utilities services segments as discontinued operations. Because we have not yet entered into agreements to sell our entire gas and electric segments, we reclassified all our gas and electric assets and their related liabilities in the second half of 2000 as "net assets held for sale." As a result, our discontinued operations only reflect the assets and related liabilities of the water and wastewater businesses.

NATURAL GAS

    Our natural gas segment provides natural gas transmission and distribution services in Louisiana, Arizona and Colorado, as well as synthetic natural gas and propane service in Hawaii to 473,500 primarily residential customers. Our natural gas segment accounted for $374.8 million, or 20.8%, of our revenues in fiscal year 2000.

    Natural gas services and/or rates charged are subject to the jurisdiction of federal and state regulatory agencies, except for the non-regulated propane rates charged to customers in Hawaii. We purchase the gas supply we need, except for our production of synthetic natural gas in Hawaii. We believe our natural gas supply is adequate to meet current demands and to provide for additional sales to new customers. The natural gas industry is subject to seasonal demand, except in Hawaii, with the peak demand occurring during the heating season of November 1 through March 31. Our natural gas segment experiences third-party competition from fuel oil, propane and other gas suppliers for most of our large consumption customers, of which there are few, and from electric suppliers for all of our customer base. The competitive position of gas at any given time depends primarily on the relative prices of gas and these other energy sources.

ELECTRIC

    Our electric segment provides electric transmission and distribution services in Arizona, Hawaii and Vermont to 123,500 primarily residential customers. Our electric segment accounted for $223.1 million, or 12.4%, of our revenues in fiscal year 2000.

    Electric services and/or rates charged are subject to the jurisdiction of federal and state regulatory agencies. We purchase approximately 81% of the electric energy needed to provide services to our customers. We believe our supply is adequate to meet current demands and to provide for additional sales to new customers. The majority of our generating facilities are on Kauai, Hawaii. We also have generating facilities in Arizona and Vermont, which are used mainly for back-up power supply. Generally, our electric segment does not experience material seasonal fluctuations.

    The electric utility industry in the United States is undergoing fundamental changes. For many years electric utilities have been vertically integrated entities with the responsibility for the generation, transmission and distribution of electric power in a franchise territory. In return for monopoly status, electric utilities have been subject to comprehensive regulation at the state and federal level. The industry is now shifting toward electric customers being able to choose their energy provider much like telephone customers are able to choose their long distance provider. Generally, this involves splitting apart the generation and transmission of power from the remainder of the business, and having generators compete with one another in the sale of power directly to retail customers. The interconnected regional transmission grids will be operated independently, continuing as a federally regulated monopoly. Local transmission and distribution facilities would continue as state-regulated monopolies. This change in the industry is in various stages of development around the United States. The pace and degree of regulation vary from state to state.

    During the past year power supply costs have increased substantially, forcing distribution companies to incur higher costs to operate their electric businesses. As a result, companies have employed several varied tactics to try to control or offset these costs. These tactics include renegotiating prices with power suppliers and attempting to pass increased power costs on to customers through automatic adjustment mechanisms or rate proceedings. Regulators have resisted these efforts in an attempt to avoid a sudden, steep increase in electric rates, known as "rate shock." Pending final resolution of these issues, we will, where appropriate, seek authority to defer these costs in hopes of being allowed to recover them in the future. In addition, distribution companies have disputed past charges from their power suppliers. In Arizona, we are currently disputing with our power supplier the amount of what we believe are excessive power costs charged by our power supplier which, through December 31, 2000, total approximately $57.0 million.

    Our Vermont Electric Division is a member of the Vermont Joint Owners, a consortium of 14 Vermont utilities that has entered into a purchase power agreement with a Canadian power generation facility. The agreement provides for up to 450 MW of power and associated energy to be delivered to Vermont, in varying amounts, between 1990 and 2020. If any member of the consortium defaults on its share of power under the agreement, the remaining members of the consortium are required by "step-up" provisions of the agreement to assume responsibility for a defaulting member's share on a pro-rata basis. Currently the agreement's pricing exceeds market levels, and the Vermont Public Service Board has been unwilling to allow all members of the consortium full recovery through rates of power costs associated with the contract. The Vermont Board's decision has put at least one of the members of the consortium in a precarious financial condition. If the Vermont Board persists in its refusal and thereby forces one or more members of the consortium to default on their obligations under the contract, such default could shift significant additional cost burdens to our Vermont electric division.

    On February 15, 2000, we announced that we had agreed to sell our electric services segment. Our Arizona and Vermont electric divisions were under contract to be sold, but the parties terminated the agreement on March 7, 2001 due to the failure of the proposed purchaser to raise the required financing and obtain the required regulatory approval necessary to meet its obligations under the contract for sale. We intend to pursue the disposition of the Vermont and Arizona electric divisions with alternative buyers.

    In August 2000, the Hawaii Public Utility Commission, or HPUC, denied the application requesting approval of the purchase of our Kauai electric division by the Kauai Island Electric Co-op for $270.0 million in cash including the assumption of certain liabilities. We are considering a variety of options, including the filing of a request for reconsideration of the decision or the filing of a new application. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

    In Kauai, historically, we received approximately 13% of our power from a third-party provider. As of January 2001, this third-party provider will no longer provide power due to the closure of their sugar operations. In order to avoid power outages, we have completed negotiations with a new-third party provider for a new purchase power agreement. This agreement is subject to approval by the HPUC. Current forecasts report that Kauai will require additional electrical generating capacity in 2002. As a result, we have entered into a 25-year purchase power agreement with Kauai Power Partners, an independent power producer, to provide firm power by July 2002. This agreement was recently approved by the HPUC.

WATER AND WASTEWATER

    Through subsidiaries, we provide water distribution, wholesale water transmission, wastewater treatment, public works consulting and marketing and billing services to approximately 322,200 primarily residential customers in, Arizona, Illinois, California, Pennsylvania, Ohio, and Indiana.

    On October 18, 1999, we announced the agreement to sell our water and wastewater segment to American Water Works, Inc. for $745.0 million in cash and $90.0 million of assumed debt. This transaction is expected to close in the second half of 2001 following the receipt of regulatory approvals. However, our agreement for the sale of this business may be terminated if regulatory approval is not received before September 30, 2001.

                                   PROPERTIES

    Our principal offices are located in leased premises in Stamford, Connecticut.

    The operations support office for our ILEC segment is located in Plano, Texas. This facility, which we own, accommodates approximately 1,100 employees and has the acreage necessary for phased expansion up to 750,000 square feet. In addition, our ILEC segment leases and owns office space in various markets throughout the United States.

    The operations support office for our CLEC segment is located in Vancouver, Washington. This building, which we own, is fully occupied. In addition, our CLEC segment leases local office space in various markets throughout the United States, and also maintains a warehouse facility in Portland, Oregon. Our CLEC segment also leases network hub and network equipment installation sites in various locations throughout the areas in which it provides services.

    Our ILEC and CLEC services segments own telephone properties which include: connecting lines between customers' premises and the central offices; central office switching equipment; fiber-optic and microwave radio facilities, buildings and land; and customer premise equipment. The connecting lines, including aerial and underground cable, conduit, poles, wires and microwave equipment, are located on public streets and highways or on privately owned land. We have permission to use these lands pursuant to local governmental consent or lease, permit, franchise, easement or other agreement.

    Our public utilities services segments are administered locally in the principal states in which they operate. Pending the sale of our public utilities services segments, we own:

    - gas production, transmission and distribution facilities; electric generation, transmission and distribution facilities;

    - water production, treatment, storage, transmission and distribution facilities; and

    - wastewater treatment, transmission, collection and discharge facilities.

                    CITIZENS COMMUNICATIONS CAPITAL TRUST I

    Citizens created the Trust as a statutory business trust under Delaware law. The Trust's business is defined in a trust agreement executed by Citizens, as depositor, and Chase Manhattan Bank USA, National Association, as the Delaware trustee. That trust agreement will be amended when the trust preferred securities are issued. The amended trust agreement will be in substantially the form filed with the Securities and Exchange Commission, or SEC, as an exhibit to the registration statement, of which the prospectus is a part. The amended trust agreement is called the "Trust Agreement" in this prospectus.

    The Trust exists for the purposes of (1) issuing the trust preferred securities to the public, (2) issuing common securities of the Trust to Citizens and (3) using the proceeds from the issuance of the trust preferred securities and the common securities of the Trust to purchase junior subordinated notes of Citizens. The Trust may engage in only those other activities as are necessary, appropriate, convenient or incidental to those purposes. The preferred securities and the common securities of the Trust together are sometimes called the "Trust Securities" in this prospectus.

    The securities trustees--the administrative trustees, the property trustee and the Delaware trustee--will conduct the Trust's business and affairs. Citizens, as the holder of the common securities of the Trust, will appoint the securities trustees. Two of Citizens' officers initially will serve as administrative trustees. The Chase Manhattan Bank will serve as property trustee. Chase Manhattan Bank USA, National Association will serve as Delaware trustee. Citizens, as the holder of all the common securities of the Trust, will have the right to appoint, remove or replace any of the securities trustees, subject to the right of the holders of a majority of the trust preferred securities to appoint a substitute property trustee and Delaware trustee if an event of default with respect to the junior subordinated notes occurs.

    No separate financial statements of the Trust are included in this prospectus. Citizens believes that those statements would not be material to holders of the trust preferred securities because the Trust has no independent operations and the sole purpose of the Trust is investing the proceeds of the sale of its Trust Securities in the junior subordinated notes. Citizens does not expect that the Trust will be filing annual, quarterly or special reports with the SEC.

    The Trust's office address in the State of Delaware is c/o Chase Manhattan Bank USA, National Association, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust will be c/o Citizens, 3 High Ridge Park, Stamford, Connecticut 06905. The Trust's telephone number is
(203) 614-5600.

                              ACCOUNTING TREATMENT

    The Trust will be treated as a subsidiary of Citizens for financial reporting purposes. Accordingly, Citizens' consolidated financial statements will include the accounts of the Trust. The trust preferred securities, along with other trust preferred securities that Citizens guarantees on an equivalent basis, will be presented as a separate line item in Citizens' consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Citizens or Subsidiaries" or under a similar description. Citizens will record distributions that the Trust pays on the trust preferred securities as an expense in its consolidated statement of income.

                              SELLING STOCKHOLDER

    This prospectus also relates to approximately 9,139,900 shares, or the Resale Shares, of common stock of Citizens that may from time to time be sold by the entity set forth below. An affiliate of Citibank, N.A. purchased shares of common stock in the public markets in connection with an equity repurchase transaction between Citibank, N.A. and us. The shares of common stock were subsequently transferred to Salomon Smith Barney Inc., the selling stockholder and an affiliate of Citibank, N.A.

    The following table states the number of shares of our outstanding common stock that the selling stockholder owns and the number of shares of common stock that may be sold from the account of the selling stockholder in connection with the settlement of the equity repurchase transaction.

                                                                                     NUMBER OF SHARES
    NAME AND ADDRESS            NUMBER OF SHARES OWNED   NUMBER OF SHARES THAT MAY    OWNED AFTER THE
    OF STOCKHOLDER              PRIOR TO THE OFFERING     BE SOLD IN THE OFFERING        OFFERING
    ----------------            ----------------------   -------------------------   -----------------
    Salomon Smith Barney Inc.         9,909,066                  9,139,900               769,166*
    390 Greenwich Street
    New York, NY 10013

------------------------------

* This assumes that all shares that may be sold in the offering by the selling stockholder are sold in the offering.

    We will pay all expenses in connection with the registration of the Resale Shares, including brokerage commissions allocable to the sales of the Resale Shares and fees and disbursements of counsel and other representatives of the selling stockholder. We have also agreed to indemnify the selling stockholder and its affiliates for certain matters.

    The selling stockholder and its affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The selling stockholder and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES

    The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the indenture governing the applicable class of our debt securities. We have filed two forms of indentures, one each for senior debt securities and for subordinated debt securities, with the SEC as exhibits to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indentures. The terms and provisions of the debt securities described below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

    We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt or our subordinated debt. Each series of debt securities we offer will be issued under an indenture between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities. Unless otherwise provided for in the applicable prospectus supplement, the indenture governing our subordinated debt securities will be substantially similar to the indenture governing our senior debt securities other than as to subordination terms.

GENERAL TERMS OF THE INDENTURES

    The indentures do not limit the amount of debt securities that we may issue. Each indenture provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but these types of provisions may be included in the documents that set forth the specific terms of the debt securities. We may issue the debt securities issued under either indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

    The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

    - the title;

    - any limit on the aggregate principal amount;

    - whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

    - whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented by a global security;

    - the price or prices at which the debt securities will be issued;

    - the date or dates on which principal is payable;

    - the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

    - interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

    - the right, if any, to extend the interest payment periods and the duration of the extensions;

    - our rights or obligations to redeem or purchase the debt securities;

    - any sinking fund provisions;

    - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to conversion or exchange prices or rates;

    - the currency or currencies of payment of principal or interest;

    - the terms applicable to any debt securities issued at a discount from their stated principal amount;

    - the terms, if any, under which any debt securities will rank junior to any of our other debt;

    - if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

    - if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

    - if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us; and

    - any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

SENIOR DEBT SECURITIES

    Senior debt securities will be issued under the senior indenture. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SUBORDINATED DEBT SECURITIES

    GENERALLY

    Subordinated debt securities will be issued under the subordinated indenture. Payment of the principal of, premium, if any, and interest on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in the prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

    JUNIOR SUBORDINATED NOTES

    In connection with the issuance of any trust preferred securities by the Trust, Citizens will issue to the Trust a series of junior subordinated notes. Citizens will also provide a guarantee of obligations of the Trust as described under "Description of the Guarantee". The junior subordinated notes are expected to rank subordinate and junior in right of payment to all of Citizens' indebtedness, which may include other subordinated notes, unless that indebtedness is expressly subordinated to or ranks on a parity with the junior subordinated notes. Specific terms of any junior subordinated notes issued in connection with the issuance of any trust preferred securities will be set forth in a prospectus supplement describing these issuances.

CONVERSION OR EXCHANGE RIGHTS

    Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

    - the conversion or exchange price;

    - the conversion or exchange period;

    - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

    - events requiring adjustment to the conversion or exchange price;

    - provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

    - any anti-dilution provisions, if applicable.

EVENTS OF DEFAULT

    Unless otherwise provided for in the applicable prospectus supplement, the term "Event of Default," when used in either indenture, unless otherwise indicated, means any of the following:

    - failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the debt securities, the extension will not be a failure to pay interest;

    - failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

    - failure to make sinking fund payments when due;

    - failure to perform other covenants for 90 days after notice that performance was required;

    - events in bankruptcy, insolvency or reorganization of our company; or

    - any other Event of Default provided in the applicable resolution of our Board or supplemental indenture under which we issue a series of debt securities.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

    If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

    Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of the series of subordinated securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated securities may declare the entire principal amount of all of the series of subordinated securities due and payable immediately.

    If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated securities, as the case may be, may declare the entire principal amount of all debt securities of the affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

    If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

    The indentures impose limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the relevant indenture unless:

    - the holder has previously given to the trustee written notice of default and continuance of such default;

    - the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

    - the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

    - the trustee has not instituted the action within 60 days of the request;
      and

    - the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

    We will be required to file annually with each trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the relevant indenture.

REGISTERED GLOBAL SECURITIES

    We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or nominee. In that case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by the registered global security or securities.

    Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

    - by the depositary for such registered global security to its nominee;

    - by a nominee of the depositary to the depositary or another nominee of the depositary; or

    - by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

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    The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

    We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

    - ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

    - upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

    - any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

    - ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

    The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

    So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the relevant indenture. Except as stated below, owners of beneficial interests in a registered global security:

    - will not be entitled to have the debt securities represented by a registered global security registered in their names;

    - will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

    - will not be considered the owners or holders of the debt securities under the relevant indenture.

    Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture.

    We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the relevant indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

    We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of our company, the trustee or any other agent of our company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

    If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

    We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    We can discharge or defease our obligations under either indenture or both indentures as stated below or as provided in the applicable prospectus supplement.

    Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the relevant trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

    Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, referred to as "defeasance." We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the relevant indenture, and we may omit to comply with those covenants without creating an event of default under the relevant indenture, referred

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
to as "covenant defeasance." We may effect defeasance and covenant defeasance only if, among other things:

    - we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

    - we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (i) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (ii) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based thereon, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance had occurred; and

    - in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

    Although we may discharge or decrease our obligations under an indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

MODIFICATION OF THE INDENTURES

    Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

    - secure any debt securities;

    - evidence the assumption by a successor corporation of our obligations;

    - add covenants for the protection of the holders of debt securities;

    - cure any ambiguity or correct any inconsistency in the relevant indenture;

    - establish the forms or terms of debt securities of any series; and

    - evidence and provide for the acceptance of appointment by a successor trustee.

    The indentures also provide that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the relevant indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

    - extend the final maturity of any debt security;

    - reduce the principal amount or premium, if any;

    - reduce the rate or extend the time of payment of interest;

    - reduce any amount payable on redemption;

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
    - change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

    - reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

    - impair the right to institute suit for the enforcement of any payment on any debt security when due; or

    - reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the relevant indenture.

CONCERNING THE TRUSTEE

    The indentures provide that there may be more than one trustee under each indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities under an indenture, each trustee will be a trustee under the relevant indenture separate and apart from the trust administered by any other trustee under the same indenture or any other indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the relevant indenture. Any trustee under the relevant indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the relevant trustee for such series at an office designated by such trustee in New York, New York.

    If any trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security otherwise. Any trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

    The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant trustee concerning the applicable series of debt securities, provided that the direction:

    - would not conflict with any rule of law or with the relevant indenture;

    - would not be unduly prejudicial to the rights of another holder of the debt securities; and

    - would not involve any trustee in personal liability.

    The indentures provide that in case an Event of Default shall occur, not be cured and be known to any trustee, the relevant trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. No trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities, unless the holders shall have offered to the trustee security and indemnity satisfactory to that trustee.

NO INDIVIDUAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS OR DIRECTORS

    The indentures provide that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the relevant indenture.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

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
                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.25 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2001, there were 266,485,914 shares of common stock outstanding, and no shares of preferred stock outstanding.

COMMON STOCK

VOTING RIGHTS

    The holders of common stock are entitled to one vote per share and are entitled to vote upon all matters that come before the stockholders, including the election of directors.

    Only those holders of our common stock that, as of any relevant date, would be entitled to elect a director at the next annual meeting of stockholders, may remove a director. Our directors may be removed, with or without cause. Vacancies in a directorship may be filled by:

    - the majority of directors then in office, except in vacancies resulting from the removal of directors by stockholders; or

    - the vote of the holders of the common stock, as of the date such vacancy is filled, entitled to elect such director at the next annual meeting of stockholders.

DIVIDENDS

    Holders of common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock. We may not make any dividend or distribution to any holder of common stock unless simultaneously with the dividend or distribution we make the same dividend or distribution with respect to each outstanding share of common stock.

LIQUIDATION

    In the event of our liquidation, after payment of our debts and other liabilities and after making provision for the holders of preferred stock, if any, our remaining assets will be distributable ratably among the holders of common stock.

OTHER PROVISIONS

    The holders of our common stock are not entitled to preemptive rights. All outstanding shares of common stock are, and all shares of common stock offered hereby when issued will be upon payment therefor, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority, without any further action by our stockholders to issue from time to time shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if our board of directors authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock.

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
GENERAL

CERTIFICATE OF INCORPORATION AND BY-LAWS

    Stockholders' rights and related matters are governed by the Delaware General Corporation Law and our certificate of incorporation and by-laws. The terms of our restated certificate of incorporation and our by-laws are more detailed than the general information provided in connection with the description of our capital stock or otherwise in this prospectus. Therefore, you should carefully consider the actual provisions of these documents.

LIMITATION OF DIRECTORS' LIABILITY

    Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    The effect of these provisions will be to eliminate our rights and our stockholders' rights, through stockholders' derivatives suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her duty of care.

TRANSFER AGENT

    The Transfer Agent and Registrar for our common stock is the Illinois Stock Transfer Company.

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
                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of selected provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following:

    - the title of the debt warrants;

    - the offering price for the debt warrants, if any;

    - the aggregate number of the debt warrants;

    - the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

    - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

    - if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable;

    - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

    - the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

    - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

    - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

    - information with respect to book-entry procedures, if any;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - the antidilution provisions of the debt warrants, if any;

    - the redemption or call provisions, if any, applicable to the debt warrants; and

    - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

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
STOCK WARRANTS

    The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of the warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the common stock or preferred stock purchasable upon exercise of the warrants;

    - if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each offered security;

    - if applicable, the date from and after which the warrants and any offered securities issued with them will be separately transferable;

    - the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - the antidilution provisions of the warrants, if any;

    - the redemption or call provisions, if any, applicable to the warrants; and

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

    The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.

GENERAL

    We may elect to offer fractional interests in shares of preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of preferred stock, as described in the relevant prospectus supplement, of a share of preferred stock.

    The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

    Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

    Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form.

    Definitive depositary receipts will be prepared without unreasonable delay and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

    If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a pro rata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.

    Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

WITHDRAWAL OF STOCK

    Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

REDEMPTION; LIQUIDATION

    The terms on which the depositary shares relating to the preferred stock of any series may be redeemed and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

CONVERSION

    The depositary shares, as such, are not convertible or exchangeable into our common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares.

VOTING

    Upon receiving notice of any meeting at which preferred stockholders of any series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of preferred stock, it will abstain from voting those preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

    - we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

    - all preferred stock of the relevant series has been withdrawn;

    - there has been a final distribution in respect of the relevant series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;

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
    - all outstanding depository shares have been converted into or exchanged for other securities; or

    - upon determination by Citizens to terminate the deposit agreement.

CHARGES OF DEPOSITARY

    We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

    Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our preferred stockholders.

    Neither any depositary nor Citizens will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

TITLE

    We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

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                   DESCRIPTION OF TRUST PREFERRED SECURITIES

    The following description of the trust preferred securities is only a summary and is not intended to be comprehensive.

GENERAL

    The Trust Agreement authorizes the administrative trustees to issue the trust preferred securities and the trust common securities on behalf of the Trust. For additional information you should refer to the Trust Agreement. The form of the Trust Agreement is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

    The prospectus supplement describing the trust preferred securities will disclose the specific terms related to the offering, including the price or prices at which the trust preferred securities to be offered will be issued. Those terms will include some or all of the following:

    - the number of trust preferred securities;

    - the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

    - the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

    - the amount that will be paid out of the assets of the Trust to the holders of the trust preferred securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

    - any obligation that the Trust has to purchase or redeem the trust preferred securities and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

    - any voting rights of the trust preferred securities that are in addition to those legally required, including any right that the holders of the trust preferred securities have to approve certain actions under or amendments to the trust agreement;

    - any right that the Trust has to defer distributions on the trust preferred securities in the event that Citizens extends the interest payment period on the junior subordinated notes;

    - any other rights, preferences, privileges, limitations or restrictions upon the trust preferred securities; and

    - Citizens will guarantee the trust preferred securities to the extent described below under the caption "Description of the Guarantee."

The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the trust preferred securities.

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
                            DESCRIPTION OF GUARANTEE

    In connection with the issuance of trust preferred securities by the Trust and junior subordinated notes to the Trust by Citizens, Citizens will execute the guarantee for the benefit of the holders of the preferred securities of the Trust. The Chase Manhattan Bank will act as guarantee trustee. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.

    The following description of the guarantee is only a summary and is not intended to be comprehensive. The form of guarantee is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

GENERAL

    Citizens will irrevocably and unconditionally agree under the guarantee to pay in full the guarantee payments that are defined below, to the extent specified in the guarantee, to the holders of the trust preferred securities, to the extent that the guarantee payments are not paid by or on behalf of the Trust. Citizens is required to pay the guarantee payments to the extent specified in the guarantee regardless of any defense, right of set-off or counterclaim that Citizens may have or may assert against any person.

    The following payments and distributions on the trust preferred securities of the Trust are guarantee payments:

    - any acquired and unpaid distributions required to be paid on the trust preferred securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

    - the redemption price for any trust preferred securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

    - upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of junior subordinated notes to the holders of trust preferred securities or the redemption of all the trust preferred securities, the lesser of:

       - the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

       - the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities of the Trust in liquidation of the Trust.

    Citizens may satisfy its obligation to make a guarantee payment by making that payment directly to the holders of the trust preferred securities or by causing the Trust to make the payment to those holders.

    The guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

    If Citizens does not make the required payments on the junior subordinated notes held by the Trust, the Trust will not make the payments on the trust preferred securities.

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SUBORDINATION

    Citizens' obligations under the guarantee will be unsecured obligations of Citizens. Those obligations will rank:

    - subordinate and junior in right of payment to all of Citizens' other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

    - equal in priority with Citizens' preferred stock and similar guarantees, and

    - senior to Citizens' common stock.

    The guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Citizens, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

    The terms of the trust preferred securities are expected to provide that each holder of the trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee.

AMENDMENTS

    Citizens may amend the guarantee without the consent of any holder of the trust preferred securities if the amendment does not materially and adversely affect the rights of those holders. Citizens may otherwise amend the guarantee with the approval of 66 2/3% of the outstanding trust preferred securities.

TERMINATION

    The guarantee will terminate and be of no further effect when:

    - the redemption price of the trust preferred securities is fully paid;

    - Citizens distributes the junior subordinated notes to the holders of the trust preferred securities; or

    - the amounts payable upon liquidation of the Trust are fully paid.

    The guarantee will remain in effect or will be reinstated if at any time any holder the trust preferred securities must restore payment of any sums paid to that holder with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

    An event of default will occur under the guarantee if Citizens fails to perform any of its payment obligations under the guarantee. The holders of a majority of the trust preferred securities may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities. The guarantee trustee is obligated to enforce the guarantee for the benefit of the holders of the trust preferred securities if an event of default occurs under the guarantee.

    The holders of a majority of the trust preferred securities of the guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under the guarantee. Any holder of the trust preferred securities may institute a legal proceeding directly against Citizens to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

THE GUARANTEE TRUSTEE

    The Chase Manhattan Bank is the guarantee trustee. It is also the property trustee, the subordinated indenture trustee, and the senior indenture trustee. Citizens and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Citizens and certain of its affiliates are outstanding.

    The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. If an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee is under no obligation to exercise any of its powers under the guarantee at the request of any holder of the trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

AGREEMENT AS TO EXPENSES AND LIABILITIES

    Citizens will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that Citizens will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay the holders of the trust preferred securities or other similar interests in the Trust the amounts due to the holders under the terms of the trust preferred securities or those similar interests.

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
                              PLAN OF DISTRIBUTION

    We may sell securities directly to purchasers, through agents, to dealers, to underwriters or in any combination of these ways. Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933. Any underwriter or agent will be identified, and any compensation received from us will be described in the prospectus supplement relating to those securities.

    We may directly solicit offers to purchase securities or designate agents to do so. Any agent will be named, and any commissions payable by us to such agent, or the method by which commissions can be determined, will be described, in the applicable prospectus supplement. If we use underwriters or dealers in a sale, the securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may resell the securities from time to time in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase all the securities of the series offered will be subject to customary conditions and the underwriters will be obligated to purchase all the securities of the series offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We may authorize underwriters, dealers and agents to solicit offers by institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

    - that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

    - that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

    We may have agreements with agents, dealers and underwriters to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Agents, dealers or underwriters may engage in transactions with or perform services for us in the ordinary course of business.

    This prospectus also relates to the offer and sale from time to time by the selling stockholder identified in the section entitled "Selling Stockholder" and its respective pledgees, donees and other successors in interest of up to approximately 9,139,900 shares of Citizens common stock in the aggregate. We refer to such shares as the Resale Shares. The Resale Shares may be sold from time to time by the selling stockholder. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on any national securities exchange or automated interdealer quotation system on which shares of Citizens common stock are then listed, including the New York Stock Exchange, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the Resale Shares may be sold through brokers acting on behalf of the selling stockholder or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the selling stockholder and may receive commissions from the purchasers of such Resale Shares for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved. The selling stockholder may offer to sell and may sell shares of our common stock in options transactions or deliver such shares to cover short sales "against the box." If necessary, a supplemental or amended prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the selling stockholder and/or purchasers of the Resale Shares may arrange for other brokers or dealers to participate. In addition, any of the Resale Shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

    If the Resale Shares are sold in an underwritten offering, the Resale Shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell Resale Shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of the Resale Shares for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved.

    Citizens has agreed to pay all expenses in connection with the registration of the Resale Shares, including brokerage commissions allocable to the sale of the Resale Shares and fees and disbursements of counsel and other representatives of the selling stockholder.

    The number of Resale Shares that may be actually sold by the selling stockholder will be determined by the selling stockholder, and may depend upon a number of factors, including, among other things, the market price of our common stock. Because the selling stockholder may offer all, some or none of the Resale Shares, and because the offering contemplated by this prospectus is currently not being underwritten, no estimate can be given as to the number of Resale Shares that will be held by the selling stockholder upon or prior to termination of this offering. Accordingly, there can be no assurance that the selling stockholder will sell any or all of the Resale Shares.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on their public reference rooms and their copy charges, as well as the SEC's Public Reference Section's charges for mailing copies of the documents we have filed. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

    Our common stock is listed on the New York Stock Exchange and any reports, proxy and information statements and other information we file with the SEC may also be inspected and copied at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    Some of the information that you may want to consider in deciding whether to invest in any of our securities is not included in this prospectus, but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 001-11001) and are incorporating them by reference into this prospectus:

    - Annual Report on Form 10-K of Citizens Communications Company for the year ended December 31, 2000 and filed with the SEC on March 9, 2001;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 7, 2001, including the audited financial statements of the selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 2000 and 1999 for each of the years in the three year period ended December 31, 2000 and pro forma financial information;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 27, 2001 including our press release announcing the approval by the New York Public Service Commission of the purchase of Global Crossing Ltd.'s local exchange carrier business (the Frontier ILEC businesses);

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 25, 2001, including our press release announcing the approval by the Louisiana Public Service Commission on April 23, 2001 of the sale to Atmos Energy Corporation of the LGS Natural Gas Company Subsidiary and the Louisiana Gas Service Company division;

    - Current Report on Form 8-K of Citizens Communication Company filed with the SEC on April 4, 2001, including our press release announcing the offering of $3.0 billion worth of debt and equity securities under a shelf registration statement;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 29, 2001, including the audited financial statements of selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and the unaudited financial statements for the nine months ended September 30, 2000 and 1999 and pro forma financial information;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 8, 2001, including our press release announcing fourth quarter results and including our financial and operating data tables;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on February 13, 2001, including financial statements of the GTE combined entities as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and financial statements of Contel of Minnesota, Inc. for the eight months ended August 31, 2000 and 1999, and pro forma financial information; and

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on November 14, 2000, including the audited financial statements of the GTE combined entities and Contel of Minnesota, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and for the six months ended June 30, 2000 and 1999 and pro forma financial information.

    We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.

    We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to

                        Citizens Communications Company
                 3 High Ridge Park, Stamford, Connecticut 06905
                         Attn.: Office of the Secretary
                            Telephone 203-614-5600.

                                 LEGAL MATTERS

    The legality of securities issued by Citizens offered hereby will be passed upon by Winston & Strawn, 200 Park Avenue, New York, New York, counsel for Citizens and for any underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York.

    Richards, Layton & Finger, P.A., special Delaware counsel to the Trust, will issue an opinion concerning certain matters of Delaware law relating to the validity of the trust preferred securities on behalf of the Trust. In giving their respective opinions, Winston & Strawn and Simpson Thacher & Bartlett may rely as to certain matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus from our Annual Report on Form 10-K, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of the GTE combined entities as of December 31, 1999 and 1998 and for each of the years in the three-year period ended
December 31, 1999, incorporated by reference in this prospectus from our Current Report on Form 8-K filed November 14, 2000, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Contel of Minnesota, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports dated January 27, 2000 and January 28, 1999 have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The special purpose financial statements of the selected, assets, liabilities and parent's equity of Qwest Communications International Inc.'s, formerly US WEST, Inc., selected Qwest exchanges, formerly selected US WEST exchanges, as of December 31, 2000 and 1999 and the related statements of revenue and expenses and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from our Current Report on Form 8-K filed on May 7, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated by reference in reliance upon the report of said firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of the Frontier ILEC businesses as of December 31, 1999 and 2000, for the year ended December 31, 2000, the nine-month period ended September 30, 1999 and the three-month period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, incorporated in this registration statement by reference to Citizens Communications Company's Current Report on Form 8-K of dated March 29, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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